                                                               EXHIBIT (a)(1)(i)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              USA DETERGENTS, INC.
                                       AT
                              $7.00 NET PER SHARE
                                       BY

                             US ACQUISITION CORP.,
                          A WHOLLY-OWNED SUBSIDIARY OF

                           CHURCH & DWIGHT CO., INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON FRIDAY, MAY 18, 2001, UNLESS THE OFFER IS EXTENDED.

     THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 30, 2001 AND AMENDED AS OF APRIL 10, 2001 (THE "MERGER AGREEMENT"), AMONG CHURCH & DWIGHT CO., INC. ("PARENT"), US ACQUISITION CORP. ("PURCHASER") AND USA DETERGENTS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT OR PURCHASER); APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER (EACH AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY; AND RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES (AS DEFINED HEREIN) AND, IF APPLICABLE, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER MATTERS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENTS AT LEAST FIFTY-ONE PERCENT (51%) OF THE OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (INCLUDING ALL SHARES ISSUABLE UPON EXERCISE OF ALL IN-THE-MONEY COMPANY STOCK OPTIONS AND WARRANTS THAT VEST PRIOR TO THE EFFECTIVE TIME, BUT EXCLUDING ANY SHARES HELD BY THE COMPANY OR ANY OF ITS SUBSIDIARIES) (THE "MINIMUM TENDER CONDITION"); (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), OR SIMILAR STATUTES OR REGULATIONS; AND
(iii) THE RECEIPT OF ANY OTHER REQUIRED REGULATORY APPROVALS.

                                   IMPORTANT

     Any stockholder wishing to tender all or any portion of their shares of common stock, par value $0.01 per share (the "Shares"), in the Offer must either: (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered; (ii) follow the procedure for book-entry transfer set forth in the section captioned "The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares;" or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such person if they desire to tender such Shares.

     Any stockholder who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the date on which the Offer expires or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in the section captioned "The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares." Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank and trust companies or other nominee.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                            ------------------------

             The date of this Offer to Purchase is April 12, 2001.
                            ------------------------

     A SUMMARY TERM SHEET DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 4. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES IN THE OFFER.

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
SUMMARY TERM SHEET..................................................      1
INTRODUCTION........................................................      5
SPECIAL FACTORS.....................................................      6
 1.     Background of the Offer.....................................      6
 2.     Purpose of and Reasons for the Offer........................     11
 3.     Certain Effects of the Offer................................     12
 4.     Plans for the Company.......................................     13
        Position of Parent and Purchaser Regarding the Fairness of
 5.     the Offer and the Merger....................................     13
 6.     Opinion of the Company's Financial Advisor..................     14
 7.     Intent to Tender............................................     23

THE TENDER OFFER....................................................     24
 1.     Terms of the Offer..........................................     24
 2.     Acceptance for Payment and Payment for Shares...............     25
 3.     Procedures for Accepting the Offer and Tendering Shares.....     26
 4.     Withdrawal Rights...........................................     28
 5.     Material U.S. Federal Income Tax Considerations.............     29
 6.     Price Range of Shares; Dividends............................     30
 7.     Certain Information Concerning the Company..................     31
 8.     Selected Financial Information..............................     31
 9.     Certain Information Concerning Parent and Purchaser.........     32
10.     Source and Amount of Funds..................................     33
11.     The Merger Agreement........................................     35
12.     Dividends and Distributions.................................     41
13.     Certain Conditions of the Offer.............................     42
14.     Certain Legal Matters; Regulatory Approvals.................     43
15.     Appraisal Rights............................................     45
16.     Fees and Expenses...........................................     48
17.     Miscellaneous...............................................     49

SCHEDULE I:  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND
  PURCHASER
 1.     Directors and Executive Officers of Parent
 2.     Directors and Executive Officers of Purchaser

SCHEDULE II:  SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPENDIX A: FAIRNESS OPINION OF PRICEWATERHOUSECOOPERS SECURITIES

APPENDIX B: AGREEMENT AND PLAN OF MERGER AND AMENDMENT NO. 1

                               SUMMARY TERM SHEET

     US Acquisition Corp., which is referred to in this Offer to Purchase as "Purchaser," is offering to purchase all of the outstanding shares of common stock of USA Detergents, Inc., which is referred to in this Offer to Purchase as the "Company," for $7.00 net per share in cash. The following are some of the questions you may have, as a stockholder of USA Detergents, followed by answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

- WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is US Acquisition Corp. and when this Offer to Purchase mentions "Purchaser" it refers to us. We are a Delaware corporation formed for the purpose of making a tender offer for all of the outstanding shares of USA Detergents, Inc. We are a wholly-owned subsidiary of Church & Dwight Co., Inc., a Delaware corporation. See The Tender Offer -- Certain Information Concerning Parent and Purchaser.

- WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding shares of common stock of USA Detergents. See Introduction and The Tender Offer -- Terms of the Offer.

- HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $7.00 per share, net to you, in cash, less any required withholding of taxes and without the payment of interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will not be obligated to pay or reimburse you for such broker or nominee charges. See Introduction. In addition, if you do not complete and sign the Substitute Form W-9 included in the Letter of Transmittal, you may be subject to required backup federal income tax withholding. See Instruction 9 to the Letter of Transmittal.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     We will be provided with approximately $110 million by our parent company, Church & Dwight Co. Those funds will be used to purchase all shares validly tendered and not properly withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the Agreement and Plan of Merger. The offer is not conditioned upon any financing arrangements. See The Tender Offer -- Source and Amount of Funds. Church & Dwight Co. is the world's leading producer of sodium bicarbonate, popularly known as baking soda, a versatile chemical which performs a broad range of functions such as cleaning, deodorizing, leavening and buffering. As of and for its fiscal year-ended December 31, 2000, Church & Dwight Co. had total assets of $455,632,000 and net income of $33,559,000. See The Tender Offer -- Certain Information Concerning Parent and Purchaser.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Friday, May 18, 2001, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See The Tender Offer -- Terms of the Offer and -- Procedures for Accepting the Offer and Tendering Shares.

- CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Yes. Although the offer is initially scheduled to expire at 12:00 midnight, New York City time, on Friday, May 18, 2001, we may extend the offer from time to time until June 30, 2001 if specified conditions to the offer have not been satisfied or if we are required to do so by any rule or regulation of the Securities and Exchange Commission. Furthermore, in the event that all the conditions to the Offer have been satisfied or waived, but the number of shares of USA Detergents common stock that have been tendered in the offer is less than ninety percent (90%) of the outstanding shares of common stock, we may elect to extend the offer for up to two additional periods of five business days each. We may also elect to extend the offer for a subsequent offering period of up to twenty days under Rule 14d-11 of the Securities Exchange Act of 1934, in which case we will be required to accept for payment and promptly pay for shares of common stock that have been tendered in the offer prior to our election to extend. See The Tender Offer -- Terms of the Offer.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     We will make a public announcement if we extend the offer, and we will inform Mellon Investor Services LLC, the depositary for the offer, of that fact by not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See The Tender
Offer -- Terms of the Offer.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any tendered shares unless the number of tendered shares, when added to the shares then owned by Church & Dwight Co. and its affiliates, but excluding any shares held by USA Detergents or its affiliates, equals at least fifty-one percent (51%) of the shares of USA Detergents outstanding on a fully-diluted basis. The offer is also subject to a number of other conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar statutes or regulations and any approvals which may be required under New Jersey's Industrial Site Recovery Act and similar state statutes or regulations. See The Tender Offer -- Certain Conditions of the Offer.

- HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to Mellon Investor Services LLC, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through the depositary. If you cannot deliver something that is required by the depositary by the expiration of the offer, you may obtain a little extra time to do so by having a broker, a bank or other fiduciary, which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three (3) New York Stock Exchange trading days. However, the depositary must receive the missing items within that three (3) trading day period. See The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares.

- WHEN WILL I GET PAID IF I TENDER MY SHARES?

     If all of the conditions of the offer are satisfied or waived and your shares of USA Detergents are accepted for payment, we will pay you promptly after the expiration of the offer. See The Tender Offer -- Acceptance for Payment and Payment for Shares.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by June 10, 2001, you can withdraw them at any time after such time until we accept the shares for payment. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See The Tender Offer -- Withdrawal Rights.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver to the depositary a written notice of withdrawal, or a facsimile of one, with the required information while you still have the right to withdraw the shares. See The Tender Offer -- Terms of the Offer and -- Withdrawal Rights.

- WHAT DOES THE BOARD OF DIRECTORS OF USA DETERGENTS THINK OF THE OFFER?

     We are making the offer pursuant to an Agreement and Plan of Merger, dated March 30, 2001 and amended as of April 10, 2001, among USA Detergents, Church & Dwight Co. and us. The board of directors of USA Detergents has unanimously (1) determined that the Agreement and Plan of Merger, the offer and the merger are fair to and in the best interests of the stockholders of USA Detergents (other than Church & Dwight Co. or US Acquisition Corp.); (2) approved the Agreement and Plan of Merger, the offer, the merger and the transactions contemplated thereby; and (3) recommended that you accept the offer and, if applicable, approve and adopt the Agreement and Plan of Merger. See Special
Factors -- Background of the Offer.

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF NOT ALL OF THE PUBLICLY TRADED SHARES OF USA DETERGENTS ARE TENDERED IN THE OFFER?

     If we purchase in the offer at least that number of shares which, when added to the shares then owned by Church & Dwight Co. and its affiliates, but excluding any shares held by USA Detergents or its subsidiaries, equals at least fifty-one percent (51%) of the shares of USA Detergents outstanding on a fully-diluted basis, and all other applicable conditions are met, we will be merged with USA Detergents. If that merger takes place, Church & Dwight Co. and its affiliates will own all of the shares of USA Detergents and all remaining stockholders of USA Detergents will receive the same price paid in the offer:
$7.00 net per share in cash (or, if higher, any other price per share paid in the offer), without interest. See Introduction and Special Factors -- Purpose of and Reasons for the Offer and -- Plans for the Company.

- WILL I HAVE APPRAISAL RIGHTS?

     No appraisal rights are available in connection with the offer. After the offer, you may be entitled to demand appraisal of your shares pursuant to
Section 262 of the Delaware General Corporation Law, if a vote of the stockholders of USA Detergents is required. If you are entitled to demand, and you properly demand, appraisal of your shares pursuant to Section 262 of the Delaware General Corporation Law, you will not receive cash in the merger, but rather you will be entitled to payment of the fair value of the shares in accordance with Section 262; fair value under Section 262 may be less than, more than or equal to $7.00 net per share in cash. See The Tender Offer -- Appraisal Rights.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If we purchase at least ninety percent (90%) of the shares of USA Detergents outstanding in the offer, we will own a sufficient number of shares to merge with USA Detergents without a vote of the stockholders of USA Detergents as provided in the Agreement and Plan of Merger and as permitted under state law. If the merger takes place, stockholders who did not tender in the offer will receive the same amount of cash per share in the merger that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. However, until the merger is completed or if the merger does not take place for some reason, the number of stockholders and shares of USA Detergents may be so small that there will no longer be an active public trading market (or, possibly, any trading market) for the shares. Also, USA Detergents may cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies in the way that it currently must comply with such rules. See Special Factors -- Purpose of and Reasons for the Offer, -- Certain Effects of the Offer and -- Plans for the Company.

- WHAT HAPPENS IF I TENDER MY SHARES AND YOU DO NOT ACCEPT THE TENDERED SHARES?

     If any shares of USA Detergents that you tender are not accepted for any reason, certificates representing such shares will be returned to you or to the person you specify in your tendering documents. See The Tender
Offer -- Acceptance for Payment and Payment for Shares.

- WHAT WAS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On February 16, 2001, the last trading day before Church & Dwight Co. announced that it was engaged in discussions with USA Detergents, the last sale price of the shares reported on The Nasdaq National Market System was $4.25 per share. On March 30, 2001, the last trading day before Church & Dwight Co. and USA Detergents announced that they had signed the Agreement and Plan of Merger, the last sale price of the shares was $5.8125 per share. On April 11, 2001, the last trading day before we commenced the offer, the last sale price of the shares was $6.87 per share. We advise you to obtain a recent quotation for shares of USA Detergents before deciding whether to tender your shares. See The Tender Offer -- Price Range of Shares; Dividends.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call D.F. King & Co., Inc. at (800) 628-8528 (toll free). D.F. King & Co. is acting as the information agent for our tender offer. See the cover page of this Offer to Purchase.

To All Holders of Shares
of Common Stock of USA Detergents, Inc.:

                                  INTRODUCTION

     US Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Church & Dwight Co., Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of USA Detergents, Inc., a Delaware corporation (the "Company"), at $7.00 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (as amended or supplemented from time to time, the "Offer to Purchase") and Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 30, 2001 and amended as of April 10, 2001 (the "Merger Agreement"), among the Company, Parent and Purchaser pursuant to which, after completion of the Offer and satisfaction or waiver of certain conditions, Purchaser will be merged (the "Merger") with and into the Company and the Company will be the surviving corporation (the "Surviving Corporation"). On the effective date of the Merger (the "Effective Time"), (i) each outstanding Share (other than Shares owned by Parent or Purchaser or any subsidiary or affiliate of Parent or Purchaser, Shares owned by any of the Company's subsidiaries or held in the treasury of the Company or Shares held by stockholders who properly exercise appraisal rights) will by virtue of the Merger, and without any action by the holder thereof, be cancelled and converted into the right to receive $7.00 net per Share in cash (or any higher price per Share paid pursuant to the Offer), without interest (the "Merger Consideration") and (ii) each share of common stock of Purchaser then issued and outstanding will be converted into and become one share of common stock of the Surviving Corporation. The Merger Agreement is more fully described in section captioned The Tender Offer -- The Merger Agreement. Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are discussed in the section captioned The Tender Offer -- Material U.S. Federal Income Tax Considerations.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER MATTERS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENTS AT LEAST FIFTY-ONE PERCENT (51%) OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (INCLUDING ALL SHARES ISSUABLE UPON EXERCISE OF ALL IN-THE-MONEY COMPANY STOCK OPTIONS AND WARRANTS THAT VEST PRIOR TO THE EFFECTIVE TIME, BUT EXCLUDING ANY SHARES HELD BY THE COMPANY OR ANY OF ITS SUBSIDIARIES) (THE "MINIMUM TENDER CONDITION"); (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), OR SIMILAR STATUTES OR REGULATIONS; AND (iii) THE RECEIPT OF ANY OTHER REQUIRED REGULATORY APPROVALS. THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS.

     THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 18, 2001, UNLESS THE OFFER IS EXTENDED. SEE THE TENDER OFFER -- TERMS OF THE OFFER, -- CERTAIN CONDITIONS OF THE OFFER AND -- CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     If Purchaser owns at least ninety percent (90%) or more of the outstanding Shares following the completion of the Offer, then Purchaser intends to effect the Merger as a "short-form" merger (a "Short-Form Merger") under the applicable provisions of the Delaware General Corporation Law (the "DGCL"), without a vote of the stockholders of the Company. If a vote of the stockholders of the Company is necessary to effect the Merger, Parent has agreed in the Merger Agreement to cause all Shares owned by Parent or Purchaser to be voted in favor of the approval and adoption of the Merger Agreement. Approval and adoption of the Merger Agreement by the stockholders of the Company requires the affirmative vote of a majority of the outstanding Shares.

     The Company has informed Purchaser that, as of March 30, 2001, there were 14,192,776 Shares issued and outstanding and 2,640,088 Shares subject to outstanding stock options and warrants. Of the 2,640,088 shares subject to outstanding stock options and warrants, 1,956,246 Shares are issuable pursuant to in-the-money Company stock options and warrants that vest prior to the Effective Time. As of the date of this Offer to Purchase, Parent beneficially owns 2,142,857 Shares, constituting approximately fifteen percent (15%) of the outstanding Shares.

     Based on the foregoing, the Minimum Tender Condition would be satisfied if at least 6,124,510 Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined below in the section captioned The Tender
Offer -- Terms of the Offer). The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Tender Condition will increase to the extent additional Shares are deemed to be outstanding on a fully-diluted basis under the Merger Agreement.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY
(1) DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT OR PURCHASER); (2) APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY; AND (3) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES AND, IF APPLICABLE, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     On March 30, 2001, PricewaterhouseCoopers Securities, the Company's financial advisor ("PwCS"), delivered to the Company Board a written opinion to the effect that, as of that date and based on and subject to the matters described in the opinion, the Merger Consideration to be received in the Offer and the Merger by the Company's stockholders (other than Parent and Purchaser) is fair to such stockholders from a financial point of view. A copy of PwCS's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached hereto as Appendix A. Stockholders are urged to carefully read the full text of such opinion in its entirety.

     Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of Mellon Investor Services LLC, as depositary (the "Depositary"), and D.F. King & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See The Tender Offer -- Fees and Expenses.

     The information contained in this Offer to Purchase concerning the Company, including, without limitation, information about the deliberations of the Company Board in connection with the Offer, the Merger and the opinion of PwCS was supplied by the Company. Neither Parent nor Purchaser takes any responsibility for the accuracy of such information.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. BACKGROUND OF THE OFFER.

     In the Spring of 1999, Uri Evan, the Company's chief executive officer, began discussing with the Company Board ways to improve the Company's operating efficiencies. Mr. Evan was particularly concerned that the Company was not maximizing its manufacturing facilities and that it had excess capacity within such facilities. He believed that this, among other matters, was negatively affecting the value of the Company's stock and that the Company Board should continue to review and, if appropriate, pursue strategic alternatives to improve the Company's stock performance. The Company Board discussed various options including leasing space within its manufacturing facilities, selling such facilities, selling the Company, merging with a strategic partner or forming a joint venture in order to maximize the value of its stock.

     Fuad Sawaya, then a Managing Director in the Investment Banking division of PaineWebber Incorporated, was asked by Mr. Evan to represent the Company in discussions involving a potential business combination or strategic investment with any of several other companies, including Parent. Mr. Evan believed that Parent would be a suitable partner due to, among other matters, its market presence and complementary product line.

     Discussions with Parent commenced late in the Spring of 1999 and continued through the early fall of that same year. Mr. Sawaya also approached several other companies regarding the possibility of a transaction with the Company during this time. The discussions with Parent involved a potential acquisition of the Company by Parent. The negotiations ended in October 1999 as Parent was unwilling to undertake certain risks involving the Company. None of the other parties contacted showed an interest in pursuing a transaction with the Company.

     In early 2000, Mr. Evan met with representatives of Parent to discuss the possibility of a joint venture between the parties to combine certain aspects of their respective laundry detergent businesses. In particular, the parties discussed forming a joint venture whereby each company would produce their liquid and light powder laundry detergents at the Company's manufacturing facilities while leveraging their existing distribution channels.

     On April 4, 2000, the Company Board met to discuss the status of Mr. Evan's negotiations with Parent and authorized him to continue negotiations. In addition, the Company Board adopted a resolution to retain Corporate Capital Consultants, Inc. to assist the Company by providing certain services in connection with any proposed transaction including rendering a fairness opinion. Further, the Company Board authorized a special committee consisting of non-employee directors including Christopher D. Illick and Richard A. Mandell (the "Special Committee") to consider and authorize any proposed transaction with Parent. The Special Committee was authorized to engage independent counsel to assist in its review of any proposed transaction. In consideration of the significant time and effort required with respect to their services as members of the Special Committee, the Company Board agreed to pay each member of the Special Committee $30,000 and granted each member fully-exercisable options to purchase up to 30,000 Shares at the exercise price of $3.16, representing the last sale price on The Nasdaq National Market System on that date.

     Throughout April and May 2000, and until the execution of the agreements on June 14, 2000, the parties and their respective counsel and financial advisors negotiated the terms of the joint venture. The parties also negotiated a stock purchase agreement whereby Parent would (i) purchase an aggregate of approximately $10 million of shares of the Company's common stock from the Company and one of its then directors, who was also a significant stockholder, at a price of $7.00 per share and (ii) agree to the terms of a limited standstill agreement. In addition, management from both companies met throughout this period to review and analyze, among other matters, their respective technologies, operating systems and other due diligence matters, as well as the integration and synergies of combining each company's laundry detergent business.

     At various times from its formation until June 14, 2000, the Special Committee met with counsel to the Special Committee, Willkie, Farr & Gallagher, to review and discuss the proposed transaction. Meetings were also held with Mr. Evan and other executive officers of the Company and Sheldon G. Nussbaum, Esq., of Fulbright & Jaworski L.L.P., counsel to the Company ("Fulbright"), to discuss certain matters related to the proposed joint venture and stock sale, including the history of the Company's efforts to pursue various strategic alternatives and the negotiations with Parent, the price to be paid for the Company's common stock, the profit sharing and cost structure of the proposed joint venture and various other terms of the proposed joint venture.

     The Special Committee continued to review and comment on the revised terms of the proposed transaction, including the terms of a buy-out formula and of a standstill agreement and related matters. A revised financial analysis was prepared regarding the fairness of the proposed transaction to the Company's stockholders from a financial point of view.

     At a meeting of the Special Committee held on June 14, 2000, Corporate Capital Consultants, Inc. delivered its opinion that the proposed transaction was fair to the Company's stockholders from a financial point of view. Upon reviewing the final terms, resolutions and fairness opinion, the Special Committee unanimously voted in favor of the joint venture and the related stock purchase and standstill agreements.

     On June 14, 2000, the Company Board ratified the Special Committee's approval of (i) a limited liability company operating agreement of the joint venture, named Armus, LLC ("Armus"), (ii) a Stock Purchase Agreement for the sale of 1,438,602 Shares at a price of $7.00 per Share, constituting an approximately ten percent (10%) interest in the Company (inclusive of Shares to be sold by Frederick R. Adler), to Parent and (iii) a Registration Rights Agreement. In addition, under the terms of the joint venture, Parent was given an option to purchase all of the Company's interests and assets used in the joint venture for an amount to be determined through an agreed-upon formula. The option could be exercised at the earlier of either January 1, 2006 or the Company's termination of the joint venture on or after January 1, 2007. The Company was also given an option exercisable at any time after January 1, 2011, to require Parent to purchase the Company's ownership interests and assets used in the joint venture based on the same formula. In addition, Parent entered into a Put and Call Agreement with Mr. Adler whereby, under certain circumstances, Parent could purchase, and Mr. Adler could cause Parent to purchase, additional Shares held by Mr. Adler.

     The operating agreement of Armus (the "Operating Agreement") provides for, among other matters, the contribution by the Company and Parent of (i) a license to the joint venture of certain of their respective technologies and intellectual property, (ii) their finished good inventories and (iii) cash contributions. In addition, the Operating Agreement created a governing board to manage operations. Three members were appointed by Parent and two by the Company. Under the Operating Agreement, Parent agreed to manufacture heavy powder laundry detergents and the Company agreed to manufacture liquid and light powder laundry detergents in addition to liquid fabric softener products. The parties also agreed to certain manufacturing, packaging and labeling specifications.

     The parties then began planning consolidation of their sales organizations and Armus became operational on January 1, 2001. In January 2001, Parent assumed responsibility for Armus' accounting and billing services and began to shift production of certain brands to the Company's manufacturing plants in New Jersey and Missouri. In addition, the parties began preparations to close Parent's manufacturing plant in Syracuse, New York and consolidate distribution through the Company's New Jersey and Missouri plants and Parent's plants in Wyoming and Ohio. Additionally during this time, Armus began launching new products to the market.

     In early 2001, Mr. Evan met with the Company's financial advisor, Mr. Sawaya, who had by then founded a financial advisory firm, Sawaya & Company, LLC ("Sawaya & Co."), to discuss additional options to maximize stockholder value in the Company. Due to, among other matters, the structure of the Armus joint venture, the integration of a number of functions of the Company's operations with those of Parent and the significant ownership in the Company by Parent, it was concluded that Parent would likely be the party able to offer the highest value for the Shares. An initial discussion occurred in early January 2001 between Mr. Evan and Robert A. Davies and Zvi Eiref, the Chief Executive Officer and Chief Financial Officer, respectively, of Parent, regarding the potential for an acquisition of the Company by Parent. The senior executives from Parent expressed an interest in purchasing the Company's interests and assets used in Armus, but indicated they would not be interested in acquiring the Company as a whole.

     On January 16, 2001, the Company Board, together with Messrs. Sawaya and Nussbaum, met and discussed various possibilities available to the Company to maximize stockholder value. The Company retained the services of Sawaya & Co. to provide the Company with financial advice with respect to the possibility of a sale of the Company or a majority of its assets to Parent and authorized Mr. Sawaya to continue discussions with Parent in this regard within certain parameters outlined by the Company Board.

     On January 17, 2001, Mr. Sawaya met with Messrs. Davies and Eiref and made a presentation involving the Company. In his presentation, Mr. Sawaya highlighted the difficulty the Company would have in entertaining an offer only for the Armus joint venture. Specifically, the Company would have to incur a significant tax liability, which would result in an unattractive value to the stockholders. Furthermore, the remaining businesses would not provide for a viable public company platform due to, among other factors, the significant residual overhead that would be allocated to such businesses resulting in a company with relatively low and historically decreasing sales and pretax losses exceeding $5 million before any overhead reductions. Mr. Sawaya's presentation also suggested that the Company Board would not entertain an offer below $7.00 due to (i) the Company's view of the intrinsic value of the Armus joint venture, and (ii) the fact that Parent had agreed to purchase up to fifteen percent (15%) of the outstanding Shares at a price of $7.00 per Share in the recent past. Messrs. Davies and Eiref reiterated their preference in buying the Company's interests and assets used in Armus, but indicated a willingness to investigate further a potential acquisition of the Company so long as a buyer could be found for the Company's business lines not related to the joint venture. Messrs. Davies and Eiref indicated that their preliminary views of value for the Company would be approximately $100 million, which would represent a price per share of approximately $5.00, after taking into account the Company's indebtedness and estimated transaction expenses.

     Following this meeting, Mr. Evan indicated a possible interest, depending on the terms to be negotiated and available financing, in purchasing the assets of the non-Armus businesses from Parent as part of a transaction involving an acquisition of all of the outstanding Shares. During the week following the meeting with Parent, Mr. Evan outlined potential terms of an acquisition of the non-Armus businesses.

     On January 25, 2001, Messrs. Evan and Sawaya met with Mr. Eiref to discuss the status of the potential transaction between the Company and Parent. In this meeting, Mr. Eiref continued to express (i) concern regarding the price per Share expected by the Company, in light of, among other matters, the operating results and level of indebtedness of the Company and (ii) the need to condition a potential transaction for all of the Shares on the subsequent divestiture of the non-Armus assets. Initial terms of a potential acquisition of the non-Armus assets were discussed during this meeting. Several subsequent meetings occurred between various of the Company's and Parent's executive officers and financial advisors with regard to a possible transaction between the two companies.

     Mr. Evan also met informally with various members of the Company Board regarding the negotiations with Parent, including his possible involvement in the purchase of the non-Armus businesses. In addition, the members of the Company Board, along with Mr. Evan, spoke on various occasions with the Company's counsel and financial advisor.

     On January 29, 2001, the Company Board (including Mr. Evan), with Theodore
B. Baum absent, met with Mr. Sawaya and Fulbright to discuss the Company's negotiations with Parent to date. The Company Board discussed various alternatives available to the Company, including the possible transaction with Parent, possible alternative transactions with Parent or others, and the continuation of the Company and the joint venture arrangement as then in existence. The Company Board also reviewed various aspects of the financial condition and prospects of the non-Armus assets, and expressed significant concern about Parent's ability to find a prospective purchaser for these assets and, if found, the ability of a purchaser to finance the purchase. After such discussion the Company Board authorized Mr. Evan to continue his negotiations with Parent on behalf of the Company, provided that Parent agree (i) to a structure and pricing which would maximize the net after tax consideration to be paid to the Company's stockholders, and that regardless the amount of such consideration should be no less than $7.00 per share net to the stockholders, and (ii) that the disposition of any Company assets not connected with the Company's laundry care business not be in any way a condition or other contingency with respect to the Merger Agreement. After the January 29, 2001 meeting of the Company Board, members of the Company Board periodically met and had telephone conversations with Mr. Evan and Fulbright to discuss the status of negotiations with Parent.

     Following this meeting, various meetings and discussions continued to occur between Mr. Evan and representatives of Parent, as well as between financial advisors of the Company and financial advisors to and senior officers of Parent.

     On February 7, 2001, upon the exercise of the put right granted to Mr. Adler, Parent purchased an additional 704,255 Shares from Mr. Adler at a price of $7.00 per Share, increasing Parent's ownership interest to approximately fifteen percent (15%). On February 20, 2001, Parent filed a Schedule 13D reporting its increased stock position in the Company and the fact that discussions were ongoing between the Company and Parent for the possible purchase of the Company.

     On February 14, 2001, Gibson, Dunn & Crutcher LLP, counsel to Parent, circulated a draft Merger Agreement to the Company and its counsel. In addition, Fulbright began assembling due diligence material regarding the Company for review by Parent. During the period between February 14, 2001 and March 29, 2001, the Company and Parent negotiated the terms of the Merger Agreement and the Company's related disclosure schedules. Additionally during this period, representatives of Parent conducted their due diligence review of the Company.

     On February 16, 2001, Messrs. Baum, Evan and Mandell, being a majority of the Company Board, together with Mr. Nussbaum of Fulbright, interviewed financial advisors to assist the Company Board in reviewing the proposed transaction. The Company Board retained PwCS to analyze and render an opinion as to the fairness from a financial point of view of the consideration to be paid to the Company's stockholders under the Merger Agreement.

     The Company Board met again on March 2, 2001 to review with Messrs. Evan and Sawaya and Fulbright the status of negotiations regarding the transaction with Parent, as well as to review the preliminary financial analysis of PwCS. Messrs. Evan and Sawaya presented the Company Board with a status update on discussions with Parent. Mr. Nussbaum outlined for the Company Board some of the issues that were still outstanding with respect to finalizing the Merger Agreement. Additionally, Mr. Nussbaum reported to the Company Board that Parent was continuing its due diligence review of the Company, and on various items about which Parent required additional information. Mr. Nussbaum also reviewed with the Company Board the mechanics of how the Merger would be finalized and the Offer process. After a full discussion of these matters, PwCS was invited to join the meeting and review its preliminary financial analysis of the proposed transaction.

     PwCS distributed to the Company Board copies of its preliminary financial analysis with respect to the various models it reviewed in determining the value of the Company. PwCS outlined the information concerning the Company it had reviewed in connection with its analysis, and the additional items which still needed to be reviewed and confirmed prior to the issuance of an opinion. The Company Board reviewed the documentation and asked various questions of PwCS regarding its assumptions and findings. After a discussion and question and answer period, the Company Board requested that PwCS include additional factors and information in connection with its analysis and opinion. PwCS then collected its preliminary financial analysis and left the meeting. The Company Board reviewed some final issues and agreed to be available to meet again the following week for an update on the status of the negotiations. Additional conversations continued to take place, on an informal basis, at various times between the members of the Company Board, the Company's management and Mr. Nussbaum of Fulbright.

     On March 29, 2001, the parties finalized the Merger Agreement and disclosure schedules. The Company Board met on March 29, 2001 with Fulbright, Mr. Sawaya, Richard D. Coslow, the Company's chief financial officer, and PwCS to review and discuss the final terms of the Merger Agreement and PwCS's opinion. Mr. Nussbaum informed the Company Board that Parent was in the process of finalizing the financing necessary for it to complete the transaction, which it expected to have by the following day. As a result, it was expected that the Merger Agreement would be executed by the parties the following day. However, because the terms of the Merger Agreement were not expected to change as a result of this delay, the Company Board determined to move forward with its detailed review of the Merger Agreement and the financial analysis. The Company Board agreed that it would reconvene the following afternoon, subject to Parent's confirmation that it was prepared to execute the Merger Agreement at this time, to receive PwCS's opinion and adopt the necessary resolutions to enter into the Merger Agreement.

     Fulbright then reviewed with the Company Board the final terms and provisions of the Merger Agreement in detail, referring to the draft Merger Agreement and additional documentation delivered to the Company Board members earlier that week. The review also included a specific explanation of those terms that had changed since the Company Board's review at the March 2, 2001 Board Meeting, as well as isolated provisions of the Merger Agreement which were proposed to be modified from the draft agreement previously provided to the Company Board. After Fulbright's review, the Company Board took the opportunity to ask Fulbright questions regarding, among other matters, certain specific terms of the Merger Agreement and their fiduciary obligations to the Company's stockholders in connection with the transactions contemplated by the Merger Agreement. After a general discussion, the Company Board invited PwCS to join the meeting and present its financial analysis.

     PwCS informed the Company Board that since the Merger Agreement could be entered into no earlier than the following day, it was prepared to present its findings to the Company Board to date, and subsequently update and deliver its opinion when the Company Board was prepared to enter into the definitive Merger Agreement. PwCS then distributed its written analysis to each Company Board member and explained the information that PwCS relied upon in preparing its analysis. PwCS next explained the methodologies and various analyses used and applied in rendering its opinion. During the presentation, various members of the Company Board asked questions regarding the analysis which were answered by PwCS. After reviewing the presentation, the Company Board had an additional opportunity to ask questions of PwCS. After a general discussion, the Company Board thanked PwCS for its efforts and PwCS collected the books and reiterated that it would be available by phone to deliver its oral opinion the following day.

     Mr. Nussbaum next reviewed the proposed resolutions to be adopted by the Company Board in connection with the Merger Agreement. In addition, the Company Board was provided with a written draft of such resolutions as well as other documents required to be finalized in connection with the transactions contemplated by the Merger Agreement. After a general discussion, the Company Board determined to continue the meeting until the following day.

     On the following day, March 30, 2001, after receiving confirmation that Parent was prepared to enter into the Merger Agreement, the Company Board, along with Fulbright and PwCS met again by telephone. After PwCS delivered its oral opinion as to the fairness of the transaction to the stockholders of the Company, from a financial point of view (other than to Parent, as to which no opinion was expressed), the Company Board adopted the appropriate resolutions to enter into the Merger Agreement and approved the Offer, the Merger and the transactions contemplated thereby as fair to and in the best interests of the Company's stockholders. The parties then exchanged signature pages to the Merger Agreement and PwCS delivered its written opinion later that day.

     On April 9, 2001, Parent requested that the Company amend the Merger Agreement to provide for an initial expiration date of 25 business days following announcement of the Offer, rather than the 30 business day period provided for in the original agreement. Upon approval of the Company Board, the Company, Parent and Purchaser executed the amendment on April 10, 2001.

2. PURPOSE OF AND REASONS FOR THE OFFER.

     Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement, but in no event later than 10:00 a.m. on the second business day, unless another time is agreed to by the Company, Parent and Purchaser.

     Reasons. Parent and Purchaser believe that significant operating efficiencies can be achieved through the Merger. Parent already owns 2,142,857 Shares, representing approximately 15% of the outstanding Shares, and currently operates Armus with the Company on a joint basis. The Merger will allow Parent to acquire full control of the Company's laundry assets and to integrate those assets with Parent's existing operations. Based on Parent's operating experience with Armus, Parent and Purchaser believe that the Merger will ultimately create significant efficiencies by, among other matters, eliminating duplicative overhead and improving economies of scale. Parent and Purchaser also believe that the Merger will improve the market presence of the complementary product lines of Parent and the Company and will provide Parent with the opportunity to build on the efficiencies realized in the Armus joint venture.

3. CERTAIN EFFECTS OF THE OFFER.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     Stock Quotation. Inclusion of the Shares on The Nasdaq National Market System is voluntary, so the Company may terminate that inclusion at any time. Parent has no intention to cause the Company to terminate the inclusion of the Shares on The Nasdaq National Market System prior to the Merger. However, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in The Nasdaq National Market System. According to its published guidelines, The Nasdaq National Market System would give consideration to delisting the Shares if, among other matters, the number of publicly held Shares falls below 750,000 or the number of holders of round lots of Shares falls below 400. Shares held by directors or officers of the Company or their immediate families, or by any beneficial owner of more than ten percent or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Shares are no longer eligible for listing on The Nasdaq National Market System, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such shares at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as described below and other factors. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in The Nasdaq National Market System, the market for the Shares could be adversely affected.

     If The Nasdaq National Market System were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through other sources. The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Such registration of the Shares may be terminated upon application of the Company to the Securities and Exchange Commission (the "SEC") if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for quotation on The Nasdaq National Market System.

     Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act and it would be the intention of Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Merger, if the Shares are then eligible for such termination.

     Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

4. PLANS FOR THE COMPANY.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, immediately following the Merger, the business operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the officers of Purchaser will be the initial officers of the Surviving Corporation. Upon completion of the Offer and the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

     Except as described in this Offer to Purchase, neither Parent nor Purchaser has any current plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (ii) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Company Board or to change any material term of the employment contract of any executive officer, (iv) any material change in the Company's capitalization, indebtedness or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an interdealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. Most members of the Company's current management are not expected to continue with the Surviving Corporation following the Merger. Also, it is currently contemplated that certain non-core assets of the Company (which accounted for approximately fifteen percent (15%) of the Company's revenues in 2000) will be sold to a new entity owned by certain members of the Company's current management and by Parent. Any such transaction will be negotiated at arms' length among the various parties. See -- Certain Effects of the Offer, -- Interests of Certain Persons in the Offer and the Merger and The Tender Offer -- The Merger Agreement.

5. POSITION OF PARENT AND PURCHASER REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER.

     Parent and Purchaser believe that the Merger Consideration to be received by the Company's stockholders (other than Parent and Purchaser) pursuant to the Offer and the Merger is fair to and in the best interests of the Company's unaffiliated stockholders. Each of Parent and Purchaser is making the statements included in this Section 5 solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The position of Parent and Purchaser as to the fairness of the Offer and the Merger is not a recommendation to any holder of Shares as to whether such holder should tender Shares into the Offer or as to how such holder should vote with regard to the Merger, if applicable.

     Parent and Purchaser believe that the Offer and the Merger are substantively and procedurally fair to the Company's unaffiliated stockholders. Neither Parent nor Purchaser participated in the deliberations of the Company Board or received advice from PwCS. Parent and Purchaser base their belief regarding the fairness of the Offer and the Merger on the following factors:

     - the fact that the Offer and the Merger and the other terms and conditions of the Merger Agreement were the result of arm's length, good faith negotiations between Parent and the Company, each of which acted independently and with the assistance of independent financial and legal advisors;

     - the recent and historical financial condition and results of operations of the Company and the Company's current business strategy and future prospects, together with the risks associated with achieving those objectives and realizing those prospects in current industry and market conditions, the Company's position in such markets and the historical and current market prices for the Shares;

     - the terms of the Merger Agreement, including a structure designed to result in the holders of Shares receiving cash consideration in the Offer and the Merger;

     - the fact that the price per Share to be paid in the Offer and the Merger represents a premium of approximately 65% over the $4.25 closing price per Share on The Nasdaq National Market System on February 16, 2001 (the last full day of trading before the public announcement that Parent was engaged in discussions with the Company); a premium of approximately 30% over the $5.38 closing price per Share on The Nasdaq National Market System one day prior to March 30, 2001; a premium of approximately 35% over the $5.19 closing price per Share on The Nasdaq National Market System one week prior to March 30, 2001; and a premium of approximately 57% over the $4.47 closing price per Share on The Nasdaq National Market System four weeks prior to March 30, 2001;

     - the Company's prior unsuccessful efforts to solicit bids for the Company and the fact that neither Parent nor Purchaser is aware of any current or recent offer, inquiry or proposal from any person regarding an acquisition of the Company or any significant portion of its assets or securities;

     - the fact that the Company Board received an opinion, dated March 30, 2001, from PwCS that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion, the $7.00 per Share cash consideration to be received by holders of Shares (other than Parent and Purchaser) in the Offer and the Merger pursuant to the Merger Agreement was fair to such holders of Shares, from a financial point of view; and

     - the fact that the Company Board, by unanimous action, determined that the Offer and the Merger are advisable, fair to and in the best interests of the Company and its stockholders.

     Neither Parent nor Purchaser found it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. Moreover, neither Parent nor Purchaser considered net book value, liquidation value or going concern value in evaluating the fairness of the Offer and the Merger to the Company's unaffiliated stockholders.

6. OPINION OF THE COMPANY'S FINANCIAL ADVISOR.

     The Company Board retained PwCS to act as its financial advisor and, as requested by the Company Board, to render an opinion as to the fairness of the Merger, from a financial point of view, to the Company's public stockholders. Prior to being engaged as the financial advisor to the Company Board, PwCS had no prior professional relationship with the Company.

     At the request of the Company Board, on March 30, 2001, PwCS rendered its written opinion to the Company Board to the effect that, as of that date and subject to the assumptions made, matters considered and limits of the review undertaken by PwCS described in its opinion, the Merger Consideration to be received by the Company's common stockholders (other than Parent and Purchaser) pursuant to the Offer and the Merger was fair from a financial point of view to such stockholders.

     The full text of PwCS' written opinion is attached as Appendix A to this Offer to Purchase and is hereby incorporated into this Offer to Purchaser by reference. The following description of PwCS' opinion is only a summary, and you should read the full opinion for a complete understanding of the opinion's assumptions, considerations and limitations.

     You should be aware that the PwCS opinion only advises the Company Board concerning the fairness from a financial point of view of the Merger Consideration. The opinion does not address the merits of the Company Board's decision to recommend acceptance of the Offer or approval of the Merger. The opinion is not a recommendation to you that you tender your Shares or that you take any other action regarding the Offer or the Merger.

     In preparing its opinion, PwCS, among other things:

          (a) reviewed the Merger Agreement;

          (b) reviewed certain financial and other information relating to the Company that was publicly available or furnished to PwCS by the Company that PwCS believed to be appropriate for the purposes of rendering its opinion, including, but not limited to: (i) the Company's Annual Reports on Forms 10-K for the three fiscal years ended December 30, 1997 through December 30, 1999 and the Company's Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2000; (ii) the Company's audited consolidated financial statements for the year ended December 30, 2000;
     (iii) financial projections for and as developed by the Company; and (iv) publicly available market information regarding the Company and the historical trading price and volume of its common stock;

          (c) met with members of the Company's management to discuss the business, operations, historical financial results and future prospects of the Company;

          (d) considered certain financial and securities data of the Company and compared that data with similar data for other publicly-held companies in businesses similar to those of the Company;

          (e) performed a discounted cash flow analysis, a comparable company analysis, a comparable transaction analysis and certain other analyses which PwCS deemed useful in connection therewith; and

          (f) considered and/or performed such other information, financial studies, analyses and investigations and financial, economic and market criteria as PwCS deemed relevant and appropriate for purposes of its opinion.

     PwCS did not independently verify any of the information it obtained for purposes of its opinion. Instead, PwCS assumed the accuracy and completeness of all such information. PwCS relied upon the Company management's assurances that information concerning the Company's prospects reflected the best currently available judgments and estimates of management as to the Company's likely future financial performance. As to all legal matters, PwCS relied on the advice of counsel to the Company Board and has assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement. PwCS did not make an independent inspection, evaluation or appraisal of the assets or liabilities of the Company, nor did anyone furnish PwCS with any such evaluation or appraisal. The PwCS opinion is based on market, economic and other conditions as they existed and could be evaluated at the time the opinion was given.

     No limitations were imposed by the Company or the Company Board on the scope of PwCS' investigation or the procedures PwCS followed in rendering its opinion.

     In addressing the fairness, from a financial point of view, of the Merger Consideration to be received by the Company's common stockholders (other than Parent or Purchaser), PwCS employed a variety of generally recognized valuation methodologies and performed those which it believed were most appropriate for developing its opinion. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, PwCS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis and factor.

Such analyses resulted in the calculation of ranges of implied per share values for the Company's common stock, including implied values that were greater than the Merger Consideration, but PwCS did not consider that any particular implied value, whether less than or greater than the Merger Consideration, was determinative of fairness.

     PwCS believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, PwCS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by PwCS do not purport to be an appraisal and are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by PwCS' analyses.

     In connection with its analyses, PwCS utilized estimates and forecasts of the Company's future operating results contained in or derived from projections developed and supplied by the Company's management. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than the forecasts. The analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the Company. Therefore, future results or actual values may be materially different from these forecasts or assumptions. The PwCS opinion was one of many factors taken into consideration by the Company Board in making their determination to approve the Merger Agreement. Consequently, the analyses described below should not be viewed as determinative of the opinion of either the Company Board with respect to the value of the Company or whether the Company Board would have been willing to agree to different terms for the Offer and the Merger.

     The following is a brief summary of the material analyses performed by PwCS in connection with rendering the PwCS opinion to the Company Board. For purposes of the financial analyses from which these per share values are derived, PwCS assumed that the Company would be operated by a management team with the perceived ability to achieve the financial results of the projections. The following analyses reflect substantially the same methodologies used by PwCS in its preliminary oral presentation to the Company Board on March 2, 2001, and updated and confirmed in written form to reflect financial information and market data that was available as of and on March 30, 2001.

     For its evaluations, PwCS calculated a range of values for the Company using six approaches: (i) a comparable companies analysis; (ii) a comparable transactions analysis; (iii) a discounted cash flow analysis; (iv) a leveraged buyout analysis; (v) a premiums paid analysis; and (vi) an analysis of a sale of the Company's economic interest in and the Company's assets associated with Armus LLC. In certain cases, investment banks sometimes utilize two other analyses, (a) a net book value analysis or (b) a liquidation analysis, as alternative approaches in ascertaining value. PwCS did not believe either of these to be meaningful methods to derive the value of an operating business, because neither the net book value of a company nor its value in liquidation greatly affect its ability to generate future revenues and income.

     In the comparable companies analysis, PwCS determined the implied public market value of the Company based on the multiples derived by dividing comparable public company valuations by certain measures of operating performance such as sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income, the median projected earnings per share as developed by certain research analysts and net book value. Comparable public company multiples provided a proxy for perceived market value, since they are based on the market's valuation of comparable companies and industry prospects.

     For all the comparable public companies it selected for the analysis, PwCS derived various mean and median common stock trading multiples. Sales, EBITDA and EBIT multiples are based on total enterprise value divided by each financial measure, respectively. Total enterprise value is defined as the market value of common stock, plus total debt, less cash and cash equivalents. The remaining multiples are derived by dividing the market value of the common stock in aggregate, or per share, as appropriate, by net income, projected net income and net book value.

     PwCS calculated unleveraged implied equity valuations for the Company based upon sales, EBITDA and EBIT by multiplying the Company's sales, EBITDA and EBIT by the valuation multiples of sales, EBITDA and EBIT derived from the comparable company analysis. From this product, PwCS subtracted total debt and added the Company's cash and cash equivalents to derive the unlevered equity value. For valuations based on net income, projected net income and book value, PwCS multiplied the Company's respective values by the appropriate median multiples to arrive at implied equity values. In the case of the Company, PwCS was only able to employ multiples of sales, EBITDA, EBIT and book value, as the Company experienced losses during the last twelve months.

     In choosing comparable companies for the Company in this valuation, PwCS examined companies that develop, manufacture and market non-durable household and personal care consumer products sold to end users through retail specialty stores, drug or grocery chains, mass merchandisers and warehouse clubs. PwCS' group of comparable companies consisted of Alberto-Culver Company; Allou Health & Beauty Care, Inc.; Blythe, Inc.; Church & Dwight Co., Inc.; Clorox Company; Colgate-Palmolive Company; Del Laboratories, Inc.; Dial Corporation; Gillette Company; Playtex Products, Inc.; Procter & Gamble Co.; WD-40 Company; and Yankee Candle Co.

     Results of the comparable companies analysis is summarized in the chart below:

                                               TOTAL ENTERPRISE                 EQUITY VALUE
                                            VALUE AS A MULTIPLE OF            AS A MULTIPLE OF
                                       --------------------------------    -----------------------
                                        SALES       EBITDA       EBIT      NET INCOME   BOOK VALUE
                                       --------    --------    --------    ----------   ----------
                                                    (IN THOUSANDS, EXCEPT MULTIPLES)
Comparable company multiples.........       1.7         9.0        11.4       18.6           4.2
USAD 2000 operating performance......  $249,004    $ 11,499    $  4,675      $(770)      $20,945
                                       --------    --------    --------      -----       -------
Implied enterprise value.............  $434,943    $102,998    $ 53,508        NMF       $88,623
Plus: cash at December 31, 2000......  $    518    $    518    $    518
Less: debt at December 31, 2000......  $(36,672)   $(36,672)   $(36,672)
                                       --------    --------    --------      -----       -------
Implied net equity valuation.........  $398,789    $ 66,844    $ 17,354        NMF       $88,623
                                       ========    ========    ========      =====       =======
Fully diluted shares.................    15,254      15,254      15,254                   15,254
Implied per share valuation..........  $  26.14    $   4.38    $   1.14                  $  5.81
                                       ========    ========    ========      =====       =======
Median per share valuation...........                          $   5.10
                                                               ========

     The comparable transactions analysis applies a similar methodology as the comparable companies analysis, but relies upon multiples derived from merger and acquisition transactions involving comparable companies. These consisted of sales, EBITDA, EBIT, net income and book value multiples. For all of the comparable merger and acquisition transactions, we derived various mean multiples. Sales, EBITDA and EBIT multiples are based on total transaction value (the enterprise value) divided by each financial measure, respectively. The remaining multiples are derived by dividing the purchase price by the appropriate financial item. Purchase price equals the amount paid for the target's equity (the equity value). Transaction value equals purchase price, plus the target's outstanding interest-bearing debt, less cash and cash equivalents purchased.

     PwCS calculated implied equity valuations for the Company by multiplying its sales, EBITDA and EBIT by the median sales, EBITDA and EBIT multiples derived in the analysis, then subtracting total debt and adding cash and cash equivalents. For valuations based on net income and net book value, PwCS multiplied USAD's respective values by the appropriate median multiples to arrive at equity value. PwCS was only able to employ multiples of sales, EBITDA and book value, because the valuation based on the Company's operating profit (adjusted for net debt) and net income were negative.

     In choosing comparable transactions for the Company valuation, PwCS examined companies or brands which are manufactured and marketed as non-durable, household and personal care consumer products distributed to end users through specialty retail stores, drug or grocery story chains, mass merchandisers and warehouse clubs. The group of comparable transactions consisted of the acquisition of Block Drug Company; Concord Beverage Co.'s private label business and Vintage brand; Chattem, Inc.'s Ban line of deodorant; Dial Corporation housecleaning brands; Fort James Corporation; Revlon's Plusbelle hair care brand; Scrub Free, Delicare and Clean Shower brands; Colgate-Palmolive's Baby Magic brand; Block Drug Company's Lava business; American Safety Razor Company; First Brands Corp.; Dep Corp.; Loren Products; S.C. Johnson's Spray'n'Wash, Glass Plus, Yes and Vivid brands; and Tambrands, Inc.

     Results of the comparable transactions analysis is summarized in the chart below:

                                                                             EQUITY VALUE
                                               TOTAL ENTERPRISE            AS A MULTIPLE OF
                                            VALUE AS A MULTIPLE OF         -----------------
                                       --------------------------------     NET       BOOK
                                        SALES       EBITDA       EBIT      INCOME     VALUE
                                       --------    --------    --------    ------    -------
                                                 (IN THOUSANDS, EXCEPT MULTIPLES)
Median multiples.....................       1.2         8.4         9.8      22.4        3.6
USAD 2000 operating performance......  $249,004    $ 11,499    $  4,675    $ (771)   $20,945
                                       --------    --------    --------    ------    -------
Implied enterprise value.............  $304,127    $ 96,744    $ 45,706       NMF    $75,538
Plus: cash at December 31, 2000......  $    518    $    518    $    518
Less: debt at December 31, 2000......  $(36,671)   $(36,671)   $(36,671)
                                       --------    --------    --------    ------    -------
Implied net equity valuation.........  $267,974    $ 60,590         NMF       NMF    $75,538
                                       ========    ========    ========    ======    =======
Fully diluted shares.................    15,254      15,254                           15,254
Implied per share valuation..........  $  17.57    $   3.97                          $  4.95
                                       ========    ========                          =======
Median per share valuation...........                          $   4.95
                                                               ========

     In the discounted cash flow analysis, PwCS analyzed cash flows derived from projections for the Company that were developed by the Company's management team and reviewed by PwCS. PwCS discounted the cash flows using a range of discount rates based upon its estimation of an investor's expected rate of return for a risk capital investment in the Company. The discounted cash flow analysis derives implied equity values based on the present value of future net cash flows, less current total interest-bearing debt, plus current total cash and cash equivalents and combines the present value of five years of free cash flow projections with the present value of the estimated terminal value of the business beyond the forecast period.

     Unlike the market-based valuation approaches, the discounted cash flow valuation utilizes estimates of future, rather than historical, financial performance. The cash flows were discounted using a Weighted Average Cost of Capital ("WACC") derived from the Capital Asset Pricing Model. The WACC is the cost of debt times the percentage of debt to the sum of the debt and the equity, plus the cost of equity times the percentage of equity to the sum of the debt and the equity.

     The cost of debt is the product of the Company's weighted average interest rate on its debt. The cost of equity is the product of the risk free rate (Ibbotson Associates 2000 Yearbook's 20 year U.S. Treasury Bond Yield of 6.8%), plus the Company's (beta)eta multiplied by the sum of (i) the equity risk premium (Ibbotson Associates 2000 Yearbook's S&P 500 Equity Premium of 9.4%) and
(ii) the size premium (Ibbotson Associates 2000 Yearbook's Expected micro-capitalization equity size premium of 2.2%). PwCS discounted the cash flows using a range of discount rates based upon the WACC PwCS calculated for the Company. PwCS developed this range by increasing and decreasing the Company's WACC by 100 basis points.

     For purposes of this analysis, annual free cash flow equals deleveraged net income, plus depreciation and amortization, less capital expenditures, less the change in working capital. In the last year of the analysis, we calculated a terminal value for the business based on the median EBIT multiple (7.8) paid in the acquisitions of four closely-comparable consumer products companies that closed during the past 30 months multiplied by the Company's 2005 Projected EBIT.

     Results of the discounted cash flow analysis is summarized in the table below:

FREE CASH FLOW

                                                   FOR THE YEARS ENDING DECEMBER 31,
                                         -----------------------------------------------------
                                          2001P       2002P      2003P       2004P      2005P
                                         --------    -------    --------    -------    -------
                                                            (IN THOUSANDS)
EBIT...................................  $ 10,417    $16,170    $ 18,109    $19,978    $21,487
Less: Income taxes.....................         0     (1,009)     (5,567)    (6,514)    (7,588)
                                         --------    -------    --------    -------    -------
Delevered net income...................    10,417     15,161      12,542     13,464     13,899
Plus: D&A..............................     6,610      8,210       9,810     11,410     13,010
Less: Capital expenditures.............   (11,000)    (8,000)     (8,000)    (8,000)    (8,000)
Change in working capital..............   (13,598)    (9,597)    (10,436)    (2,124)    (2,192)
                                         --------    -------    --------    -------    -------
Free cash flow.........................  $ (7,571)   $ 5,774    $  3,916    $14,751    $16,716
                                         ========    =======    ========    =======    =======

TERMINAL VALUE BASED ON EBIT EXIT MULTIPLE IN 2005

                                                 2005          TERMINAL
                                                 EBIT           VALUE
                                                -------        --------
7.3x..........................................  $21,487    =   $156,855
7.8x..........................................   21,487    =    167,599
8.3x..........................................   21,487    =    178,342

TOTAL FREE CASH FLOW (ANNUAL FREE CASH FLOW PLUS THE TERMINAL VALUE IN 2005)

                EBIT EXIT MULTIPLE                     7.3         7.8         8.3
                ------------------                   --------    --------    --------
2000...............................................  $ (7,571)   $ (7,571)   $ (7,571)
2001...............................................     5,774       5,774       5,774
2002...............................................     3,916       3,916       3,916
2003...............................................    14,751      14,751      14,751
2004...............................................   173,571     184,315     195,058

PRESENT VALUE OF TOTAL FREE CASH FLOW

Discount rate......................................      13.8%       12.8%       11.8%
                                                     --------    --------    --------
Enterprise value...................................  $100,113    $110,497    $121,658
Plus: Cash.........................................       518         518         518
Less: Debt.........................................   (36,671)    (36,671)    (36,671)
                                                     --------    --------    --------
Equity value.......................................  $ 63,690    $ 74,344    $ 85,505
Fully diluted shares...............................    15,254      15,254      15,254
                                                     --------    --------    --------
Implied per share valuation........................  $   4.19    $   4.87    $   5.61
                                                     ========    ========    ========

     In the leveraged buyout analysis, PwCS estimated the amount a financial buyer would expect to pay for the Company, assuming the maximum amount of debt and equity financing which would enable an equity investor to achieve returns of 25% to 35%. PwCS' analysis was based on operating projections and general assumptions developed by the Company's management and reviewed by PwCS. To complete this analysis, PwCS constructed capital structures that meet the estimated risk/return requirements of private equity investors and senior and subordinated lenders. The sum of the senior debt and equity, less estimated fees to consummate such a transaction, provided an implied price which a financial buyer reasonably could be expected to pay for the Company's common stock.

     The leveraged buyout analysis is summarized in the table which follows:

                MEDIAN VALUATION -- 30% ANNUAL INVESTOR RETURNS
                                 (IN THOUSANDS)

TRANSACTION STRUCTURE

           SOURCES                                      USES
           -------                                      ----
Revolver......................  $20,150    Purchase stock................    $ 40,111
Term debt.....................   14,347    Repay net debt................      36,104
Subordinated debt.............   16,185    Fees and expenses.............       2,500
Common stock..................   28,033
                                -------                                      --------
          Total sources.......  $78,715    Total uses....................    $ 78,715
                                =======                                      ========
Equity value..................  $40,111
Fully diluted shares..........   15,254
                                -------
Implied per share valuation...    $2.63
                                =======

COMMON STOCK RETURNS

                           CLOSING      2001P       2002P       2003P       2004P       2005P
                           --------    --------    --------    --------    --------    --------
EBIT.....................              $ 10,417    $ 16,170    $ 18,109    $ 19,978    $ 21,487
Multiple.................                   7.8         7.8         7.8         7.8         7.8
                                       --------    --------    --------    --------    --------
TEV......................                81,253     126,126     141,250     155,828     167,599
Less debt................               (64,442)    (67,447)    (69,578)    (60,418)    (48,170)
Plus cash................                    50          50          50          50          50
                                       --------    --------    --------    --------    --------
Equity value.............                16,861      58,729      71,722      95,461     119,429
Less warrants............                                                               (11,390)
Less management
  options................                                                                (4,003)
                           --------    --------    --------    --------    --------    --------
IRR = 30.0%..............  $(28,033)   $      0    $      0    $      0    $      0    $104,086
                           ========    ========    ========    ========    ========    ========

     The premiums paid analysis compares the market price of the Company's common stock prior to the announcement of a transaction with the price after the announcement. Based on an efficient market theory, the pre-announcement price reflects the market's perception about the value of the Company as a going concern, while the proposed acquisition price reflects the value of the consideration being offered by Parent, plus or minus an amount associated with the markets estimation of other factors such as uncertainty of Parent's or the Company's abilities to close a transaction or the relative likelihood that another potential acquirer might bid for the Company.

     To determine the premiums one might expect to be paid in a tender for the stock of a company similar to the Company, PwCS analyzed the premiums paid in every transaction that was announced and closed from January 1, 1990 through February 28, 2001, with enterprise values less than $200 million. Because of day-to-day market fluctuations, particularly for a small capitalization stock, and transaction information leaks, in addition to analyzing the closing price of the Company's common stock immediately before the announcement, PwCS also analyzed the stock's closing price one week and four weeks before the announcement of the transaction. This allowed PwCS to calculate a range of prices for the Company's common stock.

     PwCS presented the analysis contained herein prior to a public announcement that Parent and the Company have executed the Merger Agreement governing the Offer and the Merger. For this analysis, PwCS used February 20, 2001 as the date of the announcement, because on February 20, 2001, Parent filed a Schedule 13D with the SEC disclosing that Parent and the Company were engaged in discussions with respect to a possible transaction. Those discussions led to the execution of the Merger Agreement.

     Results of the premiums paid analysis is summarized in the table below:

                                                    MEDIAN          MEDIAN          MEDIAN
                                                  PREMIUM OF      PREMIUM OF      PREMIUM OF
                                                  ANNOUNCED       ANNOUNCED       ANNOUNCED
                                                 TENDER PRICE    TENDER PRICE    TENDER PRICE
                                                 OVER CLOSING    OVER CLOSING    OVER CLOSING
                                                  PRICE ONE       PRICE ONE       PRICE FOUR
                                                  DAY PRIOR       WEEK PRIOR     WEEKS PRIOR
                                                 ------------    ------------    ------------
Premium........................................      27.9%           36.0%           46.5%
USAD closing price, February 16, 2001..........     $4.25
                                                    -----
USAD closing price, February 9, 2001...........                     $3.88
                                                                    -----
USAD closing price, January 16, 2001...........                                     $3.50
                                                                                    -----
Implied per share valuation....................     $5.44           $5.27           $5.13
                                                    =====           =====           =====
Median per share valuation.....................                     $5.27
                                                                    =====

     In its sixth analysis, PwCS considered the value that would be generated if Parent were to purchase the Company's economic interest in and the Company's assets associated with Armus LLC (the "Armus Assets") for cash today. PwCS estimated the purchase price Parent would be willing to pay for the Armus Assets by analyzing the present value of the projected cash flows to the Company from Armus which management derived from the projections for Armus' operating income for 2001 through 2005 (as provided by the management of Armus LLC) and adding the present value of the estimated terminal value of the business beyond the forecast period. PwCS discounted the cash flows using Parent's WACC

     For purposes of this analysis, the annual free cash flow to the Company from Armus equals deleveraged net income (defined as the Company's Armus profit participation as contractually specified in the Armus LLC operating agreement, less taxes at 40%), plus depreciation associated with the Armus Assets (estimated by the Company's management to be 88% of the Company's projected depreciation), less capital expenditures (estimated by the Company's management to be 88% of the Company's projected capital expenditures), less the change in working capital required to support the operation of the Armus Assets.

     In the last year of the analysis, PwCS calculated a terminal value for the business based on a contractual acquisition multiple (contained in the Armus LLC operating agreement) of the average of 2004 and 2005 EBITDA. PwCS then taxed the proceeds from the sale of the Armus Assets at a rate of 43% (the rate management estimates would be applicable to the gain on the sale of the Armus Assets). To the net after-tax cash generated by the assumed sale of the Armus Assets, PwCS added the present value of five years of free cash flow projections for the Company without the Armus Assets and the present value of the estimated terminal value of the business without the Armus Assets beyond the forecast period.

     To accomplish this, PwCS analyzed cash flows derived from projections for the Company without the Armus Assets that were developed by the Company's management team and reviewed by PwCS. The cash flows were discounted using the Company's WACC. PwCS calculated a terminal value for the business based on the median EBIT multiple (7.8) paid in the acquisitions of four closely-comparable consumer products companies that have closed during the past 30 months, multiplied by the Company's 2005 projected EBIT without the Armus Assets.

     PwCS' analysis of a sale of the Armus Assets is summarized in the table which follows:

           CALCULATION OF AFTER-TAX EQUITY VALUE OF THE ARMUS ASSETS
                                 (IN THOUSANDS)

FREE CASH FLOW

                                                   FOR THE YEARS ENDING DECEMBER 31,
                                          ----------------------------------------------------
                                           2001P       2002P      2003P      2004P      2005P
                                          --------    -------    -------    -------    -------
USAD's share of Armus profit..........    $ 11,810    $17,252    $18,780    $20,760    $22,380
Less: Income taxes at 40%.............      (4,724)    (6,901)    (7,512)    (8,304)    (8,952)
                                          --------    -------    -------    -------    -------
Delevered net income..................       7,086     10,351     11,268     12,456     13,428
Plus: D&A.............................       5,817      7,225      8,633     10,041     11,449
Less: Capital expenditures............      (9,680)    (7,040)    (7,040)    (7,040)    (7,040)
Change in working capital.............     (10,478)    (7,536)    (8,062)    (1,517)    (1,565)
                                          --------    -------    -------    -------    -------
Free cash flow........................    $ (7,255)   $ 3,000    $ 4,799    $13,940    $16,272
                                          ========    =======    =======    =======    =======

TERMINAL VALUE BASED ON EBITDA EXIT MULTIPLE

                                                                 OPTION
                                                OPTION          TERMINAL
                                                EBITDA           VALUE
                                                -------         --------
6.5x..........................................  $32,315     =   $210,046

TOTAL FREE CASH FLOW

                   EBITDA EXIT MULTIPLE                       6.5
                   --------------------                     --------
2000......................................................  $ (7,255)
2001......................................................  $  3,000
2002......................................................  $  4,799
2003......................................................  $ 13,940
2004......................................................  $226,317

PRESENT VALUE OF FREE CASH FLOW

Discount rate.............................................      14.2%
                                                            --------
Pretax equity value.......................................  $123,991
Taxes on asset sale at 43%................................   (53,316)
                                                            --------
After-tax equity value....................................  $ 70,675
                                                            ========

     Results of the discounted cash flow analysis assuming the sale of the Armus Assets is summarized in the table below:

FREE CASH FLOW

                                                    FOR THE YEARS ENDING DECEMBER 31,
                                           ---------------------------------------------------
                                            2001P      2002P      2003P      2004P      2005P
                                           -------    -------    -------    -------    -------
                                                             (IN THOUSANDS)
EBIT.....................................  $ 1,463    $ 1,940    $ 2,552    $ 2,613    $ 2,678
Less: Income taxes.......................        0          0          0     (2,276)    (2,521)
                                           -------    -------    -------    -------    -------
Delevered net income.....................    1,463      1,940      2,552        337        157
Plus: D&A................................      561        584        607        630        653
Less: Capital expenditures...............   (1,320)      (960)      (960)      (960)      (960)
Change in working capital................    1,834     (1,711)    (2,091)      (302)      (316)
                                           -------    -------    -------    -------    -------
Free cash flow...........................  $ 2,537    $  (147)   $   108    $  (294)   $  (467)

TERMINAL VALUE BASED ON EBIT EXIT MULTIPLE IN 2005

                                                   2005          TERMINAL
                                                   EBIT           VALUE
                                                  ------         --------
7.3x............................................  $2,678     =   $19,549
7.8x............................................   2,678     =    20,888
8.3x............................................   2,678     =    22,227

TOTAL FREE CASH FLOW (ANNUAL FREE CASH FLOW PLUS THE TERMINAL VALUE IN 2005)

                  EBIT EXIT MULTIPLE                      7.3        7.8        8.3
                  ------------------                    -------    -------    -------
2001..................................................  $ 2,537    $ 2,537    $ 2,537
2002..................................................     (147)      (147)      (147)
2003..................................................      108        108        108
2004..................................................     (294)      (294)      (294)
2005..................................................   19,083     20,422     21,761

PRESENT VALUE OF TOTAL FREE CASH FLOW

Discount rate......................................      13.8%       12.8%       11.8%
                                                     --------    --------    --------
Enterprise value...................................  $ 12,003    $ 13,200    $ 14,488
Plus: Cash.........................................    68,158      71,193      74,390
Less: Debt.........................................   (36,671)    (36,671)    (36,671)
                                                     --------    --------    --------
Equity value.......................................  $ 43,491    $ 47,722    $ 52,207
Fully diluted shares...............................    15,254      15,254      15,254
                                                     --------    --------    --------
Implied per share valuation........................  $   2.85    $   3.13    $   3.42
                                                     ========    ========    ========

     PwCS did not ascribe different weightings to each analysis because in every analysis, the Merger Consideration exceeded the median values for the Company's equity that PwCS calculated. Pursuant to its engagement letter with PwCS, dated February 16, 2001, the Company Board agreed to pay to PwCS an aggregate fee of approximately $275,000 for its services in connection with the Offer and the Merger, all of which has been paid. The engagement letter also provides that the Company will reimburse PwCS for its reasonable travel, legal and other out-of-pocket expenses incurred in connection with PwCS' role thereunder and will indemnify PwCS and its affiliates from and against certain liabilities. These liabilities include liabilities under the federal securities laws in connection with the engagement of PwCS by the Company Board.

     The Company Board retained PwCS on the basis of its experience with mergers and acquisitions, financings and advising boards of directors and shareholders regarding strategic alternatives. PwCS is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and private placements of securities.

7. INTENT TO TENDER

     Based on information provided by the Company, Parent and Purchaser believe that each executive officer and director of the Company currently intends to tender all Shares then held of record or beneficially owned by such person to Purchaser in the Offer (other than Shares which may be acquired upon exercise of stock options), except for Daniel Bergman and persons who would by tendering incur liability under Section 16(b) of the Exchange Act. Mr. Bergman may sell a portion of his Shares or gift a portion of his Shares to a charitable trust prior to the consummation of the Offer.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay the Offer Price for all Shares validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on Friday, May 18, 2001 (the "Expiration Date"). If Purchaser extends the deadline for tendering Shares (in accordance with the Merger Agreement), the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended, expires.

     The Offer is conditioned upon the Minimum Tender Condition; that is upon there having been validly tendered and not properly withdrawn that number of Shares, which together with any Shares then beneficially owned by Purchaser and Parent, represents at least fifty-one percent (51%) of the total number of Shares outstanding on a fully-diluted basis (including Shares issuable upon exercise of all in-the-money Company stock options and warrants that vest prior to the Effective Time, but excluding Shares held by the Company or any of its subsidiaries). The Offer also is conditioned upon expiration or termination of any applicable waiting period under the HSR Act, or similar statutes and regulations, and the other conditions described in the section captioned
-- Certain Conditions of the Offer.

     Extension of the Offer. Subject to the limitations set forth in this Offer, the Merger Agreement and the applicable rules and regulations of the SEC described below, Purchaser reserves the right, at any time and from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See -- Withdrawal Rights. There can be no assurance that Purchaser will exercise its right to extend the Offer.

     Purchaser also expressly reserves the right, at any time and from time to time, to modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that, without the prior written consent of the Company, it will not make any change that (a) increases the Minimum Tender Condition; (b) changes the form of consideration to be paid; (c) decreases the price per Share or the number of Shares sought in the Offer; (d) imposes conditions to the Offer in addition to those set forth in the Merger Agreement; (e) changes the Expiration Date, except as set forth in the Merger Agreement; or (f) is adverse to the holders of the Shares.

     Without the consent of the Company, Parent shall cause Purchaser to (i) extend the Offer for one or more additional periods of ten business days each, if any conditions to the Offer have not been satisfied (other than conditions which are not capable of being satisfied) or waived; or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or staff thereof applicable to the Offer or for any period required by any other law applicable to the Offer. Furthermore, if all the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of Shares, without the consent of the Company, Parent may cause Purchaser to: (x) extend the Offer for up to two additional periods of five business days each beyond the latest Expiration Date; and/or (y) extend the Offer for a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) of up to twenty days in order to acquire over ninety percent (90%) of the outstanding Shares.

     The rights reserved in the foregoing paragraphs are in addition to the rights set forth in the section captioned -- Certain Conditions of the Offer.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer, in accordance with the public announcement requirements of Rule 14e-1(d). Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     Subject to the Merger Agreement, if Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth below) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, Purchaser will extend the Offer at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Pursuant to, but subject to certain conditions in, the Merger Agreement, Purchaser has agreed to (i) accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as permitted under applicable law, and (ii) pay for such Shares promptly thereafter.

     The Company has provided Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, purchase and pay for all Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer when all conditions to the Offer described in the section captioned -- Certain Conditions of the Offer have been satisfied or waived by Purchaser. Subject to the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), Purchaser expressly reserves the right to delay the acceptance for payment of or the payment for any tendered Shares in order to comply in whole or in part with any applicable laws, including, without limitation, the HSR Act and similar statutes and regulations and New Jersey's Industrial Site Recovery Act and similar state statutes and regulations. See -- Certain Legal Matters; Regulatory Approvals.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purposes of receiving payments from Purchaser and transmitting payments to tendering stockholders. Under no circumstances will Purchaser pay interest on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment.

     In all cases, Purchaser will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (i) the certificates representing the Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the section captioned -- Procedures for Accepting the Offer and Tendering Shares; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required under the Letter of Transmittal.

     "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce the Letter of Transmittal against the participant.

     If Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, or if a holder of Shares submits Share Certificates representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in the section captioned -- Procedures for Accepting the Offer and Tendering Shares, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, Purchaser increases the Offer Price, Purchaser will pay the Offer Price, as increased, to all holders of Shares that are purchased in the Offer, whether or not the Shares were tendered before the increase in the Offer Price.

     Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to one or more direct or indirect subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tenders. To tender Shares pursuant to the Offer, a stockholder must comply with one of the following: (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, Share Certificates to be tendered and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary, which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal, prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate for unpurchased Shares is to be issued or returned to, a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by an appropriate duly executed stock power, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock power guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, the stockholder's Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) the Depositary receives, as described below, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, on or prior to the Expiration Date; and

          (iii) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, within three
     (3) New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     Notwithstanding any other provision of the Offer, Purchaser will pay for Shares only after timely receipt by the Depositary of (i) Share Certificates representing, or Book-Entry Confirmation with respect to, the Shares; (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message); and (iii) any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder of the Company, whether or not similar defects or irregularities are waived in the case of other stockholders of the Company.

     Subject to the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such acceptance for payment will be revoked without further action, and no subsequent powers of attorney or proxies may be given, nor may any subsequent written consent be executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Purchaser or its designee must be able to exercise full voting rights to the extent permitted under applicable law with respect to such Shares.

     Tender Constitutes Binding Agreement. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between Purchaser and the tendering stockholder upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn (i) at any time prior to the Expiration Date and
(ii) unless theretofore accepted for payment by Purchaser pursuant to the Offer, at any time after June 10, 2001 (or such later date as may apply if the Offer is extended). See -- Terms of the Offer.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the section captioned -- Procedures for Accepting the Offer and Tendering Shares, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered again at any time prior to the Expiration Date by following one of the procedures described in the section captioned
-- Procedures for Accepting the Offer and Tendering Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, Purchaser, or their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS.

     The following is a summary of the material United States federal income tax consequences to the Company's stockholders of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a description of all tax consequences that may be relevant to the Company's stockholders, and assumes an understanding of tax rules of general application. It does not address special rules which may apply to the Company's stockholders based on their tax status, individual circumstances or other factors unrelated to the Offer or the Merger. All stockholders are encouraged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

     The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign income and other tax laws. For U.S. federal income tax purposes, a tendering stockholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's tax basis for the Shares tendered and purchased pursuant to the Offer or exchanged pursuant to the Merger. If tendered Shares are held by a tendering stockholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of the Shares, the tendering stockholder held such Shares for more than one year or will be short term if, as of such date, the stockholder held such Shares for one year or less.

     Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the amount of any payments made by the Depositary to stockholders of the Company (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), pursuant to the Offer or the Merger may be subject to backup withholding tax at a rate of 31%. To avoid backup withholding tax with respect to payments made pursuant to the Offer or the Merger, each stockholder must provide the Depositary with such stockholder's correct taxpayer identification number or social security number and certify under penalties of perjury that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If backup withholding applies with respect to a stockholder or if a stockholder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such stockholder. See Instruction 8 of the Letter of Transmittal.

     The foregoing discussion may not be applicable to certain types of stockholders of the Company, including stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Code (such as insurance companies, tax-exempt entities and regulated investment companies).

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares trade on The Nasdaq National Market System under the symbol "USAD." The following table sets forth, for the periods indicated, the high and low sale prices for the Shares on The Nasdaq National Market System based on published financial sources.

                              USA DETERGENTS, INC.

                                                              HIGH      LOW
                                                              -----    -----
1999
  First Quarter.............................................  $8.00    $5.75
  Second Quarter............................................  $7.00    $4.63
  Third Quarter.............................................  $6.06    $4.31
  Fourth Quarter............................................  $6.47    $2.25
2000
  First Quarter.............................................  $3.38    $2.13
  Second Quarter............................................  $5.13    $1.63
  Third Quarter.............................................  $3.75    $2.69
  Fourth Quarter............................................  $3.75    $2.19
2001
  First Quarter.............................................  $5.97    $2.22
  Second Quarter (through April 11).........................  $6.91    $6.81

     In the Merger Agreement, the Company has represented to each of Parent and Purchaser that 14,192,776 Shares were issued and outstanding as of March 30, 2001. On February 16, 2001, the last full day of trading before the public announcement that Parent was engaged in discussions with the Company, the closing price of the Shares reported on The Nasdaq National Market System was $4.25 per share. On March 30, 2001, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on The Nasdaq National Market System was $5.8125 per Share. On April 11, 2001, the last full day of trading before the commencement of the Offer, the closing price of the Shares on The Nasdaq National Market System was $6.87 per Share.

     Stockholders are urged to obtain a current market quotation for the Shares.

     The Company has not paid any dividends on the Shares in the last two years and the Merger Agreement prohibits the Company from declaring or paying any dividends from the date of the Merger Agreement until the Effective Time.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal offices located at 1735 Jersey Avenue, North Brunswick, New Jersey 08902. The telephone number of the Company is (732) 828-1800.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Company's 10-K"), the Company is a leading manufacturer and marketer of quality, nationally distributed value brand laundry and household cleaning products.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also read and copy reports and other information at the office of The Nasdaq Stock Market.

8. SELECTED FINANCIAL INFORMATION.

     Set forth below is certain selected historical consolidated financial information with respect to the Company, excerpted from the Company's 10-K and from the Company's unaudited interim consolidated financial statements in the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000, each as filed with the SEC pursuant to the Exchange Act. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents along with all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

                     USA DETERGENTS, INC. AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED         NINE MONTHS
                                                                 DECEMBER 31,           ENDED
                                                              -------------------   SEPTEMBER 30,
                                                                2000       1999         2000
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
Income Statement Data:
  Net sales.................................................  $249,004   $242,726     $189,465
  Gross profit..............................................    77,093     78,762       59,831
  Income (loss) before extraordinary charge.................     1,650      1,650        2,307
  Net income (loss).........................................      (771)     1,586        2,307
  Basic income (loss) per common share before extraordinary
     charge:
     Basic..................................................     (0.05)      0.12         0.17
     Diluted................................................     (0.05)      0.12         0.16
  Net (loss) income per common share:
     Basic..................................................     (0.05)      0.11         0.17
     Diluted................................................     (0.05)      0.11         0.16
Balance Sheet Data (at period end):
  Current assets............................................  $ 49,627   $ 46,146     $ 50,833
  Noncurrent assets.........................................    45,952     48,540       43,472
          Total assets......................................    95,579     94,686       94,305
  Current liabilities.......................................    74,169     38,143       41,296
  Noncurrent liabilities....................................       195     37,643       28,986
          Total liabilities.................................    74,364     75,786       70,282

     Although each of Parent and Purchaser has no knowledge that would indicate that any statements contained herein taken from or based on such documents and reports are untrue, neither Parent nor Purchaser can take responsibility for the accuracy or completeness of the information contained in such documents and reports, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and the Offer and the Merger. Purchaser is currently a wholly owned subsidiary of Parent. The principal executive offices of Purchaser are located at 469 North Harrison Street, Princeton, New Jersey 08543 and Purchaser's telephone number is (609) 683-5900.

     Parent is a Delaware corporation with its principal executive offices located at 469 North Harrison Street, Princeton, New Jersey 08543. The telephone number of Parent is (609) 683-5900. Parent is the world's leading producer of sodium bicarbonate, popularly known as baking soda, a versatile chemical which performs a broad range of functions such as cleaning, deodorizing, leavening and buffering.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in
Schedule I to this Offer to Purchase.

     Except as described elsewhere in this Offer to Purchase or in Schedule I hereto, (i) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (ii) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past sixty (60) days.

     Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, (i) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer, and (ii) there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in
Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Neither Parent nor Purchaser has made any provision to grant holders of Shares access to the corporate files of Parent or Purchaser or to obtain counsel or appraisal services at the expense of Parent or Purchaser.

10. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements.

     Parent and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares that Parent or its affiliates do not own pursuant to the Offer and Merger and to pay related fees and expenses will be an aggregate maximum amount of approximately $110 million.

     Facilities and the Use of Proceeds. Parent and Purchaser expect to obtain debt financing in an aggregate maximum amount of up to approximately $200 million. The debt financing will be used to partially fund the Offer, the Merger and the related fees and expenses and partially to fund Parent's ongoing working capital requirements. The funds necessary to purchase the Shares will be provided to Parent and Purchaser by The Chase Manhattan Bank ("Chase") in the form of a revolving credit facility (the "Revolving Facility") available in an amount of up to approximately $200 million. Chase has committed to provide the Revolving Facility pursuant to a commitment letter, dated March 30, 2001 (the "Commitment Letter").

     Rates and Rate Index. The Commitment Letter provides that the applicable interest rate will be either (1) the ABR (as described below) or (2) the Eurodollar Rate (as described below) plus 1.0%. The ABR means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City, (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.5%. The Eurodollar Rate means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the borrower) appearing on Page 3750 of the Telerate screen.

     Maturities. The Revolving Facility has a final maturity date of six months from the date of the closing.

     Guaranties. The Revolving Facility will be guaranteed by each of Parent's direct and indirect wholly-owned domestic subsidiaries.

     Interest Payments, Mandatory Prepayments and Default Rate. With respect to the Revolving Facility, interest must be paid quarterly in arrears or, in the case of Eurodollar Rate advances, at the maturity of the applicable interest period or, in the case of interest periods in excess of three months, every three months. The net proceeds of (i) any sale or issuance of stock, (ii) any incurrence of debt for borrowed money or (iii) any sale of assets outside the ordinary course of business must be applied to reduce the Revolving Facility. The default rate is 2% over the rate of interest.

     Other Terms, Conditions, and Covenants. Among other conditions to be negotiated, the Commitment Letter from Chase is subject to the following conditions: (i) there not occurring or becoming known to Chase any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Parent and its subsidiaries, taken as a whole, or the Company, (ii) Chase not becoming aware of any information or other matter affecting Parent, the Company or the Offer and the Merger that in Chase's judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to Chase prior to the date of the Commitment Letter, (iii) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in Chase's good faith judgment, would materially impair the syndication of the Revolving Facility, (iv) Chase's satisfaction that prior to and during the syndication of the Revolving Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing (excepting any bank financing arranged by JP Morgan to replace the Revolving Facility) by or on behalf of Parent or any affiliate thereof, (v) the negotiation, execution and delivery on or before the earlier of the consummation of the Offer and May 31, 2001 of definitive documentation with respect to the Revolving Facility satisfactory to Chase and (vi) the receipt of requisite third party approvals.

     The Commitment Letter provides that Parent will provide periodic financial statements and projections, compliance certificates and other documents that Chase may request. Parent also is required to comply with certain financial covenants, such as a minimum EBITDA for the most recent twelve-month period ending prior to the closing of the Revolving Facility, which will be calculated and tested quarterly on a consolidated basis using generally accepted accounting principles, and which will have compliance levels as set forth in the final documentation. Additionally, Parent will be subject to other covenants that are customary for facilities of the type extended by Chase.

     Representations and Warranties and Indemnity. Parent will provide to Chase all customary and appropriate representations and warranties. Parent also will indemnify Chase and its respective directors, officers, agents, and employees from and against all losses, claims, damages, expenses, or liabilities incurred in connection with the financing contemplated by the Commitment Letter or the proposed use of proceeds of such financing other than with respect to claims or damages arising from Chase's own gross negligence or willful misconduct.

     Fees and Expenses. The fees for the Revolving Facility include (i) a structuring and arrangement fee of $500,000 payable on the earlier of the closing date or the termination of the Commitment Letter, (ii) a funding fee in an amount equal to 0.25% of the portion of the Revolving Facility allocated to Chase on the closing date, payable on the closing date, (iii) an administrative fee in the amount of $25,000, payable on the closing date, (iv) funding or upfront fees payable to other lenders having allocated portions of the Revolving Facility, in amounts to be negotiated, (v) a commitment fee of 0.25% per annum payable to Chase for the period from the date of the Commitment Letter to the date of closing, payable on the earlier of the closing date or the termination of the Commitment Letter and (vi) a commitment fee of 0.25% per annum calculated on the unused portion of the Revolving Facility and payable quarterly in arrears.

     Parent also will bear all costs and expenses, including attorney's fees and appraisal and audit costs, incurred by Chase with respect to the completion of due diligence, negotiation, documentation and the closing of the Revolving Facility.

     The foregoing summary of the Revolving Facility is qualified in its entirety by reference to the Commitment Letter, which is included as Exhibit (b) to the Schedule TO relating to the Offer.

11. THE MERGER AGREEMENT.

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix B to this Offer to Purchase. The summary is qualified in its entirety by reference to the Merger Agreement, which is deemed to be incorporated by reference herein. The following summary may not contain all of the information important to you, and accordingly, we encourage you to read the entire Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

     The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the Minimum Tender Condition and the other conditions of the Offer, as set forth in the section captioned -- Certain Conditions of the Offer, Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement further provides that, without the prior written consent of the Company, no change in the terms and conditions of the Offer may be made that
(i) increases the Minimum Tender Condition; (ii) changes the form of consideration to be paid; (iii) decreases the price per Share or the number of Shares sought in the Offer; (iv) imposes additional conditions to the Offer; (v) changes the Expiration Date, except as set forth in the Merger Agreement; or
(vi) is adverse to the holders of the Shares.

     Without the consent of the Company, Parent shall cause Purchaser to (i) extend the Offer for one or more additional periods of ten business days each, if any conditions to the Offer have not been satisfied (other than conditions which are not capable of being satisfied) or waived; or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or staff thereof applicable to the Offer or for any period required by any other law applicable to the Offer. Furthermore, if all the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of Shares, without the consent of the Company, Parent may cause Purchaser to: (x) extend the Offer for up to two additional periods of five Business Days each beyond the latest Expiration Date; provided that Purchaser shall accept for payment and promptly pay for Shares that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time permitted by law after the earlier of (1) the expiration of any such five-Business Day period at the end of which such ninety percent (90%) threshold is reached or (2) the expiration of the last such five-Business Day period; and/or (y) extend the Offer for a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) of up to twenty days in order to acquire over ninety percent (90%) of the outstanding Shares; provided that Purchaser shall accept for payment and promptly pay for Shares that have been validly tendered and not withdrawn pursuant to the Offer, prior to the date of extension, and otherwise meets the requirements of Rule 14d-11 under the Exchange Act.

     Directors. The Merger Agreement provides that promptly upon the purchase of and payment for the Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors (rounded up to the next whole number) on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) multiplied by (ii) the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. The Company has agreed to take all action necessary to cause Parent's designees to be elected or appointed to the Company Board, including increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, the Company will use its best efforts to cause Purchaser's designees to constitute the number of members (rounded up to the next whole number) on each committee of the Company Board and on each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board. Notwithstanding the foregoing, the parties will use their best efforts to ensure that, prior to the Effective Time, the Company will retain at least two directors who were directors of the Company on the date of the Merger Agreement (the "Continuing Directors"); provided, however, that if there are fewer than two Continuing Directors for any reason, the Continuing Director or other directors of the Company, as the case may be, shall designate a person or persons to fill such vacancy or vacancies. The Company's obligation to appoint Parent's designees to the Company Board is subject to certain provisions of the Exchange Act. From and after the time that Parent's designees are elected or appointed to the Company Board until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize: (i) any termination of the Merger Agreement by the Company; (ii) any amendment of the Merger Agreement requiring action by the Company Board; (iii) any extension of time for performance of any obligation or action of Parent or Acquisition under the Merger Agreement; (iv) any waiver of compliance with any of the agreements or conditions of the Merger Agreement for the benefit of the Company; (v) any consent or action by the Company Board under the Merger Agreement; and (vi) any other action of the Company in connection with the Merger Agreement which adversely affects the holders of Shares (other than Parent or Purchaser) or holders of Stock Options (as defined below).

     The Merger. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the Effective Time, Purchaser will be merged with and into the Company. Following the Merger, the separate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). The Company, as the Surviving Corporation, will succeed to and assume all of the rights and obligations of both the Company and Purchaser. Also following the Merger, the Certificate of Incorporation and Bylaws of Purchaser will be the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the directors and officers of Purchaser will become the directors and officers of the Surviving Corporation. The Merger Agreement provides that the closing of the Merger will take place as promptly as practicable but in no event later than the second business day after the satisfaction or waiver of the conditions to the Merger. At the closing, the Company, Parent and Purchaser will file the necessary documents with Delaware public officials to make the Merger effective.

     Conversion of Shares. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (excluding (i) Shares held by Parent or Purchaser or any subsidiary or affiliate of Parent or Purchaser,
(ii) Shares held by any of the Company's subsidiaries, (iii) Shares held in the treasury of the Company and (iv) Shares for which appraisal rights are properly demanded and perfected under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder, be converted into and become the right to receive the highest price paid per Share pursuant to the Offer, without interest. At the Effective Time, (i) Shares held by Parent or Purchaser or any subsidiary or affiliate of Parent or Purchaser and Shares held by any of the Company's subsidiaries and (iii) Shares held in the treasury of the Company (excluding Shares held in any Company benefit plan) will automatically be canceled and retired and will cease to exist, and no cash or other consideration will be delivered or deliverable in exchange therefor. Moreover, at the Effective Time, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     Company Stock Options. At the Effective Time, each outstanding option to purchase Shares (a "Stock Option" or collectively "Stock Options") issued pursuant to the Company's 1995 Stock Option Plan, as amended and restated, the Company's Stock Option Plan for Non-Employee Directors, as amended and restated (together, the "Option Plans"), or any other plan or instrument, whether vested or unvested, will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) payable by Parent at the Effective Time equal to the product of (i) the number of Shares subject to any Stock Option vested at or immediately prior to the Effective Time (including any Stock Option which becomes vested on or prior to the Effective Time in accordance with the terms of an automatic acceleration provision in existence as of the date of the Merger Agreement and disclosed to Parent), multiplied by (ii) the excess of the Merger Consideration over the exercise price per Share of such Stock Option. This cash payment will be paid only if the exercise price per Share of the Stock Option is less than the Merger Consideration.

Pursuant to the Merger Agreement, the Company has agreed to use its best efforts to take all actions necessary to effectuate the foregoing.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties. These include customary representations and warranties of the Company with respect to, among other matters, organization and qualification, subsidiaries, capitalization, authority, SEC filings, financial statements, governmental approvals, litigation, compliance with laws, employee matters, environmental matters, tax matters, property and intellectual property matters. The Merger Agreement also contains customary representations and warranties of Parent and Purchaser with respect to, among other matters, organization, authority and financing. The representations and warranties contained in the Merger Agreement expire at the Effective Time of the Merger.

     Conduct of Business. From the date of the Merger Agreement until the Effective Time, unless Parent consents in writing, and except as contemplated by the Merger Agreement or in a Schedule attached thereto, neither the Company nor any of its subsidiaries will: (i) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument); (ii) issue, sell or deliver any shares of any class of capital stock or any other securities or equity equivalents, except for the issuance and sale of Shares pursuant to Stock Options previously granted or the issuance and sale of securities by a subsidiary of the Company to any entity which is wholly owned by the Company;
(iii) take any action to accelerate the exercisability or vesting of Stock Options (except to the extent that such Stock Options automatically accelerate under their existing terms), permit cash payments to holders of Stock Options with respect to such Stock Options, and/or otherwise modify or amend the existing terms of such Stock Options; (iv) split, combine or reclassify any shares of its capital stock; (v) declare, set aside or pay any dividend or other distribution in respect of its capital stock; (vi) redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries, except as otherwise permitted by the Merger Agreement; (vii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger); (viii) incur or assume any long-term or short-term debt for money borrowed or issue any debt securities except for borrowings under existing lines of credit or in connection with existing commercial paper programs; (ix) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except as otherwise permitted by the Merger Agreement; (x) make any loans, advances or capital contributions to or investments in any other person, except as otherwise permitted by the Merger Agreement; (xi) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; (xii) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon; (xiii) enter into, adopt, amend or terminate any employee benefit agreement, trust, plan, fund or other arrangement in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not contemplated by any plan and arrangement as in effect as of the date hereof, except as otherwise permitted by the Merger Agreement; (xiv) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $100,000 in the aggregate; (xv) change any of the accounting principles or practices used by it; (xvi) revalue in any respect any of its assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable; (xvii) acquire any corporation, partnership or other business organization or division thereof or any equity interest therein; (xviii) enter into any contract or agreement that would be material to the Company and its subsidiaries, taken as a whole; (xix) authorize any new capital expenditure or expenditures which individually is in excess of $50,000; (xx) make any tax election or settle or compromise any income tax liability; (xxi) settle or compromise any pending or threatened suit, action or claim; (xxii) commence any new research and/or development project or terminate any research and/or development project that is currently ongoing, except as otherwise permitted by the Merger Agreement; (xxiii) sell to any person other than Parent, Purchaser or their affiliates more than fifteen percent (15%) of the Shares, except as otherwise permitted by the Merger Agreement; (xxiv) take any action outside of its ordinary course of business, consistent with past practices; or (xxv) otherwise take or agree to take any of the foregoing actions.

     Stockholder Approval. If Company stockholder approval of the Merger is required by law, the Company has agreed to, as promptly as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a special meeting of its stockholders (a "Special Meeting") for the purpose of obtaining such approval. If a Special Meeting is required, the Company will prepare and file a preliminary proxy statement with the SEC and promptly respond to any comments of the SEC or its staff. The Company also will cause a definitive proxy statement to be prepared and disseminated to the Company's stockholders. Subject to its fiduciary duties under applicable law, the Company Board will recommend to its stockholders that they vote in favor of the Merger. Notwithstanding the foregoing, if Parent or Purchaser acquires beneficial ownership of at least ninety percent (90%) of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Special Meeting in accordance with the short-form merger provisions of
Section 253 of the DGCL. Parent has agreed to cause all Shares owned by Parent and Purchaser to be voted in favor of approval of the Merger.

     Access to Information. The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, give Parent and its representatives reasonable access, during normal business hours, to its officers, employees, properties, books and records, and will furnish promptly to Parent and its representatives financial and operating data and other information concerning the business of the Company and its subsidiaries as Parent may reasonably request upon reasonable notice thereof.

     Confidentiality. Parent, Purchaser and the Company have mutually agreed, subject to certain exceptions, to keep confidential all confidential information and documents ("Confidential Information") exchanged between each other in connection with the transactions contemplated by the Merger Agreement, and to use the Confidential Information solely for the purpose of the transactions contemplated by the Merger Agreement.

     Further Actions. Pursuant to the Merger Agreement, each of Parent, Purchaser and the Company has agreed to use all of their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to complete and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, including, without limitation, (i) cooperating in the preparation and filing of the Offer Documents and any other filings that may be required under governmental legal requirements; (ii) obtaining all consents necessary, proper or advisable for the completion of the transactions contemplated by the Merger Agreement; (iii) contesting any legal proceeding relating to the Merger; (iv) executing any additional instruments necessary to complete the transactions contemplated by the Merger Agreement; (v) taking any additional action after the Effective Time necessary to carry out the purposes of the Merger Agreement; and (vi) causing the Effective Time to occur as soon as practicable after the completion of the Offer.

     Inquiries and Negotiations. The Company has agreed to immediately cease, and cause its subsidiaries and their respective directors, officers, employees, representatives and agents to immediately cease, any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). Furthermore, the Company will not, and will not authorize or permit any of its subsidiaries or any of their respective directors, officers, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Purchaser or any designees of Parent and Purchaser) concerning any Third Party Acquisition. The term "Third Party Acquisition" means (i) the acquisition of the Company by merger, reorganization, consolidation, share exchange, business combination, purchase of stock or assets or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange
Act) other than Parent, Purchaser or any affiliate thereof (a "Third Party");
(ii) the acquisition by a Third Party of all, or a material portion of all, the Company's assets; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend;
(v) the repurchase by the Company or any of its subsidiaries of more than fifteen percent (15%) of the outstanding Shares; or (vi) the acquisition by the Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, annual net income or total assets is equal or greater than fifteen percent (15%) of the annual revenues, annual net income or total assets of the Company.

     The Merger Agreement also requires the Company to notify Parent promptly in the event that the Company receives any proposal or inquiry concerning a Third Party Acquisition, including the material terms and conditions thereof and the identity of the party submitting such proposal, and shall keep Parent updated on material developments affecting such proposal or inquiry concerning the Third Party Acquisition. Prior to furnishing any information or engaging in additional discussions with respect to a Third Party Acquisition, the Company shall obtain from the Third Party an executed confidentiality and standstill agreement substantially similar to the confidentiality and standstill provisions to which the Company and Parent are subject. If, however, the Company obtains from the Third Party a confidentiality agreement without standstill provisions substantially similar to the standstill provisions pursuant to which the Parent is bound, then Parent will, to the extent of the difference, be relieved of compliance with the standstill provisions to which it would otherwise be subject. Without limiting the foregoing, the Company shall provide Parent with not less than five business days' notice and pay to Parent all amounts due to Parent under the Merger Agreement prior to the execution by the Company of any agreement (excluding any confidentiality and standstill agreement) with respect to a Third Party Acquisition or a public announcement relating to the approval of a Third Party Acquisition.

     If required by the fiduciary duties of the Company Board, as determined in good faith by the Company Board after consultation with legal counsel, the Company's Board of Directors may withdraw its recommendation of the transactions contemplated by the Merger Agreement or approve or recommend a Superior Proposal (as defined below), but in each case only (i) after providing written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within five business days after Parent's receipt of such notice of a Superior Proposal, make an offer which the Company Board determines in good faith (after consultation with, and duly considering the advice of, a financial advisor of nationally recognized reputation) to be as favorable to the Company's stockholders as the Superior Proposal. The term "Superior Proposal" means any bona fide Third Party Acquisition proposal which the Company Board by a majority vote determines in good faith (after consultation with, and duly considering the advice of, a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger.

     If the Merger is not completed for any one of the following reasons: (i) the Merger Agreement is terminated by the Company Board because the Company Board has entered into or publicly announced its intention to enter into an agreement with respect to a Superior Proposal; (ii) the Merger Agreement is terminated by Parent and Purchaser because (A) the Company Board has withdrawn, modified or changed its approval or recommendation of the Offer, the Merger Agreement or the Merger or has recommended any Third Party Acquisition, or (B) any Third Party has become the beneficial owner of fifty percent (50%) or more of the outstanding Shares; (iii) the Merger Agreement is terminated by Parent and Purchaser because a representation or warranty made by the Company in the Merger Agreement is not true and correct in all material respects and has resulted in, or is reasonably likely to result in, the failure to satisfy any of the conditions to the Offer, or the Company has failed to observe or perform any of its material obligations under the Merger Agreement, and within twelve months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party with whom the Company negotiated or provided information to prior to the termination of the Merger Agreement; or (iv) the Merger Agreement is terminated because the purchase of Shares pursuant to the Offer has not been completed on or prior to June 30, 2001 at a time when the Minimum Tender Condition is not satisfied, there is outstanding a publicly announced offer by a Third Party to complete a Third Party Acquisition, and no other condition to the Offer is unsatisfied, and within twelve months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party with whom the Company negotiated or provided information to prior to the termination of the Merger Agreement; then the Company will be obligated to pay to Parent and Purchaser within five business days following the occurrence of any of the foregoing, a fee of $4,000,000. In addition, if the Merger Agreement is terminated pursuant to either clauses (i), (ii) or (iii) in the preceding sentence, then the Company will be obligated to reimburse Parent, Purchaser and their affiliates for all out-of-pocket expenses actually incurred by any of them, up to a maximum of $2,000,000. In no event will the Company be liable for termination fees and expenses in excess of $5,000,000.

     Notification of Certain Matters. Each of the Company and Parent has agreed to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event that would likely cause any of their respective representations or warranties to be untrue or inaccurate in any material respect prior to the Effective Time, and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

     Indemnification. The Merger Agreement requires Parent to provide, until the sixth anniversary of the closing date of the Merger, to the directors and officers who currently are covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is no less favorable than the Company's existing policy or, if substantially equivalent coverage is unavailable, the best available coverage; provided, however, that Parent shall not be required to pay an annual premium for the coverage in excess of 150% of the last annual premium paid by the Company prior to the date of the Merger Agreement. After the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each person who has been prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries against all losses, claims, damages, costs, expenses (including without limitation reasonable counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with the fact that such person is or was an officer or director of the Company or any of its subsidiaries, or pertaining to the Merger Agreement or the transactions contemplated by the Merger Agreement, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation, Bylaws or indemnification agreements.

     Section 16 Matters. Prior to the Effective Time, the Company will take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to the Shares) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Publicity. The Company, Parent and Purchaser agree that they will not issue any press release or make any other public announcement concerning the Merger Agreement or the transactions contemplated thereby without the prior consent of the other party, except such public disclosure required by law or as reasonably determined to be prudent upon the good faith exercise of the fiduciary duties of the board of directors of any party hereunder. In any event, an announcing party must notify the other parties to the Merger Agreement of the material details of any release or statement at least one business day prior to the public announcement.

     New Jersey Environmental Approvals. The Company will comply with all obligations under New Jersey's Site Recovery Act and the Brownfield Contaminated Site Remediation Act and all applicable regulations, orders or directives adopted thereunder or pertaining thereto (collectively, "ISRA"). In particular, the Company will seek to obtain, as promptly as practicable, all approvals by the New Jersey Department of Environmental Protection (the "NJDEP") under ISRA necessary to complete the Merger. In the alternative, the Company may elect to seek a determination from the NJDEP that compliance with ISRA is not required.

     Employee Benefit Matters. The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will honor all material employment, severance, consulting and salary continuation agreements between the Company and any current or former director or executive officer of the Company. For a period of not less than two years following the Effective Time, the Surviving Corporation will provide to current and former employees of the Company employee benefits that are, in the aggregate, not less favorable than those provided to such employees immediately before the Effective Time.

     Conditions to the Merger. The respective obligations of Company and Purchaser to complete the Merger are subject to the fulfillment of the following conditions: (i) the Merger Agreement having been duly approved by the holders of the outstanding Shares, if required, in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company; (ii) no statute, rule, regulation, executive order, decree, ruling or injunction having been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains or enjoins the completion of the Merger; (iii) any waiting period applicable to the Merger under the HSR Act having terminated or expired; (iv) any applicable approval under ISRA having been obtained from the NJDEP; and (v) Purchaser having accepted for payment and paid for Shares pursuant to the Offer.

     Termination and Abandonment. The Merger Agreement may be terminated and the merger abandoned at any time prior to the purchase of Shares pursuant to the Offer as follows: (i) by mutual written consent of Parent, Purchaser and the Company; (ii) by Parent and Purchaser or by the Company, if either (A) any court of competent jurisdiction or other governmental entity has issued a final order, decree or ruling that restrains, enjoins or otherwise prohibits the Offer or the Merger, or (B) the purchase of Shares pursuant to the Offer has not been completed on or prior to June 30, 2001; (iii) by the Company Board, if (A) the Company Board has entered into or publicly announced its intention to enter into an agreement with respect to a Superior Proposal, (B) any representation or warranty made by Parent or Purchaser in the Merger Agreement is not true and correct in all material respects and has resulted in, or is reasonably likely to result in, the failure to satisfy any of the conditions to the Offer, or Parent or Purchaser has failed to observe or perform any of its material obligations under the Merger Agreement (C) Parent or Purchaser has terminated the Offer, or the Offer has expired without Parent or Purchaser purchasing any Shares, or (D) Parent or Purchaser has failed to commence the Offer on or prior to ten business days following the date of initial public announcement of the Offer or has failed to pay for the Shares in accordance with the terms of the Offer; or (iv) by Parent and Purchaser, if (A) an event has occurred or failed to occur, which event if occurring or failing to occur after the commencement of the Offer would result in a failure to satisfy any of the conditions to the Offer, and Parent or Purchaser fails to commence the Offer on or prior to ten business days following the date of initial public announcement of the Offer, (B) the Company Board has withdrawn, modified or changed its approval or recommendation of the Offer, the Merger Agreement or the Merger or has recommended any Third Party Acquisition,
(C) any Third Party has become the beneficial owner of fifty percent (50%) or more of the outstanding Shares, or (D) any representation or warranty made by the Company in the Merger Agreement is not true and correct in all material respects and has resulted in, or is reasonably likely to result in, the failure to satisfy any of the conditions to the Offer, or the Company has failed to observe or perform any of its material obligations under the Merger Agreement. In the event of termination and abandonment of the Merger Agreement, the Merger will become void and no party will have any further liability to any other party, except for confidentiality obligations, amounts owed under the section captioned -- The Merger Agreement; Inquiries and Negotiations and liability for the breach of obligations under the Merger Agreement.

     Amendment. The Merger Agreement may be amended by the Company, Parent and Purchaser at any time before or after approval, if necessary, of the Merger by the stockholders of the Company. After obtaining stockholder approval, however, no amendment may be made which would require stockholder approval under applicable law without obtaining such stockholder approval.

     Waiver. Each of the Company and Parent may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of or any document provided by the other party, or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.

12. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, unless the Parent has consented in writing, the Company may not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries, except for the payment of dividends or distributions by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company.

13. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer or the Merger Agreement, and in addition to and not in limitation of Purchaser's rights to extend and amend the Offer (subject to the terms of the Merger Agreement), and subject to any applicable rules and regulations of the SEC including Rule 14e-l(c) under the Exchange Act relating to Purchaser's obligation to pay for or return any tendered Shares after termination of the Offer, Purchaser shall not be required to accept for payment or pay for Shares tendered pursuant to the Offer, if (i) the Minimum Tender Condition has not been satisfied; (ii) any applicable waiting period under the HSR Act or similar statutes or regulations has not expired or terminated; (iii) any applicable approval under ISRA has not been obtained from the NJDEP; or (iv) at any time after the date of the Merger Agreement and before the Expiration Date, any of the following events shall occur and be continuing:

          (a) there has been instituted or pending any action, suit or proceeding, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other governmental entity which directly or indirectly (i) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the completion of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (ii) renders Purchaser unable to accept for payment, pay for or purchase some or all of the Shares or (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

          (b)(i) the representations and warranties of the Company contained in the Merger Agreement are not true and correct (except to the extent that the aggregate of all breaches thereof would not have a material adverse effect on the Company) at the date of the Merger Agreement and as of the completion of the Offer with the same effect as if made at and as of the completion of the Offer, (ii) the Company has failed to perform, in any material respect, its covenants and obligations contained in the Merger Agreement, which failure to perform has not been cured within the earlier of ten business days after Parent or Purchaser gives written notice thereof to the Company or the Expiration Date, or (iii) there has occurred since the date of the Merger Agreement any events or changes which have a material adverse effect on the Company; or

          (c) all other necessary consents and approvals from governmental entities have not been obtained on terms and conditions reasonably satisfactory to Parent;

which, with respect to any of the foregoing clauses (a), (b) or (c), in the good faith judgment of Parent or Purchaser, in any such case, and provided that Parent and Purchaser have performed all of their respective obligations under the Merger Agreement relating to such condition, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares; or

          (d)(i) a tender offer or exchange offer for fifteen percent (15%) or more of the outstanding Shares is commenced, and the Company Board, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; or (ii) any Third Party has entered into a definitive agreement or agreement in principle with the Company with respect to a Third Party Acquisition;

          (e) the Company Board has withdrawn, or modified or changed in a manner adverse to Parent and Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Merger Agreement, the Offer or the Merger, or recommended another proposal or offer, or the Company Board has resolved to do any of the foregoing; or

          (f) the Merger Agreement has been terminated in accordance with its terms.

     The conditions set forth above are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

14. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Purchaser is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's purchase of the Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the purchase or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under the section captioned -- Certain Legal Matters; Regulatory Approvals; State Takeover Statutes, such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approval were not obtained or such other action were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See -- Certain Conditions of the Offer.

     State Takeover Statutes. A number of states (including Delaware, where the Company is incorporated) have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger or any other business combination between Purchaser or any of its affiliates and the Company. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting Shares of a target corporation without the prior approval of the remaining stockholders where, among other matters, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     Section 203 of the DGCL, in general, prevents an "interested stockholder" (including a person who owns or has the right to acquire fifteen percent (15%) or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board has taken all appropriate action so that neither Parent nor Purchaser is or will be considered an "interested stockholder" pursuant to Section 203 of the DGCL.

     Neither Parent nor Purchaser has determined whether any other state takeover laws or regulations will by their terms apply to the Offer or the Merger, and except as set forth above, neither Purchaser nor Parent have attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser and Parent reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken by Parent or Purchaser in connection with the Offer is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares.
See -- Certain Conditions of the Offer.

     Antitrust in the United States. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about April 10, 2001. The waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, fifteen days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

     Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See -- Withdrawal Rights. If Purchaser's purchase of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See -- Certain Conditions of the Offer.

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the purchase of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See -- Certain Conditions of the Offer, including conditions with respect to litigation and certain governmental actions and -- The Merger Agreement for certain termination rights.

     New Jersey Environmental Approvals. The Company must comply with ISRA in order to complete the Merger. The requirements of ISRA relate to compliance with certain environmental regulations prior to transferring property within the State of New Jersey pursuant to the Merger. The Company may seek a determination the NJDEP that compliance with ISRA is not required by reason of the transactions contemplated by the Merger Agreement for its facilities in New Jersey. If the NJDEP approves such a determination for any facility, such approval will fulfill the Company's obligations with respect to compliance with ISRA under the Merger Agreement for that facility. If such a determination is denied for any facility or the Company elects not to seek such a determination, then the Company must make all filings necessary to obtain all NJDEP approvals pursuant to ISRA that would allow the Merger to be completed in full compliance with ISRA. There can be no assurance that such approvals by the NJDEP under ISRA will be obtained.

15. APPRAISAL RIGHTS.

     No appraisal rights are available in connection with the Offer.

     If Purchaser acquires at least ninety percent (90%) of the Shares pursuant to the Offer, the Merger may be completed without a stockholders' meeting and without the approval of the Company's stockholders.

     If less than ninety percent (90%) of the Shares are acquired pursuant to the Offer and a stockholder vote is required to approve the Merger, holders of Shares may have appraisal rights in connection with the Merger under certain circumstances. If the Shares are not listed on a national securities exchange or quoted on the Nasdaq National Market System on the record date fixed to determine the stockholders entitled to receive notice of and to vote on the Merger, the holders of Shares will have appraisal rights pursuant to Section 262 of the DGCL.

     Holders of Shares at the Effective Time who have appraisal rights and do not wish to accept the Merger Consideration pursuant to the Merger will have the right to seek an appraisal and to be paid the "fair value" of their Shares as of the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash provided that such holder complies with the provisions of Section 262 of the DGCL.

     The following is a brief summary of the statutory procedures to be followed in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Schedule II hereto. Any stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights, if any, will not be available unless and until the Merger (or a similar business combination) is completed.

     Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected without a vote of stockholders pursuant to Section 253 of the DGCL (a "short-form merger"), but rather is being completed following approval thereof at a meeting of the Company's stockholders (a "long-form merger") or (y) within twenty days after the date that the Surviving Corporation mails to the stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 and any other information required thereby) if the Merger is being effected as a short-form merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a long-form merger, this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a long-form merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date the demand is made and continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL.

     In the case of both a short-form merger and a long-form merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a long-form merger and within twenty days following the mailing of the Notice of Merger in the case of a short-form merger.

     Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, USA Detergents, Inc., 1735 Jersey Avenue, North Brunswick, New Jersey 08902. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such shares. In the case of a long-form merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

     In the case of a long-form merger, stockholders electing to exercise their appraisal rights under Section 262 of the DGCL must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     Regardless of whether the Merger is effected as a long-form merger or a short-form merger, within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation . . . ." The Delaware
Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. Moreover, Parent intends to cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Shares is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within sixty days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and Parent has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS COMPLETED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

     STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER.

     The foregoing summary of the rights of objecting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders of the Company desiring to exercise any available dissenters' rights. The foregoing summary is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

16. FEES AND EXPENSES

     Estimated fees and expenses incurred or to be incurred by Parent and Purchaser, on the one hand, and the Company, on the other hand, in connection with the Offer and Merger are as follows:

         DESCRIPTION              AMOUNT      RESPONSIBLE PARTY                NOTES
         -----------            ----------   --------------------  ------------------------------
Advisory fees and expenses....  $1,775,000         Company         Includes the estimated fees of
                                                                     Sawaya & Company, LLC and
                                                                     PricewaterhouseCoopers
                                                                     Securities
Advisory fees and expenses....   1,500,000   Parent and Purchaser  Includes the estimated fees of
                                                                     JP Morgan, a division of
                                                                     Chase Securities Inc.
Legal fees and expenses.......     500,000         Company         Includes the estimated fees of
                                                                     counsel to the Company
Legal fees and expenses.......     425,000   Parent and Purchaser  Includes the estimated fees of
                                                                     counsel to Parent and
                                                                     Purchaser
Hart-Scott-Rodino filing
  fee.........................      45,000   Parent and Purchaser
Depositary fees and
  expenses....................      25,000   Parent and Purchaser  Includes the estimated fees of
                                                                     Mellon Investor Services LLC
Information Agent fees and
  expenses....................      15,000   Parent and Purchaser  Includes the estimated fees of
                                                                     D.F. King & Co., Inc.
Securities and Exchange
  Commission filing fee.......      18,360   Parent and Purchaser
Printing and mailing costs....      80,000   Parent and Purchaser
Fees and expenses associated
  with financing..............   1,400,000   Parent and Purchaser
Fees and expenses associated
  with summary
  advertisement...............      85,000   Parent and Purchaser
Miscellaneous expenses........      25,000   Parent and Purchaser
Miscellaneous expenses........      25,000         Company
          TOTAL...............  $5,918,360

     Except as set forth herein, Parent and Purchaser will not pay any fees or commission to any broker, dealer, or other person for soliciting tenders of Shares pursuant to the Offer. Parent and Purchaser have retained D.F. King & Co., Inc. to act as Information Agent, and Mellon Investor Services LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile or personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of Shares. Parent and Purchaser will pay the Information Agent and Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify them against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Parent and Purchaser will also pay all costs and expenses of printing and mailing the Offer materials and any related legal fees and expenses incurred by or on behalf of Parent, Purchaser and their affiliates. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding Offer materials to their customers.

17. MISCELLANEOUS.

     Neither Purchaser nor Parent is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If either Purchaser or Parent becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser and Parent cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE OTHER OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rules 14d-3 and 13e-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth in the section captioned -- Certain Information Concerning the Company.

                                          US Acquisition Corp.

April 12, 2001

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Parent. Unless otherwise indicated, the business address of each such person is c/o Parent at 469 North Harrison Street, Princeton, New Jersey 08543-5297 and each such person is a citizen of the United States.

  DIRECTORS AND EXECUTIVE OFFICERS     PRESENT PRINCIPAL AND FIVE-YEAR EMPLOYMENT HISTORY
  --------------------------------     --------------------------------------------------
Robert A. Davies, III*...............  Chairman and Chief Executive Officer of Parent since October
                                       1995. Mr. Davies currently serves as a member of the Board of Directors of Footstar, Inc. and The Newgrange School.
William R. Becklean*.................  Managing Director of SunTrust Equitable Securities, the
                                       investment banking subsidiary of SunTrust Bank, since 1999.
                                       Mr. Becklean previously served as Managing Director of
                                       Tucker Anthony, Inc. a full-service regional brokerage and investment banking firm, from 1990 until 1999. Prior to
                                       that, he served as a Vice President of Kidder, Peabody &
                                       Co., Inc.
Robert H. Beeby*.....................  Retired in 1991 as President and Chief Executive Officer of
                                       Frito-Lay, Inc., the nation's largest manufacturer of snack food. Prior to that, Mr. Beeby served as President and Chief
                                       Executive Officer of Pepsi-Cola International. He currently serves as a member of the Board of Directors of A.C. Neilsen and Modem Media.
Rosina B. Dixon, M.D.*...............  Consultant to the pharmaceutical industry since 1986. Ms.
                                       Dixon is a director of Cambrex Corporation and Enzon, Inc.
J. Richard Leaman, Jr.*..............  Retired in May 1995 as President and Chief Executive Officer
                                       of S.D. Warren Company, a producer of coated printing and
                                       publishing papers. From 1991 through 1994, Mr. Leaman was
                                       Vice Chairman of Scott Paper Company. Mr. Leaman is a member of the Board of Directors of Pep Boys, Ranpak Corporation
                                       and Elwyn, Inc. and is Vice Chairman of the Executive
                                       Committee and the Board of Trustees of Widener University.
Robert D. Leblanc*...................  President and Chief Executive Officer of Handy & Harman, a
                                       diversified industrial manufacturer, since 1996. Mr. Leblanc is also Executive Vice President and a Director of Handy &
                                       Harman's parent company WHX Corporation. Prior to joining
                                       Handy & Harman, he was Executive Vice President of Elf
                                       Atochem North America, a specialty chemicals company.
John F. Maypole*.....................  Managing Partner, Peach State Real Estate Holding Company, a
                                       family investment partnership, since 1984. Mr. Maypole has also served as a financial consultant since 1984. He is a
                                       director of Dan River Inc. and Massachusetts Mutual Life
                                       Insurance Company.

  DIRECTORS AND EXECUTIVE OFFICERS     PRESENT PRINCIPAL AND FIVE-YEAR EMPLOYMENT HISTORY
  --------------------------------     --------------------------------------------------
Robert A. McCabe*....................  Chairman of Pilot Capital Corporation, whose business is providing equity financing for private companies, since
                                       1987. Mr. McCabe is a member of the Board of Directors of
                                       The Atlantic Bank and Thermo Electron Corporation. He is
                                       also a Trustee of the Whitehead Institute for Biomedical
                                       Research, the American School of Classical Studies at
                                       Athens, the Thera Foundation, Athens College in Greece and
                                       the French Library in Boston.
Dwight C. Minton*....................  Chairman Emeritus of Parent. Mr. Minton previously served as
                                       Chairman of the Board of Parent from 1981 until February
                                       2001. Mr. Minton served 26 years as Chief Executive Officer of Parent until his retirement in October 1995. He currently serves as Treasurer of the National Environmental Education and Training Foundation, Trustee of the National Parks
                                       Conservation Association and is a director of Crane Co.
Burton B. Staniar*...................  Chairman of Knoll, Inc., a global office furnishings company, since 1994. Prior to joining Knoll, Mr. Staniar was
                                       Chairman of Westinghouse Broadcasting Co., a diversified
                                       media company.
John O. Whitney*.....................  Professor and Executive Director, the Deming Center for
                                       Quality Management at Columbia Business School since 1995.
                                       He currently serves as a member of the Board of Directors of the Turner Corporation and Inoveon, Inc. He also serves as
                                       Advisory Director of Newsbank.
Jon L. Finley*.......................  President and Chief Operating Officer since April 1, 2001.
                                       Prior to joining Parent, Mr. Finley was with General Mills, serving as Senior Vice President, Global Convenience Foods from 1998 until 2001; President, Gold Medal Division from
                                       1996 until 1998; and Senior Vice President, New Business
                                       from 1995 until 1996. Mr. Finley is also a member of the
                                       board of directors of Bush Brothers.
Raymond L. Bendure, Ph.D.............  Vice President, Research and Development since November
                                       1995.
Mark A. Bilawsky.....................  Vice President, General Counsel and Secretary since 1989.
Mark G. Conish.......................  Vice President, Operations since July 1999. Mr. Conish previously served as Vice President Manufacturing and
                                       Distribution since November 1994.
Steven P. Cugine.....................  Vice President, Human Resources since December 1999. Mr.
                                       Cugine was formerly with the FMC Corporation, holding
                                       several human resources positions since 1988, including
                                       serving as Director of Human Resources for the Alkali,
                                       Peroxide and Oxidant Chemical Division in Philadelphia since
                                       1997.
Zvi Eiref............................  Vice President, Finance and Chief Financial Officer since
                                       November 1995.
Henry Kornhauser.....................  Vice President, Advertising since 1997. Prior to that, Mr.
                                       Kornhauser was Chairman of the Board of Partners & Shevack,
                                       an advertising agency in which he was a principal. Prior to that, he was Chairman and Chief Executive Officer of his own company, Kornhauser & Calene which merged with Partners &
                                       Shevack in 1989.

  DIRECTORS AND EXECUTIVE OFFICERS     PRESENT PRINCIPAL AND FIVE-YEAR EMPLOYMENT HISTORY
  --------------------------------     --------------------------------------------------
Dennis M. Moore......................  Vice President, Arm & Hammer Division Sales since February
                                       2000. Prior to that, Mr. Moore held the positions of Vice
                                       President, General Manager International Operations/Business
                                       Development from October 1997 until February 2000; Vice
                                       President, Corporate Business Development from July 1996
                                       until October 1997; and Vice President, Administration from
                                       May 1989 until July 1996.
John R. Burke........................  Vice President, Financial Analysis and Planning for the Arm
                                       & Hammer Division since June 1999. Mr. Burke joined Parent in 1985 as a Senior Financial Analyst and has served the
                                       Company in various management positions since 1986, most
                                       recently as Director Financial Analysis.
Kenneth S. Colbert...................  Vice President, Logistics since October 1999. For the previous 20 years, Mr. Colbert served in various management and director positions, the most recent being Director,
                                       Logistics Strategy.
Anthony J. Falotico..................  Vice President, Process Development, Packaging and Fabric
                                       Care Product Development since October 1998. For the
                                       previous 18 years, Mr. Falotico served in various management and director positions, the most recent being Director,
                                       Laundry Product/Process Development.
Alfred H. Falter.....................  Vice President, Procurement since January 1998. Mr. Falter previously served as Vice President, Corporate Purchasing
                                       from December 1995 until January 1998.
W. Patrick Fielder...................  Vice President Basic Chemicals, Specialty Products Division
                                       since January 1999. Mr. Fielder previously served as Vice
                                       President Sales and Marketing since February 1997 after
                                       being appointed Vice President Marketing in October 1995.
Gary P. Halker.......................  Vice President, Controller and Chief Information Officer
                                       since August 1995.
Jaap Ketting.........................  Vice President, International Finance for the Specialty
                                       Products Division since January 2001. Mr. Ketting previously served as Vice President, Brazil from June 1997 until
                                       January 2001 and Director of Financial Analysis for the
                                       Specialty Products Division from June 1990 until June 1997.
Larry B. Koslow......................  Vice President Marketing Personal Care, Arm & Hammer
                                       Division since November 1995.
Ronald D. Munson.....................  Vice President Animal Nutrition, Specialty Products Division
                                       since March 1999. Mr. Munson previously served as Vice
                                       President International Operations, Specialty Products
                                       Division from July 1991 until March 1999.

---------------
* Member of Parent's Board of Directors.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Parent. Unless otherwise indicated, the business address of each such person is c/o Parent at 469 North Harrison Street, Princeton, New Jersey 08543-5297 and each such person is a citizen of the United States.

DIRECTORS AND EXECUTIVE OFFICERS  PRESENT PRINCIPAL AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------  --------------------------------------------------
Robert A. Davies, III*.........   Chief Executive Officer of Purchaser. Mr. Davies has served as Chairman and Chief Executive Officer of Parent since
                                  October 1995. Mr. Davies also serves as a member of the
                                  Board of Directors of Footstar, Inc. and The Newgrange
                                  School.
Dennis M. Moore*...............   President of Purchaser. Mr. Moore has served as Vice
                                  President, Arm & Hammer Division Sales of Parent since
                                  February 2000. Prior to that, he held the positions of Vice
                                  President, General Manager International Operations/
                                  Business Development of Parent from October 1997 until
                                  February 2000; Vice President, Corporate Business
                                  Development of Parent from July 1996 until October 1997; and
                                  Vice President, Administration of Parent from May 1989 until
                                  July 1996.
Zvi Eiref*.....................   Chief Financial Officer and Treasurer of Purchaser. Mr.
                                  Eiref has served as Vice President, Finance and Chief
                                  Financial Officer of Parent since November 1995.
Mark A. Bilawsky...............   Secretary of Purchaser. Mr. Bilawsky has served as Vice
                                  President, General Counsel and Secretary of Parent since
                                  1989.

---------------
* Member of Purchaser's Board of Directors.

                                                                     SCHEDULE II

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
                                      SII-1

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date

                                      SII-2
     is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or

                                      SII-3
compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                      SII-4

                                                                      APPENDIX A

March 30, 2001

Board of Directors
USA Detergents, Inc.
1735 Jersey Avenue
North Brunswick, New Jersey 08902

Dear Sirs:

     We understand that USA Detergents, Inc. (the "Company"), US Acquisition Corp. (the "Acquiror") and Church & Dwight Co., Inc. (the "Parent") have proposed entering into an Agreement and Plan of Merger, dated as of March 30, 2001 (the "Agreement"), pursuant to which Acquiror will commence a tender offer (the "Tender Offer") for 100% of the common stock outstanding, par value $0.01 per share (the "Common Stock"), of the Company (other than shares held by the Parent) for $7.00 per share of Common Stock (the "Consideration") and, upon consummation thereof, merge Acquiror with and into the Company and the separate corporate existence of Acquiror shall thereupon cease (the "Transaction"). You have provided us with a draft copy of the Agreement in substantially final form.

     You have asked us to render our opinion, as investment bankers, as to whether the Consideration for the shares of Common Stock is fair, from a financial point of view, to the stockholders of the Company, other than the Parent.

     In connection with our opinion, we have:

          (a) reviewed the Agreement;

          (b) reviewed certain financial and other information relating to the Company that was publicly available or furnished to us by the Company that we believe appropriate for purposes of rendering this opinion, including, but not limited to: (i) the Company's Annual Reports on Forms 10-K for the three years ended December 30, 1997 through December 30, 1999 and the Company's Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2000; (ii) the Company's audited consolidated financial statements for the year ended December 30, 2000; (iii) financial projections for and as developed by the Company; and (iv) publicly available market information regarding the Company and the historical trading price and volume of its Common Stock;

          (c) met with members of the Company's management to discuss the business, operations, historical financial results and future prospects of the Company;

          (d) considered certain financial and securities data of the Company and compared that data with similar data for other publicly-held companies in businesses similar to those of the Company;

          (e) performed a discounted cash flow analysis, a comparable company analysis, a comparable transaction analysis and certain other analyses which we deemed useful in connection therewith; and

          (f) considered and/or performed such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.

     The opinion expressed below is subject to the following qualifications and limitations:

          1. In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company. With respect to the financial forecasts examined by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company.

          2. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

          3. Our services with respect to the Transaction do not constitute, nor should they be construed to constitute in any way, a review or audit of, or any other procedures with respect to any financial information, nor should such services be relied upon by any person to disclose weaknesses in internal controls or financial statement errors or irregularities.

          4. Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Transaction or whether the consideration to be received by the stockholders in the Transaction represents the highest price obtainable. We express no view as to the federal, state or local tax consequences of the Transaction.

          5. Our opinion is based on business, economic, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us.

          6. This opinion is effective as of the date hereof. We have no obligation to update the opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received for the shares of Common Stock by the stockholders of the Company is fair to such stockholders of the Company, other than the Parent (as to which no opinion is being expressed), from a financial point of view.

     We will receive a fee as compensation for our services in rendering this opinion. In addition, we wish to advise you that in October, 2000, PricewaterhouseCoopers LLP, an indirect stockholder of ours, provided valuation services to the Parent in connection with its acquisition of Enamelon, Inc.

     Provided that it is reproduced in full, this opinion may be included in any disclosure document filed by the Company in connection with the consummation of the Transaction with the Securities and Exchange Commission, or otherwise required to be made publicly available. Except as provided in the immediately preceding sentence, any disclosure of this opinion, including that contained in any document filed with the Securities and Exchange Commission or distributed to the stockholders of the Company, and any description of this opinion, may not be made without the prior written review and approval of PwCS, in all instances not to be unreasonably withheld or delayed.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company and its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transaction.

                                          Very truly yours,

                                          /s/ PRICEWATERHOUSECOOPERS
                                          SECURITIES

                                                                      APPENDIX B

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           CHURCH & DWIGHT CO., INC.,

                              US ACQUISITION CORP.

                                      AND

                              USA DETERGENTS, INC.

                           DATED AS OF MARCH 30, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of March 30, 2001, is entered into by and among CHURCH & DWIGHT CO., INC., a Delaware corporation ("Parent"), US ACQUISITION CORP., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Parent, and USA DETERGENTS, INC., a Delaware corporation (the "Company").

     WHEREAS, the Board of Directors of each of the Company, Parent and Purchaser has, in light of and subject to the terms and conditions set forth herein, (a) determined that a business combination between Parent and the Company is fair to their respective stockholders and in the best interests of such stockholders and (b) accordingly has approved a merger of Purchaser with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"), upon the terms and subject to the conditions set forth herein (the "Merger"); and

     WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, Parent and Purchaser have approved and adopted this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the Company, Parent and Purchaser hereby agree as follows:

                                   ARTICLE 1

                                   THE OFFER

     SECTION 1.1. The Offer.

     (a) Provided that this Agreement has not been terminated in accordance with
Article 7 and none of the events or conditions set forth in Annex I hereto has occurred and is existing, then, as promptly as reasonably practicable after the public announcement of the terms of this Agreement, but in no event later than ten (10) Business Days after the date hereof, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer (the "Offer") for all of the outstanding shares of common stock, par value $0.01 per share, of the Company (individually a "Share" and, collectively, the "Shares") at a price per Share of $7.00, net to the seller in cash (the "Offer Price"). Purchaser shall, and Parent shall cause Purchaser to, accept for payment Shares that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time permitted by law, subject to the prior satisfaction or waiver of the conditions to the Offer (but not waiver of the Minimum Condition). The obligation of Purchaser to accept for payment and to pay for any Shares tendered shall be subject only to (i) the condition that at least fifty-one percent (51%) of the Shares (including all Shares then owned by Parent and/or Purchaser, which for this purpose will be deemed to be validly tendered and not withdrawn) on a fully-diluted basis (including for purposes of such calculation all Shares issuable upon exercise or conversion of all Stock Options (as defined below), warrants and convertible securities having an exercise or conversion price of $7.00 per Share or less that vest prior to the Effective Time (as defined below), but excluding any Shares held by the Company or any of its subsidiaries), be validly tendered and not withdrawn (the "Minimum Condition"), and (ii) the other conditions set forth in Annex I hereto. Purchaser expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company, no change may be made that (u) increases the Minimum Condition; (v) changes the form of consideration to be paid; (w) decreases the price per Share or the number of Shares sought in the Offer; (x) imposes conditions to the Offer in addition to the Minimum Condition and those set forth in Annex I; (y) changes the Expiration Date (as defined below), except as provided in this Agreement; or (z) is adverse to the holders of the Shares. No Shares held by the Company or any of its subsidiaries will be tendered in the Offer.

     (b) The Offer will initially be scheduled to expire thirty (30) Business Days following the commencement thereof (the initial "Expiration Date," and any expiration date established pursuant to an authorized extension of the Offer, as so extended, also an "Expiration Date"). Notwithstanding the foregoing, Purchaser shall, and Parent shall cause Purchaser to, without the consent of the
Company: (i) extend the Offer for one
or more additional periods of ten (10) Business Days each if any conditions to the Offer have not been satisfied (other than conditions which are not capable of being satisfied) or waived; or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or for any period required by any other law applicable to the Offer. Furthermore, if all the conditions to the Offer, including, without limitation, the Minimum Condition, are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of Shares, Purchaser may, and Parent may cause Purchaser to, without the consent of the Company: (x) extend the Offer for up to two (2) additional periods of five (5) Business Days each beyond the latest Expiration Date; provided that Purchaser shall accept for payment and promptly pay for Shares that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time permitted by law after the earlier of (1) the expiration of any such five-Business Day period at the end of which such ninety percent (90%) threshold is reached or (2) the expiration of the last such five-Business Day period; and/or (y) extend the Offer for a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) of up to twenty (20) days in order to acquire over ninety percent (90%) of the outstanding Shares; provided that Purchaser shall accept for payment and promptly pay for Shares that have been validly tendered and not withdrawn pursuant to the Offer, prior to the date of extension under this clause (y), and otherwise meets the requirements of Rule 14d-11 under the Exchange Act.

     (c) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain as an exhibit or incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement. Parent and Purchaser shall cause the Schedule TO, the Offer to Purchase and all amendments or supplements thereto (which collectively constitute the "Offer Documents") to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information becomes false or misleading in any material respect, and Parent and Purchaser further shall take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Schedule TO prior to the filing thereof with the SEC. Parent and Purchaser shall provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Schedule TO, promptly after receipt of such comments, and shall provide the Company and its counsel a reasonable opportunity to comment on the proposed response of Parent and Purchaser with respect to such comments.

     (d) Without in any way limiting Section 1.2(a) hereof, the Company hereby waives and represents that the Company's Board of Directors has agreed to waive, solely for the purposes of the Offer and the Merger, the provisions of Section 7 of that certain Stock Purchase Agreement, dated as of June 14, 2000 (the "Stock Purchase Agreement"), by and among Parent, the Company and Frederick R. Adler.

     SECTION 1.2. Company Action.

     (a) The Company hereby consents to the Offer and represents that the Company's Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, are fair to and in the best interests of the Company's stockholders; (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law ("DGCL"), including, without limitation, Section 203 of the DGCL; and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders; provided, however, that such recommendation may be withdrawn, modified or amended, as provided in Section 5.5 hereof. The Company hereby consents to the inclusion of such recommendation and approval in the Offer Documents. The
                                       B-2
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Company has been advised that all of its directors who own Shares intend to tender their Shares pursuant to the Offer.

     (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that will reflect, subject to Section 5.5 hereof, the recommendations of the Company's Board of Directors referred to above. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate in the response of the Company to such comments. The Company, Parent and Purchaser each shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it becomes false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     (c) The Company shall, or cause its transfer agent to, promptly furnish Parent with a list of its stockholders of record, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date. The Company shall provide to Parent such additional information (including updated lists of stockholders of record, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, Parent and Purchaser shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

     SECTION 1.3. Directors.

     (a) Promptly upon the purchase of and payment for such number of Shares by Parent or Purchaser that satisfy the Minimum Condition, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.3) multiplied by (ii) the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. The Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, the Company shall also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (x) each committee of the Board of Directors and
(y) each Board of Directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company's Board of Directors as permitted by the rules of The Nasdaq Stock Market. Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective best efforts to ensure that at least two (2) of the members of the Company's Board of Directors shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date hereof (the "Continuing Directors") (which, in the case of Parent, shall include the voting of all Shares held by it for the election of such persons as directors of the Company); provided that if there are in office fewer than two Continuing Directors for any reason, the Company's Board of Directors shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two (2) persons to fill such vacancies who will not be officers or employees or affiliates of the Company, Parent or Purchaser or any of their respective subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

     (b) The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.3, so long as Parent has provided to the Company on a timely basis the information referred to in the following sentence. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors, officers and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Parent's designees pursuant to
Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company's Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Purchaser, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any consent or action by the Company's Board of Directors hereunder and any other action of the Company hereunder which adversely affects the holders of Shares (other than Parent or Purchaser) or holders of Stock Options (as defined below).

                                   ARTICLE 2

                                   THE MERGER

     SECTION 2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (defined below), in accordance with this Agreement and the DGCL, Purchaser shall be merged with and into the Company. Following the Merger, the separate existence of Purchaser shall cease and the Company shall continue as the Surviving Corporation.

     SECTION 2.2. Effect of the Merger. The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Purchaser shall vest in the Surviving Corporation and all the debts, liabilities and duties of Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.3. Closing. Unless this Agreement has been terminated, and subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, the completion of the Merger (the "Closing") will take place as promptly as practicable, but in no event later than 10:00 a.m. on the second (2nd) Business Day following the satisfaction or waiver of all the conditions (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to those conditions) to the obligations of the parties to effect the Merger set forth herein (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher LLP, New York, New York, unless another time, date or place is agreed to by the parties hereto.

     SECTION 2.4. Completion of the Merger. Upon the Closing, the parties hereto shall cause the Merger to be completed by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger (the "Merger Certificate") in accordance with the DGCL, which shall be effective upon filing or on such later date as may be agreed by the parties and specified therein (the time of such effectiveness being the "Effective Time").

     SECTION 2.5. Certificate of Incorporation; Bylaws; Directors and Officers.

     (a) The Certificate of Incorporation of Purchaser in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that such Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be "USA Detergents, Inc.") until thereafter amended in accordance with the provisions thereof and as provided by the DGCL. The Bylaws of Purchaser in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the Certificate of Incorporation of the Surviving Corporation and the DGCL.

     (b) From and after the Effective Time and until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, (i) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Purchaser at the Effective Time shall be the officers of the Surviving Corporation.

     SECTION 2.6. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares or any shares of capital stock of Purchaser:

          (a) Each share of common stock, par value $0.01 per share, of Purchaser that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

          (b) Each Share that is owned by Parent or Purchaser or any subsidiary or affiliate of Parent or Purchaser, or by any of the Company's subsidiaries or held in the treasury of the Company, but not Shares held in any Company benefit plan (collectively, the "Excluded Shares"), shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

          (c) Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and any Dissenting Shares (as defined below)) shall be converted into the right to receive the highest price paid per Share pursuant to the Offer, without interest (the "Merger Consideration"); and

          (d) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded, and perfected, appraisal rights for such Shares in accordance with Section 262 of the DGCL (if Section 262 of the DGCL provides for appraisal rights for such Shares in the Merger) ("Dissenting Shares"), will not be converted into the right to receive the Merger Consideration. Instead, such holder of Dissenting Shares will be entitled to receive payment of the appraised value of the Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal and payment under the DGCL. If after the Effective Time, any such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal and payment under the DGCL, such holder's Dissenting Shares will thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which the holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares and, prior to the Effective Time, Parent will have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle any such demands for appraisal.

     SECTION 2.7. Exchange of Certificates.

     (a) As of the Effective Time, Parent shall deposit with Mellon Investor Services LLC, or such other agent or agents as may be appointed by Parent and Purchaser (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article 2, through the Exchange Agent an amount of cash equal to the aggregate Merger Consideration payable pursuant to Section
2.6 (such amount of cash is hereinafter referred to as the "Exchange Fund"), in exchange for outstanding Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration for the Shares represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check representing the proper amount of Merger Consideration may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate amount of Merger Consideration.

     (c) In the event that any Certificate for Shares has been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the appropriate amount of Merger Consideration, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent, may, in its discretion, require the delivery of a suitable bond and/or indemnity.

     (d) Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent as general creditors for payment of their claims for Merger Consideration.

     (e) Neither Parent nor the Company shall be liable to any holder of Shares for any amount of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.8. Stock Options.

     (a) At the Effective Time, each outstanding option or warrant to purchase Shares (a "Stock Option" or, collectively, the "Stock Options") issued pursuant to (i) the Company's 1995 Stock Option Plan, as amended and restated; (ii) the Company's Stock Option Plan for Non-Employee Directors, as amended and restated (clauses (i) and (ii), together, the "Option Plans"); or (iii) any other plan or instrument, whether vested or unvested, shall be cancelled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) payable by Parent at the Effective Time equal to the Cash-Out Price (as defined below). The "Cash-Out Price" will be paid only if the exercise price per Share of the Stock Option is less than the Merger Consideration and will be equal to the product of (i) the number of Shares subject to any Stock Option vested immediately prior to the Effective Time (including any Stock Option which becomes vested on or prior to the Effective Time in accordance with the terms of an automatic acceleration provision in existence as of the date hereof and disclosed to Parent hereunder), multiplied by (ii) the excess of the Merger Consideration over the exercise price per Share of such Stock Option.

     (b) Prior to the Effective Time, the Company shall use its best efforts to take all actions (including, if appropriate, amending the terms of the Option Plans or the Stock Options) and obtain such consents as are necessary to give effect to the transactions contemplated by Section 2.8(a).

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Purchaser that, except as set forth in the Company's disclosure schedule attached hereto (the "Company Disclosure Schedule," which will be arranged so that each exception will specifically identify the numbered and lettered section of this Agreement to which the exception relates) or the SEC Reports:

     SECTION 3.1. Organization and Qualification; Subsidiaries.

     (a) Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company.

     (b) The Company has heretofore delivered to Parent accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and each of its subsidiaries. Each of the Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 3.2. Capitalization of the Company and its Subsidiaries.

     (a) The authorized capital stock of the Company consists of 30,000,000 Shares and 1,000,000 shares of preferred stock, of which 14,192,776 Shares and no shares of preferred stock are issued and outstanding. All of the outstanding Shares have been validly issued, and are fully paid, nonassessable and free of preemptive rights. All of the outstanding Shares have been issued in compliance with all applicable United States federal and state and foreign securities laws. Other than (x) as set forth in the first sentence of this Section 3.2(a); (y) an aggregate of 1,975,000 Shares reserved for issuance for awards under Option Plans, of which 1,561,564 Shares are subject to outstanding Stock Options issued under such Option Plans; and (z) an aggregate of 1,078,524 Shares subject to outstanding Stock Options issued outside of the Options Plans, there are no other outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or its subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company; (iii) options or other rights to acquire from the Company or its subsidiaries, or obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company; and (iv) equity equivalents, interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (clauses (i) through (iv) above, collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

     (b) Section 3.2(b) of the Company Disclosure Schedule identifies each subsidiary of the Company as of the date hereof and shows the jurisdiction of incorporation or organization of each such subsidiary. Other than as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of the Company's subsidiaries (other than directors' qualifying shares in the case of certain foreign subsidiaries) is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries convertible into or exercisable or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or any agreement to grant any of the foregoing.
                                       B-7
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     (c) The Shares constitute the only class of equity securities of the
Company or its subsidiaries registered or required to be registered under the Exchange Act.

     SECTION 3.3. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject (if required) to the approval and adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws (the "Stockholder Approval"), to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to complete the transactions contemplated hereby, except, with respect to completion of the Merger, the Stockholder Approval (if required). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (clauses (a) and (b), the "Enforceability Exceptions").

     SECTION 3.4. SEC Reports; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998, each of which, as amended, has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore delivered, made available or promptly shall deliver or make available to Parent, in the form filed with the SEC (including any amendments thereto and all exhibits), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1998 and 1999 and a draft of its Annual Report on Form 10-K, provided on March 28, 2001 by counsel to the Company, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1998 and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1998 (clauses (i) through (iii), collectively, the "SEC Reports"). None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, or, if amended, to the extent amended on the date of filing of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Company included in the SEC Reports comply in form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (each as then in effect), have been prepared in conformity with generally accepted accounting principles (as then in effect) applied on a consistent basis (except as otherwise noted therein), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates and their consolidated results of operations and its cash flows for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

     (b) The Company has heretofore made, or promptly shall make, available to Parent a complete and correct copy of any amendments or modifications, which are or will be required to be filed with the SEC but have not yet been so filed, to agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act.

     SECTION 3.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the time the Offer Documents are filed with the SEC or disseminated to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Schedule 14D-9 and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby, will comply as to form, in all material respects, with the requirements of the Securities Act and the Exchange Act and will not, at the time such document is filed with the SEC or disseminated to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and ISRA (as defined below), and except for applicable foreign governmental approvals and the filing and recordation of the Merger Certificate as required by the DGCL and other appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority, whether domestic or foreign (a "Governmental Entity"), is necessary for the execution and delivery by the Company of this Agreement or the completion by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the completion by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, except for such violations, breaches and defaults (or rights of termination, amendment, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect on the Company; or (iii) violate any order, writ, injunction, decree, or any law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective assets, except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The purchase by Parent of 2,142,857 Shares on June 14, 2000 (including the put and call agreement with Frederick Adler and the subsequent exercise of the put agreement) constituted a transaction approved by the board of directors of the Company as set forth in Section 203(a)(1) of the DGCL.

     SECTION 3.7. No Default. None of the Company or any of its subsidiaries is in breach, default or violation in any material respect (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation by the Company or any of its subsidiaries in any material respect) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents); (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, except for such breaches, defaults and violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company; or (iii) any order, writ, injunction, decree, or any law, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets, except for such breaches, defaults and violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound is in full force and effect (except for those deficiencies which would not, individually or in the aggregate, have a Material Adverse Effect on the Company) and is not subject to any
                                       B-9
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default thereunder of which the Company has any knowledge by any party obligated to the Company or any subsidiary thereunder.

     SECTION 3.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth on Schedule 3.8 of the Company Disclosure Schedule, since September 30, 2000: (a) the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course of business, consistent with past practice, and, other than in the ordinary course of business, there has not occurred any change which, individually or in the aggregate, has resulted or would result in a Material Adverse Effect on the Company, and (b) except as specifically set forth in the SEC Reports, this Agreement or the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has taken or omitted to take any action which would constitute a breach of Section 5.1 hereof had it been taken subsequent to the date hereof. Section 3.8 of the Company Disclosure Schedule sets forth a detailed list of all "earn-out" or similar obligations (of whatever form, name or description, related to the past, present or future performance of the Company, any of its subsidiaries or any portions of any of their respective businesses) of the Company or any of its subsidiaries, arising out of or related to acquisitions of persons (whether by merger, stock purchase, share exchange, asset purchase, or otherwise) by the Company or any of its subsidiaries and which obligations either have not expired by their own terms or with respect to which there exist as of the date hereof or may exist in the future any liabilities of the Company or any of its subsidiaries to any person, whether fixed or contingent, liquidated or unliquidated, accrued or unaccrued. Section 3.8 of the Company Disclosure Schedule also sets forth a list of the Company's current outstanding debt, including, without limitation, the current outstanding principal balances under each of the loan facilities with FINOVA Capital Corporation.

     SECTION 3.9. Litigation. Except as set forth in Section 3.9 of the Company Disclosure Schedule and the SEC Reports, there is no suit, claim, action, proceeding or investigation (collectively, a "Proceeding") pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets which would have, individually or in the aggregate, a Material Adverse Effect on the Company or would reasonably be expected to prevent or materially delay the completion of the transactions contemplated by this Agreement. None of the Company or any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, a Material Adverse Effect on the Company or would reasonably be expected to prevent or materially delay the completion of the transactions contemplated by this Agreement.

     SECTION 3.10. Compliance with Applicable Law. The businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance, rule or regulation of any Governmental Entity, including, without limitation, federal, state, municipal and foreign laws and regulations relating to the protection of the health and safety of employees and equal employment opportunity, except for violations and failures to comply which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no unresolved notices of deficiency or charges of violation brought or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, including under any federal, state, local or foreign regulation or otherwise, and there are no facts or circumstances known to the Company that would constitute a reasonable basis on which any such proceedings, notices or actions may be instituted, issued or brought hereafter. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.

     SECTION 3.11. Employee Benefit Plans; Labor Matters.

     (a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any severance, consulting or retention agreements, written or otherwise, funded or unfunded, formal or informal and whether or not subject to ERISA, for the benefit of, or relating to, any current or former employee or director of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the

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Company or which is under common control with the Company (an "ERISA Affiliate")
within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"). The Company has delivered or made available to Parent, if applicable, complete and accurate copies of (i) the three (3) most recent annual reports on Form 5500 and related schedules and financial statements filed with the Internal Revenue Service (the "IRS") for each Employee Plan, including any actuarial and auditor reports required to be filed with the annual reports; (ii) the most recent plan documents and related trust documents, adoption agreements, nondiscrimination test reports for the last three (3) years, and all amendments thereto for each Employee Plan currently proposed or final, including, in the case of any Employee Plan not set forth in writing, a written description thereof; (iii) the most recent summary plan description for each Employee Plan;
(iv) the most recent favorable IRS determination letter and antecedent application materials for each Employee Plan; (v) the most recent funding and service agreements and most current insurance policies or contracts with respect to the Employee Plans; (vi) all COBRA forms and related notices, (vii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan and (viii) all written policies, rules, or procedures applicable to employees of the Company and the employment relationship. No person who is not a current or former employee or director of the Company or an ERISA Affiliate, or the surviving spouse, beneficiary, or dependent of such a current or former employee or director is entitled to benefits under any Employee Plan.

     (b) (i) Except as set forth in Section 3.11(b)(i) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has, implies, or represents any liability to provide retiree life insurance, retiree health, or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute;

     (ii) None of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a "multiple employer plan" as such term is defined in Section 4063 or 4064 of ERISA, maintained in connection with any trust described in Section 501(c)(9) of the Code or subject to either Section 412 of the Code or Title IV of ERISA; and no director, officer or employee of the Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Plan;

     (iii) No "prohibited transaction" within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA has occurred for which exemption is not available with respect to any Employee Plan and no penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code has been imposed upon the Company;

     (iv) Each Employee Plan is, and at all times since its establishment been, in compliance in all material respects both with its terms and in operation with the requirements prescribed by all applicable statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any other party to, any of the Employee Plans;

     (v) Each Employee Plan intended to qualify under Section 401(a) of the Code has obtained a currently effective favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is, and at all times since its establishment been, so qualified and no event has occurred and no condition or circumstance has existed or exists which may reasonably be expected to result in the disqualification of such Employee Plan or the imposition of any material liability, penalty or tax under ERISA or the Code;

     (vi) All contributions required to be made to any Employee Plan pursuant to
Section 412 of the Code (without regard to any waivers of such requirements) or the terms of the Employee Plan, have been made on or before their due dates (including any contractual or statutory grace periods). Neither the Company nor any

ERISA Affiliate has incurred material liability under Title IV of ERISA arising in connection with the termination of, or the complete or partial withdrawal within the last six (6) years from, any plan covered or previously covered by Title IV of ERISA;

     (vii) Other than routine claims for benefits, there is no claim pending or to the knowledge of the Company, threatened, involving any Employee Plan by any person against such Employee Plan, the Company, any subsidiary of the Company or any ERISA Affiliate;

     (viii) There is no pending or, to the knowledge of the Company, threatened claim or investigation involving any Employee Plan by the Department of Labor or any other governmental authority except where such claim individually or in the aggregate shall not have or could not reasonably be expected to have a Material Adverse Effect on the Company;

     (ix) Each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms within thirty
(30) days of Closing without liability to the Company or any ERISA Affiliate (other than ordinary administrative expenses); and

     (x) With respect to any Employee Plan which is a "group health plan" as such term is defined in Section 5000(b)(1) of the Code, the Company, each subsidiary of the Company and each ERISA Affiliate has complied in all respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code except where such failure to so comply individually or in the aggregate shall not have or could not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any ERISA Affiliate has contributed to a nonconforming health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate has incurred a tax under Section 5000(a) of the Code that is or could become a liability of the Company.

     (c) Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains or has an obligation to contribute to any Employee Plan which is subject to any laws, regulations, or jurisdiction outside the United States.

     (d) Except as disclosed in Section 3.11(d) of the Company Disclosure Schedule, there has been no amendment to, written interpretation, or announcement (whether or not written) by the Company or any ERISA Affiliate relating to employee participation or coverage under any Employee Plan that would materially increase the expense of maintaining such plan above the level of the expense incurred in respect of such plan for the year ended December 31, 2000.

     (e) Section 3.11(e) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any Stock Options or restricted stock, together with the number of Shares which are subject thereto, the date of grant, the extent to which such Stock Option or restricted stock is vested (or will become vested within six (6) months from the date hereof, or as a result of the completion of the Offer or the Merger, or upon termination of employment following the completion of the Offer or the Merger), the exercise price of such Stock Option, the purchase price of such restricted stock, whether such Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, and the expiration date of such Stock Option. Section 3.11(e) of the Company Disclosure Schedule also sets forth the total number of incentive stock options and nonqualified options. Other than the automatic vesting of Stock Options or restricted stock that may occur without any action on the part of the Company or its officers or directors and except as otherwise expressly contemplated by this Agreement, the Company has not taken any action that would result in any Stock Options that are unvested becoming vested or their terms being extended in connection with or as a result of the execution and delivery of this Agreement or the completion of the transactions contemplated hereby.

     (f) The Company has made available to Parent (i) a schedule listing all officers and members of senior management of the Company including each individual's job title, current salary and target bonus; (ii) copies of all employment agreements with officers and members of senior management of the Company; (ii) copies of all agreements with any former employee of the Company obligating the Company to make annual cash payments in an amount exceeding $50,000; (iii) a schedule listing all officers and members of senior management of the Company who have executed a non-competition agreement with the Company;

(iv) copies (or descriptions) of all current and proposed severance agreements, programs and policies of the Company with or relating to its directors or employees; and (v) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its directors or employees which contain change in control provisions.

     (g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, there shall be no payment, accrual of additional benefits, acceleration of payments, vesting, or term extension of any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (h) There are no actions, claims or investigations pending or, to the knowledge of the Company or any of its subsidiaries, threatened between the Company or any of its subsidiaries and any of their respective employees, which have had or could have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its subsidiaries, nor does the Company have any knowledge of any activities or proceedings of any labor union to organize any such employees. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any employees of the Company or any of its subsidiaries. The Company and its subsidiaries have complied in all material respects with the provisions of the Worker Adjustment and Retraining Notification Act ("WARN") and do not reasonably expect to incur any material liabilities under WARN prior to the completion of the transactions contemplated by this Agreement. The Company and its subsidiaries have complied in all material respects with all applicable laws respecting independent contractor status, employment and employment practices, labor relations, occupational safety and health, plant closings, mass layoffs, non-discrimination obligations, and terms and conditions of employment and wages.

     (i) To the knowledge of the Company, no employee, consultant or agent of the Company or any of its subsidiaries is in violation of any term of any employment contract, confidentiality or non-disclosure agreement or any other contract, agreement, commitment or understanding relating to the relationship of such person with the Company, any of its subsidiaries or affiliates or any other party. To the knowledge of the Company, no stockholder, director, officer, employee or consultant of the Company or any of its subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or any of its subsidiaries or that would interfere with the business of the Company or any of its subsidiaries. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or currently proposed to be conducted will, to the knowledge of Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any such person is now bound. Each person permitted access to confidential or proprietary information of the Company or any of its subsidiaries has executed a legally binding agreement obligating such person to hold confidential such proprietary information.

     SECTION 3.12. Environmental Laws and Regulations. For the purposes of this
Section 3.12, all references to the "Company" shall be deemed to include each of the Company's current and former subsidiaries. Except as set forth in Section
3.12 of the Company Disclosure Schedule:

          (a) All current and prior uses of Company property, or properties formerly owned or operated by the Company, and all operations, activities and conduct of the Company related thereto, fully comply and have at all times fully complied with Environmental Laws (as defined below).

          (b) There has been no disposal, release, or threatened release of Hazardous Materials (as defined below) (whether legal or illegal, accidental or intentional) on, under, in, from or about the Company property, or properties formerly owned or operated by the Company, or otherwise related to the operations, activities, or conduct of the Company, that has subjected or may subject the Company to liability under any Environmental Law.

          (c) No Hazardous Materials have migrated or threatened to migrate from the Company property, or properties formerly owned or operated by the Company, onto, about or beneath any other property, nor have any Hazardous Materials migrated or threatened to migrate from other properties onto, about or beneath the Company property, or properties formerly owned or operated by the Company.

          (d) The Company has not disposed of or arranged for disposal of Hazardous Materials on any third party property that has subjected or may subject the Company to liability under any Environmental Law.

          (e) The Company has not received any notice, demand, letter, claim, request for information, or other communication relating to the Company property or properties formerly owned or operated by the Company, or to the operations, activities, or conduct of the Company, alleging violation of or liability under any Environmental Law and there are no proceedings, actions, orders, decrees, injunctions or other claims, or to the knowledge of the Company, any threatened actions or claims, relating to or otherwise alleging liability under any Environmental Law.

          (f) The Company has not exposed any employee or third party to any Hazardous Material or condition which has subjected or may subject the Company to liability under any Environmental Law.

          (g) No underground storage tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located on the Company property or properties formerly owned or operated by the Company;

          (h) The Company has not assumed by agreement any liability of any person for investigation or remediation of Hazardous Materials, compliance with Environmental Law, release or disposal of Hazardous Materials, or any claim for personal injury or property damage related to or arising under Environmental Law.

          (i) The Company is not required to make any capital or other expenditures to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Entity could take action that would require such capital or other expenditure.

          (j) The Company has made available to Parent copies of all environmental assessments, audits, studies, and other environmental reports in its possession or reasonably available to it relating to the Company or any of its current or former properties or operations.

          (k) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, or treaty; all judicial, administrative, and regulatory orders, judgments, decrees, permits, and authorizations; and common law relating to: (i) the protection, investigation, remediation, or restoration of the environment or natural resources; (ii) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Material; (iii) noise, odor, pollution, contamination, land use, any injury or threat of injury to persons or property; or (iv) the protection of the health and safety of employees or the public.

          (l) "Hazardous Material" means any substance, material, or waste that is: (i) listed, classified or regulated in any concentration pursuant to any Environmental Law; (ii) any petroleum hydrocarbon, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, toxic mold, radioactive materials or radon; or (iii) any other substance, material, or waste which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     SECTION 3.13. Taxes.

     (a) The Company and each of its subsidiaries have accurately prepared in all material respects and timely filed all Tax Returns (as defined below) they are required to have filed. All Tax Returns are true and complete in all material respects.

     (b) All Taxes (as defined below) owed by the Company and its subsidiaries (whether or not shown on any Tax Return) have been paid and the unpaid Taxes of the Company and its subsidiaries do not exceed the reserve for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the consolidated financial statements of the Company.

     (c) No claim has been made in writing by any taxing authority in any jurisdiction where the Company and its subsidiaries do not file Tax Returns that any of them is or may be subject to Tax by that jurisdiction. No current extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested in writing from the Company or any of its subsidiaries.

     (d) Neither the Company nor any of its subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement with any party that is not a member of the Company's affiliated group, within the meaning of
Section 1504(a) of the Code, on the date hereof.

     (e) Neither the Company nor any of its subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than the group the common parent of which is the Company).

     (f) Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

     (g) "Tax" (including "Taxes") means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

     (h) "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

     SECTION 3.14. Leased and Owned Property.

     (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and correct list of all real property owned by the Company or any of its subsidiaries, including the address of the property (the "Owned Real Property"). Except as set forth in Section 3.14 of the Company Disclosure Schedule, the Company or one of its subsidiaries holds good and marketable title to each such parcel of Owned Real Property, free and clear of any Liens.

     (b) Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property leases to which the Company or any of its subsidiaries is a party, including the address of the property, the name and address of the parties, the expiration date of the lease, the monthly rent as of the date hereof, and any additional rent currently payable under each such lease (the "Real Property Leases").

     (c) There is no breach or event of default on the part of the Company or any of its subsidiaries, or to the knowledge of the Company, the landlord with respect to any of the Real Property Leases, and, to the knowledge of the Company, there has been no event that, with the giving of notice or lapse of time, or both, would constitute a breach or event of default by the Company, any of its subsidiaries or landlord under any of the Real Property Leases, except for such breaches and defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Subject to the foregoing, all the Real Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms in all respects. The Company does not have any knowledge of any expenditures which are required or are reasonably likely to be required under the provisions of any Real Property Lease for any purpose other than payment of rent or other charges due under such leases as provided therein.

     (d) There are no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceedings with respect to any of the Owned Real Property or any of the premises leased under any of the Real Property Leases.

     (e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and marketable title to all of their personal properties and assets, free and clear of all Liens except Liens for Taxes not yet due and payable and such Liens, if any, as do not detract from the value of or interfere with the present use of the personal property affected thereby. To the Company's knowledge, all leases pursuant to which the Company or any of its subsidiaries lease from others personal property are in good standing, valid and enforceable in accordance with their respective terms. There is not, under any of such leases, any existing default or event of default by any party thereto (or event which with notice or lapse of time, or both, would constitute a default or event of default), except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 3.15. Intellectual Property; Software.

     (a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Intellectual Property Rights (as defined below) owned, licensed or used by the Company or any of its subsidiaries in the conduct of their businesses, together with a listing of all licenses, franchises, licensing agreements (whether as licensor or licensee) to which the Company or any of its subsidiaries is a party, and any other arrangement with respect to such Intellectual Property Rights. All Intellectual Property Rights owned, licensed or used by the Company or any of its subsidiaries or used or exercised in or necessary to the conduct of the Company's and its subsidiaries' business, are referred to herein, collectively, as the "Intellectual Property Assets."

     (b) Neither the Company nor any of its subsidiaries has, during the three
(3) years preceding the date of this Agreement, been a party to any Proceeding, nor, to the knowledge of the Company and its subsidiaries, is any Proceeding threatened, that involved or is likely to involve a claim of infringement or misappropriation by any person (including any Governmental Entity) of any Intellectual Property Right of such person. No Intellectual Property Asset owned by the Company is subject to any outstanding order, judgment, decree, or stipulation restricting in any material respect the use thereof by the Company or any of its subsidiaries, or restricting in any material respect the licensing thereof by the Company or any person. To the Company's knowledge, the current use and exploitation of the Intellectual Property Assets by the Company and its subsidiaries (including without limitation the licensing or other distribution of Software (as defined below) to third parties by the Company or any of its subsidiaries) does not infringe upon, violate or result in the misappropriation of any Intellectual Property Right of any person.

     (c)(i) The Company or one of its subsidiaries owns all right, title and interest in each of the Marks (as defined below) listed in Section 3.15(a) of the Company Disclosure Schedule (collectively, the "Company Marks"), and the Company and its subsidiaries have not received any notice or claim (whether written or oral) challenging the Company's or the relevant subsidiary's exclusive and complete ownership of any Company Marks or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto;

     (ii) To the knowledge of the Company and its subsidiaries, the Company Marks are legally valid and enforceable and the Company and its subsidiaries have not received any notice or claim (whether written or oral) challenging the validity or enforceability of any Company Marks;

     (iii) To the knowledge of the Company and its subsidiaries, the Company has not taken any action (or failed to take any action), or used or enforced (or failed to use or enforce) any of the material Company Marks in a manner that would result in the abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any of the material Company Marks or any of the Company's rights therein;

     (iv) The Company has taken reasonable steps to protect the Company's rights in and to each of the Company Marks and to prevent the unauthorized use thereof by any other person, in each case in accordance with standard industry practice, and has adequately policed (as determined by the Company in its reasonable discretion) the Company Marks against third party infringement;

     (v) Except as set forth in Section 3.15(c)(v) of the Company Disclosure Schedule, the Company has not granted to any person any right, license or permission to use any of the Company Marks;

     (vi) All maintenance fees, annuities, and the like due on the Company Marks have been timely paid, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

     (vii) No Company Mark has been or is now involved in any opposition or cancellation proceeding and, to the Company's knowledge, no such action is threatened with the respect to any of the Company Marks, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and

     (viii) Neither the Company nor any of its subsidiaries has any Patents.

     (d) The Company has taken all necessary precautions to protect the secrecy of any of its Trade Secrets (as defined below) that derive commercial value from not being generally known to the public. The Company and each of its subsidiaries has the absolute and unrestricted right to use all of its Trade Secrets. Neither the Company nor any of its subsidiaries has received any notice or claim challenging the Company's absolute and unrestricted right to use any of its Trade Secrets or suggesting that any other person has any claim with respect thereto. To the knowledge of the Company and its subsidiaries, none of its Trade Secrets has been, or is alleged to have been, misappropriated from any other person. Except under appropriate confidentiality obligations, there has been no disclosure by the Company of material confidential information or other Trade Secrets that derive commercial value from not being generally known to the public.

     (e) The Company or one of its subsidiaries either owns the entire right, title and interest in, to and under, or has acquired a license to use, any and all Intellectual Property Assets relating to the conduct of their businesses in the manner that such businesses have heretofore been or are presently being conducted or as contemplated to be conducted pursuant to the Company's current business plan, and no other Intellectual Property Rights are necessary for the unimpaired continued operation of such businesses after the Effective Time in all respects in the manner that such businesses have heretofore been or are presently being conducted.

     (f) Section 3.15(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Software (excluding Software that is publicly available in consumer retail stores and subject to "shrink-wrap" agreements). Section 3.15(f) of the Company Disclosure Schedule specifically identifies all Software that is owned exclusively by the Company or any of its subsidiaries (the "Owned Software") and all Software that is used by the Company or any of its subsidiaries in the conduct of their business that is not exclusively owned by the Company or any of its subsidiaries (excluding Software that is available in consumer retail stores and subject to "shrink-wrap" agreements) (the "Licensed Software"). The Company or a subsidiary thereof is the owner of all right, title and interest in and to all Owned Software, including without limitation, all Copyrights (as defined below), Trade Secrets and other Intellectual Property Rights relating thereto, and neither the Company nor any of its subsidiaries has received any notice or claim (whether written, oral or otherwise) challenging the Company's complete and exclusive ownership of all Owned Software and all such Intellectual Property Rights relating thereto or claiming that any other person has any claim of legal or beneficial ownership with respect thereto. The Company has not assigned, licensed, transferred or encumbered any of its rights in or to any Owned Software, including without limitation any Copyrights, Trade Secrets or other Intellectual Property Rights with respect thereto, to any person, excluding any non-exclusive licenses granted to distributors or customers in the ordinary course of business. The Company and its subsidiaries have lawfully acquired the right to use the Licensed Software, as it is used in the conduct of their business as presently conducted, and have not exercised any rights in respect of any Licensed Software, including without limitation any reproduction, distribution or derivative work rights, outside the scope of any license expressly granted by the person from which the right to use such Licensed Software was obtained.

     (g) Section 3.15(g) of the Company Disclosure Schedule contains a complete and accurate specific list of all agreements and arrangements pertaining to the Licensed Software (excluding software that is available in consumer retail stores and subject to "shrink-wrap" agreements) (collectively, "Licensed Software Agreements") and a complete and accurate list of all agreements and arrangements pertaining to any other technology used or practiced by the Company as to which a person other than the Company or any of its subsidiaries owns the applicable Intellectual Property Rights (collectively, "Other Licensed Technology

Agreements" and, together with Licensed Software Agreements, the "Licensed Technology Agreements"). Section 3.15(g) of the Company Disclosure Schedule sets forth a complete and accurate list of all royalty obligations of the Company and its subsidiaries under any Licensed Technology Agreements. All Licensed Technology Agreements are in full force and effect, and neither the Company nor any of its subsidiaries is in breach thereof, nor do they have any knowledge of any claim or information to the contrary. All Licensed Technology Agreements will be maintained by the Company and its subsidiaries in full force and effect through the Effective Time. There are no outstanding, and, to the Company's knowledge, no threatened disputes with respect to any Licensed Technology Agreement. Neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will result in the impairment of any rights under any Licensed Technology Agreement.

     (h) Section 3.15(h) of the Company Disclosure Schedule contains a complete and accurate list of all agreements and arrangements involving the grant by the Company or any subsidiary to any person of any right to distribute, prepare derivative works based on, support or maintain or otherwise commercially exploit any Software, including without limitation any value-added reseller agreements, joint development or marketing agreements or strategic alliance agreements involving any Software (collectively, "Designated Software Agreements"). All Designated Software Agreements are in full force and effect, and neither the Company nor any of its subsidiaries is in material breach thereof, nor do they have any knowledge of any claim or basis for a claim to the contrary. All Designated Software Agreements will be maintained by the Company and its subsidiaries in full force and effect through the Effective Time. There are no outstanding and, to the Company's knowledge, no threatened disputes or disagreements with respect to any Designated Software Agreement. Neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will result in any impairment of rights under any Designated Software Agreement.

     (i) The Company has taken all commercially reasonable action in accordance with industry practice to protect its Intellectual Property Rights in relation to employees, independent contractors and consultants including entering into agreements with such persons that assign to the Company or such subsidiary all of the employee's, contractor's or consultant's rights, including all Intellectual Property Rights, in any Intellectual Property created or developed thereby that is used in connection with, or that relates to, the business of the Company and its subsidiaries. To the knowledge of the Company, no employee of the Company or any subsidiary has entered into any contract or other agreement with any person (other than the Company or the applicable subsidiary) that restricts or limits in any way the scope or type of work in which the employee may be engaged for the Company or such subsidiary or requires the employee to transfer, assign, or disclose information concerning the employee's work with the Company or such subsidiary to any other person.

     (j) "Intellectual Property Rights" means intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) fictional business names, trade names, service names, registered and unregistered trademarks and service marks and logos (including any Internet domain names), and applications therefor (collectively, "Marks"); (ii) patents, patent rights and all applications therefor, including any and all continuation, divisional, continuation-in-part, or reissue patent applications or patents issuing thereon (collectively, "Patents"); (iii) copyrights and all registrations and applications therefor (collectively, "Copyrights"); and (iv) know-how, trade secrets, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists, in each case to the extent not included in the foregoing clauses (i),
(ii) or (iii) ("Trade Secrets," and, collectively with Marks, Patents and Copyrights, "Intellectual Property").

     (k) "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing, in each case developed or licensed by the Company or any of its subsidiaries, or used in or necessary for the conduct of their business, specifically excluding those items prepared for customers in the operation of the Company's and its subsidiaries' business for which the customer contractually has vested title.

     SECTION 3.16. Licenses and Governmental Authorizations. Section 3.16 of the Company Disclosure Schedule contains a true and complete list of all material permits, licenses, variances, exemptions, orders and approvals (the "Company Permits") of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its subsidiaries. The Company has provided Parent with true and complete copies of each Company Permit. The Company and its subsidiaries hold all the Company Permits and are in compliance with the terms of the Company Permits in all material respects. None of the Company or its subsidiaries have been notified by any Governmental Entity that such Governmental Entity intends to cancel, terminate or modify any of such Company Permits. All of such Company Permits are, and as of the Effective Time will be, valid and in full force and effect and the continuing validity and effectiveness of such Company Permits will not be affected by either the completion of the Offer or the Merger.

     SECTION 3.17. Insurance. The Company and its subsidiaries maintain general liability and other business insurance that the Company believes to be prudent for its business. Section 3.17 of the Company Disclosure Schedule lists all insurance policies covering the Company or any of its subsidiaries or employees where the annual premiums are in excess of $50,000.

     SECTION 3.18. Certain Business Practices. None of the Company, any of its subsidiaries or, to the Company's knowledge, any directors, officers, employees or agents of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

     SECTION 3.19. Insider Interests. No stockholder, director or officer of the Company has any fiduciary or other ownership interest in any property, real or personal, tangible or intangible, including without limitation, any Software, Trade Secret or other Intellectual Property Right, used in or pertaining to the business of the Company or any subsidiary.

     SECTION 3.20. Opinion of Financial Advisor. PricewaterhouseCoopers Securities L.L.C. (the "Financial Advisor") has delivered to the Company's Board of Directors its written opinion (the "Fairness Opinion") to the effect that, as of such date, the Merger Consideration is fair to the holders of Shares from a financial point of view, and such Fairness Opinion has been (or promptly will be) delivered by the Financial Advisor to Parent for inclusion and/or summary in the Offer Documents.

     SECTION 3.21. Brokers. No broker, finder or investment banker (other than the Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 3.22. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined below).

     SECTION 3.23. Vote Required. The affirmative vote of the holders of a majority of the Shares will be the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, as such Merger is to be effected under this Agreement.

     SECTION 3.24. Section 203 of the DGCL; Other Takeover Laws. The Company's Board of Directors has taken all actions required to be taken by it so that the restrictions contained in Section 203 of the DGCL applicable to an "interested stockholder" or a "business combination" (as defined in Section 203) and the restrictions contained in any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation of any other jurisdiction applicable to the transactions contemplated hereby, will not apply to the execution, delivery or performance of this Agreement or the completion of the Offer, the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser represent and warrant to the Company as follows:

     SECTION 4.1. Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

     SECTION 4.2. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by each of Parent's and Purchaser's Board of Directors and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid, legal and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

     SECTION 4.3. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, and the HSR Act, and except for certain foreign governmental approvals and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Purchaser of this Agreement or the completion by Parent or Purchaser of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or Purchaser nor the completion by Parent or Purchaser of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws of Parent or Purchaser; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Purchaser is a party or by which either of them or any of their respective properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, or any law, statute, rule or regulation applicable to Parent or Purchaser or any of their respective properties or assets, except for violations, breaches or defaults that will not materially delay or prevent the completion of the transactions contemplated hereby.

     SECTION 4.4. Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the
Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC or disseminated to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Offer Documents and the other documents required to be filed by Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby, will comply as to form, in all material respects, with the requirements of the Securities Act and the Exchange Act and will not, at the time such document is filed with the SEC or disseminated to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.5. Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     SECTION 4.6. Funds. Parent has, or will have, sufficient funds available (through existing credit arrangements or otherwise) to purchase, or to cause Purchaser to purchase, all the Shares pursuant to the Offer and the Merger and to pay all fees, expenses and payments related to the transactions contemplated hereby.

     SECTION 4.7. Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of their respective properties or assets which would reasonably be expected to prevent or materially delay the completion of the transactions contemplated by this Agreement.

                                   ARTICLE 5

                                   COVENANTS

     SECTION 5.1. Conduct of the Company's Business. The Company covenants that, prior to the Effective Time, unless Parent otherwise consents in writing or as otherwise expressly contemplated by this Agreement or as set forth in Schedule 5.1, neither the Company nor any of its subsidiaries will:

          (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of capital stock or any other securities or equity equivalents (including, without limitation, any stock options, restricted stock, stock appreciation rights, deferred stock awards, warrants or other rights to acquire Shares or any other interest in the capital stock or any other equity security of the Company), except for (i) the issuance and sale of Shares pursuant to Stock Options previously granted or (ii) the issuance and sale of securities by a subsidiary of the Company to any entity which is wholly owned by the Company;

          (c) take any action to accelerate the exercisability or vesting of Stock Options (except to the extent that such Stock Options automatically accelerate under their existing terms), permit cash payments to holders of Stock Options with respect to such Stock Options (except as contemplated hereunder), and/or otherwise modify or amend the existing terms of such Stock Options;

          (d) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries, except for the payment of dividends or distributions by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company;

          (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (f) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure or ownership of any subsidiary;

          (g) (i) incur or assume any long-term or short-term debt for money borrowed (including without limitation debt contemplated by the Commitment Letter dated March 14, 2001 from Bank of America Commercial Finance to the Company) or issue any debt securities except for borrowings under existing lines of credit or in connection with existing commercial paper programs in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and except for obligations of subsidiaries of the Company incurred in the ordinary course of business;
     (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Company or customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than currently existing Liens and Liens for Taxes not yet due);

          (h) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not contemplated by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units), except as may be contemplated by this Agreement, a contract or written plan now in effect or by applicable law and except, with respect to non-executive officers of the Company earning less than $100,000 per annum, in the ordinary course of business and consistent with past practice;

          (i) other than the sale of inventory in the ordinary course of business, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $100,000 in the aggregate;

          (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it (other than immaterial changes);

          (k) revalue in any respect any of its assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice or as required by generally accepted accounting principles;

          (l) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement that would be material to the Company and its subsidiaries, taken as a whole; (iii) authorize any new (not within the Company's existing capital expenditure budget) capital expenditure or expenditures which individually is in excess of $50,000; provided that none of the foregoing shall limit any capital expenditure required pursuant to existing customer contracts or pursuant to the Company's existing capital expenditures budget, a copy of which has been provided by the Company to Parent;

          (m) make any Tax election or settle or compromise any income Tax liability, in each case, other than in the ordinary course of business consistent with past practice;

          (n) settle or compromise any pending or threatened suit, action or claim;

          (o) commence any research and/or development project or terminate any research and/or development project that is currently ongoing, in either case except pursuant to the terms of existing contracts or except as contemplated by the Company's project development budget previously provided to Parent;

          (p) subject to Section 5.5 hereof, sell to any person other than Parent, Purchaser or their affiliates more than fifteen percent (15%) of the Shares;

          (q) take any action outside of its ordinary course of business, consistent with past practices; or

          (r) take or agree in writing or otherwise to take any of the actions described in this Section 5.1.

For purposes of giving its consent pursuant to this Section 5.1, Parent hereby designates the two individuals identified on Schedule 5.1 hereto, or such other individuals as Parent may designate in writing from time to time ("Parent's Representatives"). Any requests for consent to any prohibited action under this
Section 5.1
shall be made in writing to one or both of Parent's Representatives (with a copies thereof concurrently furnished in accordance with Section 8.7 hereof), who shall respond promptly in writing. If Parent's Representatives do not respond to any such request within five (5) Business Days after their receipt of such request, consent by Parent shall be deemed to have been given.

     SECTION 5.2. Stockholder Approval; Preparation of Proxy Statement.

     (a) If required by applicable law in order to complete the Merger, the Company (acting through its Board of Directors) shall, as promptly as practicable following the expiration of the Offer and in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purpose of obtaining approval of the Merger and the adoption of this Agreement;

          (ii) (v) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement; (w) obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below); (x) promptly notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the preliminary proxy or information statement or for additional information and furnish Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the preliminary proxy or information statement or the Merger; (y) after consultation with Parent, respond promptly to any comments and requests from the SEC or its staff with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be prepared and disseminated to its stockholders; and (z) seek to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

          (iii) subject to Section 5.5 hereof, include in the Proxy Statement the recommendation of the Company's Board of Directors that the stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

     (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all Shares then owned by Parent, Purchaser or any subsidiary of Parent in favor of the approval of the Merger and the adoption of this Agreement. The Company shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. Parent shall ensure that no material relating to Parent or Purchaser contained in the Proxy Statement, will, at the time the Proxy Statement is filed with the SEC or disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (c) If at any time prior to the Effective Time any event with respect to the Company or any of its subsidiaries should occur which is required to be described in an amendment or supplement to the Proxy Statement, such event shall be so described and the Company shall promptly prepare and file such amendment or supplement with the SEC and, as required by law, disseminate the same to the stockholders of the Company.

     (d) Notwithstanding the foregoing, in the event that Parent, Purchaser or any other subsidiary of Parent acquires at least ninety percent (90%) of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a Special Meeting, in accordance with Section 253 of the DGCL.

     (e) The Company shall ensure that any Proxy Statement will comply as to form, in all material respects, with the requirements of the Securities Act and the Exchange Act and that no material relating to the

Company contained in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or disseminated to its stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 5.3. Access to Information; Confidentiality.

     (a) The Company shall, and shall cause its subsidiaries and its and their respective directors, officers, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Parent and Purchaser reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Parent all financial, operating and other information and data as Parent, through its officers, employees, representatives or agents, may reasonably request upon reasonable notice thereof.

     (b) Except as required by law, each of Parent, Purchaser and the Company shall hold, and shall cause its respective officers, employees, representatives and agents to hold, for a period of five (5) years from the date hereof, in confidence any confidential information and documents furnished to the other party in connection with the transactions contemplated by this Agreement ("Confidential Information"). Parent, Purchaser and the Company shall use the Confidential Information solely for the purpose of the transactions contemplated by this Agreement and shall not use the Confidential Information in any way detrimental to any other party. In the event that either party is requested in any Proceeding to disclose any Confidential Information, such party shall give the other party prompt written notice of such request so that the other party may seek an appropriate protective order. If, in the absence of a protective order, a party is nonetheless compelled to disclose Confidential Information, such party may disclose such Confidential Information; provided, however, that such party shall provide the other party written notice of the information to be disclosed as far in advance of its disclosure as practicable and, upon the request of and at the expense of such other party, such party shall use all commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information. "Confidential Information" does not include information which was or becomes generally available on a non-confidential basis.

     (c) No investigation pursuant to this Section 5.3 or belief contemplated by
Section 5.6(c) will affect, add to, subtract from or otherwise alter any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

     SECTION 5.4. Best Efforts. Subject to the terms and conditions of this Agreement, including, without limitation, Section 5.5 hereof, each of the parties hereto shall use all of their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to complete and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, (a) cooperating in the preparation and filing of the Offer Documents, any filings that may be required under the HSR Act or similar governmental legal requirements, and any amendments to any thereof; (b) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the completion of the transactions contemplated by this Agreement; (c) contesting any legal proceeding, whether judicial or administrative, relating to the Merger, including, without limitation, seeking to have any stay imposed or temporary restraining order entered by any Governmental Entity vacated or reversed; and (d) executing any additional instruments necessary to complete the transactions contemplated hereby, subject in all instances to any required Stockholder Approval. Subject to the terms and conditions of this Agreement, Parent and the Company shall use all of their respective best efforts to cause the Effective Time to occur as soon as practicable after the completion of the Offer. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper directors and officers of each party hereto shall take all such necessary action. Parent shall cause Purchaser to comply with its obligations under this Agreement.

     SECTION 5.5. Inquiries and Negotiations.

     (a) The Company, its subsidiaries and their respective directors, officers, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). Neither the Company nor any of its subsidiaries shall, nor shall the Company authorize or permit any of its or their respective directors, officers, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Purchaser or any designees of Parent and Purchaser) concerning any Third Party Acquisition; provided, however, that (i) nothing herein shall prevent the Company's Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; (ii) if the Company receives an unsolicited proposal for a Third Party Acquisition from a Third Party, nothing herein shall prevent the Company or its representatives from making such inquiries or conducting such discussions as the Company's Board of Directors, after consultation with legal counsel, may deem necessary to inform itself for the purpose of exercising its fiduciary duties, and (iii) if the Company receives an unsolicited proposal for a Third Party Acquisition from a Third Party that the Company's Board of Directors by a majority vote determines in its good faith judgment (after consultation with, and duly considering the advice of, a financial advisor of nationally recognized reputation) is reasonably likely to result in a Superior Proposal, the Company and its representatives may conduct such additional discussions or provide such information as the Company's Board of Directors shall determine, but only if, prior to such provision of information or additional discussion, (A) such Third Party has entered into a confidentiality and standstill agreement substantially similar to Section 5.3 hereof and Section 7 of the Stock Purchase Agreement which agreement contains provisions that expressly permit the Company to comply with the provisions of this Section 5.5; provided, that if the Company enters into a confidentiality agreement without standstill provisions substantially similar to those contained in the Stock Purchase Agreement, then Parent will, to the extent of the difference, be relieved of compliance with the Stock Purchase Agreement's standstill provisions and (B) the Company's Board of Directors determines in its good faith judgment, after consultation with legal counsel, that it is required to do so in order to comply with its fiduciary duties. The Company shall promptly notify the Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition including the terms and conditions thereof and the identity of the party submitting such proposal. The Company shall advise the Parent from time to time of the status and any material developments concerning the same.

     (b) Except as set forth in this Section 5.5(b), the Company's Board of Directors shall not withdraw, change or modify its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing or anything in this Agreement to the contrary, if the Company's Board of Directors determines in its good faith judgment, after consultation with legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Company's Board of Directors may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (as defined below), but in each case only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company's Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within five
(5) Business Days after Parent's receipt of the Notice of Superior Proposal, make an offer which the Company's Board of Directors determines in its good faith judgment (after consultation with, and duly considering the advice of, a financial advisor of nationally recognized reputation) to be as favorable to the Company's stockholders as such Superior Proposal; provided, however, the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal (excluding a confidentiality and standstill agreement pursuant to Section 5.5(a)) unless and until this Agreement is terminated by its terms pursuant to Article 7 and the Company has paid all amounts due to Parent and Purchaser thereunder.

     (c) "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, reorganization, consolidation, share exchange, business combination, purchase of stock or assets or otherwise by any person (which includes a "person" as such term is defined in

Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of all, or a material portion of all, the Company's assets; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares;
(iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than fifteen percent (15%) of the outstanding Shares; or (vi) the acquisition by the Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, annual net income or total assets is equal or greater than fifteen percent (15%) of the annual revenues, annual net income or total assets of the Company.

     (d) "Superior Proposal" means any bona fide Third Party Acquisition proposal which the Company's Board of Directors by a majority vote determines in its good faith judgment (after consultation with, and duly considering the advice of, a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger.

     SECTION 5.6. Notification of Certain Matters, Etc. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, or any director, officer, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

     SECTION 5.7. Indemnification.

     (a) Parent shall provide, until the sixth (6th) anniversary of the Closing Date, the directors and officers of the Company who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance"), including, without limitation, the transactions contemplated by this Agreement, that is no less favorable than the Company's existing policy or, if substantially equivalent coverage is unavailable, the best available coverage; provided, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of one hundred fifty percent (150%) of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (b) After the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of its subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including without limitation reasonable counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of the Company or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's certificate of incorporation, bylaws, indemnification agreements in effect at the date hereof (as disclosed to Parent in the Company Disclosure Schedule), or otherwise as permitted by contracts identified on Schedule 5.7 hereto, including provisions relating to the advancement of expenses incurred in the defense of any action or suit. In the event of any claim (a "Claim") for indemnification by an Indemnified Person hereunder, the Surviving Corporation shall control the defense of such Claim with counsel selected by the Surviving Corporation; provided, however, that the Indemnified Person shall be permitted to participate in the defense of such Claim through counsel reasonably acceptable to the Surviving Corporation and selected by the Indemnified Person, at the Indemnified Person's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving

Corporation and any Indemnified Person or there are additional defenses available to any Indemnified Person, the Indemnified Person shall be permitted to participate in the defense of such Claim with counsel reasonably acceptable to the Surviving Corporation selected by the Indemnified Person, and Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel to the fullest extent permitted by law; provided, however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one (1) counsel for all Indemnified Persons in any single Claim. It is acknowledged that the SEC investigation and related actions against the Company and certain of its current and former directors, officers and employees, as disclosed in the section captioned "Legal Proceedings" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Investigation"), will continue to be treated as separate Claims hereunder and, accordingly, each such person who has been entitled to separate counsel in connection with the Investigation immediately prior to the Effective Time will continue to be entitled to separate counsel in connection with the Investigation after the Effective Time; the Surviving Corporation shall continue to be obligated to pay the reasonable fees and expenses of each such counsel. Without limiting the foregoing, in the event any Indemnified Person participates in the defense of any Claim and the Surviving Corporation is required to pay the reasonable fees and expenses of such Indemnified Party's legal counsel pursuant to the two immediately preceding sentences, then Parent shall cause the Surviving Corporation to periodically advance to such Indemnified Person its reasonable legal and other expenses (including the reasonable costs of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Person of an undertaking to reimburse the amounts so advanced in the event of a final, nonappealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified for such expenses. The Surviving Corporation shall not be liable for any settlement effected without its written consent (including, without limitation, any settlement effected without its written consent in connection with the Investigation), which consent shall not be unreasonably withheld. Each Indemnified Person is intended to be a third party beneficiary of this Section
5.7 and may specifically enforce its terms. This Section 5.7 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation, Bylaws, indemnification agreements in effect at the date hereof (as disclosed to Parent in the Company Disclosure Schedule), or otherwise as permitted by contracts identified on Schedule 5.7 hereto, including provisions relating to the advancement of expenses incurred in the defense of any action or suit.

     (c) In the event that Parent or Purchaser or any of their successors or assigns (i) consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.7, proper provision shall be made so that the successors and assigns of Parent and Purchaser assume the obligations of Parent and Purchaser set forth in this Section 5.7.

     SECTION 5.8. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to the Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     SECTION 5.9. Resignation of Directors and Officers. After the completion of the Offer and to the extent requested by Parent, the Company shall cause each of the directors and officers of the Company and its subsidiaries to tender their resignations effective on or before the Effective Time.

     SECTION 5.10. Public Announcements. Parent, Purchaser and the Company, as the case may be, shall consult with, and obtain the approval of, one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with The Nasdaq Stock Market or as reasonably determined to be prudent upon the good faith exercise of the fiduciary duties of the board of directors of any party hereunder; provided, however, that in any event, the announcing party shall notify the other parties hereto of the material details of any such release or statement at least one (1) Business Day prior to the public announcement thereof.

     SECTION 5.11. ISRA Procedures.

     (a) At is own cost and expense, the Company shall comply with all obligations pursuant to ISRA (as defined below) resulting from the transactions contemplated by this Agreement. At the Company's option, the Company may seek a determination from NJDEP that compliance with ISRA is not required by reason of the transactions contemplated by this Agreement in the form of an application for a letter of ISRA nonapplicability (an "LNA") for each facility or place of business in New Jersey owned or operated by the Company. If NJDEP approves an LNA for any site, the LNA shall fulfill the Company's obligations under this
Section 5.11 for such site (each, a "Site"). The Company shall (i) provide Parent and Purchaser with drafts of all submissions to NJDEP regarding ISRA exemption or compliance, at least three (3) Business Days in advance of submission to NJDEP, for review and approval by Parent and Purchaser (which approval will not be unreasonably withheld); (ii) provide notice to Parent and Purchaser of any meetings with NJDEP concerning ISRA compliance at least three
(3) Business Days in advance of such meetings; and (iii) permit Parent and Purchaser to attend any such meetings. Except to the extent already in place prior to the date hereof or required of the Company under its settlement agreement, dated February 21, 2001, with the Okonite Company (as disclosed to Parent in the Company Disclosure Schedule), the Company shall not request any NJDEP ISRA approvals based upon the use of Engineering Controls, Deed Notices, Classification Exception Areas (as such terms are defined under ISRA), or other non-residential remediation standards without the prior written approval of Parent and Purchaser (which approval will not be unreasonably withheld).

     (b) "ISRA" means, collectively, New Jersey's Industrial Site Recovery Act (N.J.S.A. sec.13:1K-6, et seq.) and the Brownfield and Contaminated Site Remediation Act (formerly known as the Hazardous Discharge Site Remediation Act, N.J.S.A. sec.58:10B-1, et seq.), both as amended, and all applicable regulations, orders or directives adopted thereunder or pertaining thereto.

     (c) "NJDEP" means the New Jersey Department of Environmental Protection and its successors.

     SECTION 5.12. Employee Benefits. For a period of not less than two (2) years following the Effective Time, the Surviving Corporation shall provide to current and former employees of the Company employee benefits that are, in the aggregate, not less favorable than those provided to such employees immediately before the Effective Time. The foregoing will not be interpreted to prevent (i) the amendment or termination of any particular Employee Plan or employment agreement to the extent permitted by, and in accordance with, its terms, as in effect immediately before the Effective Time and as described in the Company Disclosure Schedule or the SEC Reports or (ii) the termination of employment or the reduction of, or other change in, the compensation or employee benefits of any individual employee of the Company.

                                   ARTICLE 6

                            CONDITIONS TO THE MERGER

     SECTION 6.1. Conditions to the Obligations of the Parties. The respective obligations of each party to complete the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) this Agreement has been duly approved and adopted by the holders of the outstanding Shares, if required, in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company; provided, that Parent and Purchaser shall vote, or cause to be voted, all Shares then owned or controlled by them in favor of the Merger;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction has been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains or enjoins the completion of the Merger; provided that the party invoking this condition has complied with its obligations under Section 5.4 hereof;

          (c) any waiting period applicable to the Merger under the HSR Act has terminated or expired and, to the extent required, the Commission of the European Union has approved the Merger under Regulation (EEC) No. 4064/89 of the Council of the European Union, or such approval shall have been deemed granted;

          (d) any applicable approval under ISRA has been obtained by the Company from NJDEP in accordance with Section 5.11; and

          (e) Purchaser has accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE 7

                          TERMINATION AND ABANDONMENT

     SECTION 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the purchase of Shares pursuant to the
Offer:

          (a) by mutual written consent of Parent, Purchaser and the Company;

          (b) by Parent and Purchaser or by the Company, if

             (i) any court of competent jurisdiction in the United States or other Governmental Entity in the United States or other jurisdiction where the Company has material assets or operations has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; or

             (ii) the purchase of Shares pursuant to the Offer has not been completed on or prior to the date three (3) months from the date hereof; provided, however, that the passage of the period referred to in this clause (ii) shall be tolled during (A) the period during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the Offer or the Merger, but not more than an additional three (3) months or (B) any additional waiting period under the HSR Act resulting from a second request; provided, further, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement has been the reason that the purchase of Shares pursuant to the Offer has not occurred on or before said date;

        (c) by the Company's Board of Directors, if:

             (i) (A) the Company's Board of Directors has entered into or publicly announced its intention to enter into an agreement or an agreement in principle with respect to a Superior Proposal, in strict compliance with Section 5.5 hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c)(i)(A) shall not be available if (1) the Company has breached any obligation under
        Section 5.5 hereof; (2) prior to or concurrently with any purported termination under this Section 7.1(c), the Company has failed to pay any fee that it is required to pay pursuant to Section 7.3; or (3) the Company has failed to provide Parent and Purchaser with at least five
        (5) Business Days' prior written notice of its intention to terminate this Agreement; or

             (B) any representation or warranty made by Parent or Purchaser in this Agreement is not true and correct in all material respects when made and has resulted in, or is reasonably likely to result in, the failure to satisfy any of the conditions to the Offer set forth in Annex I hereto, or Parent or Purchaser has failed to observe or perform in any material respect any of its material obligations under this Agreement; provided, that prior to exercising such right of termination pursuant to this Section 7.1(c)(i)(B), the Company has provided prompt written notice to Parent of such misrepresentation, breach of warranty or failure to observe or perform; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i)(B) if the condition resulting in such misrepresentation, breach of warranty or failure to observe or perform is cured (1) in the event such notice is delivered on or prior to the fourth (4th) Business Day prior to the then-scheduled Expiration Date, not later than the earlier of (y) such Expiration Date and (z) ten (10) Business Days following delivery of such notice and (2) in the event such notice is delivered on or after the third (3rd) Business Day prior to the then-scheduled Expiration Date, not later than three (3) Business Days following such delivery (it being agreed that, in such event, the Offer shall be extended as necessary at least until the end of such cure period); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c)(i)(B) shall not be available if the Company is in material breach of any of its obligations hereunder; or

             (ii) if Parent or Purchaser has terminated the Offer, or the Offer has expired without Parent or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) shall not be available if the Company is in material breach of any of its obligations hereunder; or

             (iii) if Parent or Purchaser has failed to commence the Offer on or prior to ten (10) Business Days following the date of the initial public announcement of the Offer or has failed to pay for the Shares in accordance with the terms of the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) shall not be available if the Company is in material breach of any of its obligations hereunder.

          (d) by Parent and Purchaser, if neither Parent nor Purchaser is in material breach of any of their respective obligations hereunder and:

             (i) an event has occurred or failed to occur, which event if occurring or failing to occur after the commencement of the Offer would result in a failure to satisfy any of the conditions to the Offer set forth in Annex I hereto, and Parent or Purchaser fails to commence the Offer on or prior to ten (10) Business Days following the date of the initial public announcement of the Offer;

             (ii) (A) (1) the Company's Board of Directors has withdrawn, modified or changed in any manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, or (2) has recommended any proposal for a Third Party Acquisition or has executed, or has announced its intention to enter into, an agreement in principle or definitive agreement relating to any Third Party Acquisition with any Third Party (or the Company's Board of Directors resolves to do any of the foregoing);

             (B) any Third Party has become, after the date hereof, the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the outstanding Shares; or

             (C) any representation or warranty made by the Company in this Agreement is not true and correct when made and has resulted in, or is reasonably likely to result in, a Material Adverse Effect on the Company or the failure to satisfy any of the conditions to the Offer set forth in Annex I hereto, or the Company has failed to observe or perform in any material respect any of its material obligations under this Agreement; provided, that prior to exercising such right of termination pursuant to this Section 7.1(d)(ii)(C), Parent and Purchaser have provided prompt written notice to the Company of such misrepresentation, breach of warranty or failure to observe or perform; provided, further, that neither Parent nor Purchaser shall have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii)(C) if the condition resulting in such misrepresentation, breach of warranty or failure to observe or perform is cured (1) in the event such notice is delivered on or prior to the fourth (4th) Business Day prior to the then-scheduled Expiration Date, not later than the earlier of (y) such Expiration Date and (z) ten (10) Business Days following delivery of such notice and (2) in the event such notice is delivered on or after the third (3rd) Business Day prior to the then-scheduled Expiration Date, not later than three (3) Business Days following such delivery (it being agreed that, in such event, the Offer shall be extended as necessary at least until the end of such cure period).

     SECTION 7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of Sections 5.3(b), 7.2 and 7.3 hereof. Nothing contained in this Section 7.2 will relieve any party from liability for any breach of its covenants, agreements or obligations set forth in this Agreement.

     SECTION 7.3. Fees and Expenses.

     (a) In the event that this Agreement is terminated pursuant to:

          (i) Sections 7.1(c)(i)(A), (d)(ii)(A) or (d)(ii)(B);

          (ii) Section 7.1(d)(ii)(C) and within twelve (12) months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party (or any affiliate thereof) (A) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition; (B) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition; or (C) who had submitted a proposal for a Third Party Acquisition, in the case of each of clauses (A), (B) and (C), after the date hereof and prior to such termination; or

          (iii) Section 7.1(b)(ii) at a time when (A) the Minimum Condition is not satisfied; (B) there shall be outstanding a publicly announced offer by a Third Party to complete a Third Party Acquisition; and (C) no other condition to the Offer is unsatisfied, and within twelve (12) months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs, in either case involving the Third Party referred to above;

then Parent and Purchaser would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Purchaser for such damages the Company shall pay to Parent the amount of $4,000,000.00 as liquidated damages within five (5) Business Days (or such lesser time as may be specified herein) following (x) such termination referred to in Section 7.3(a)(i) or (y) the entering into of the agreement for a Third Party Acquisition or the occurrence of the Third Party Acquisition which triggers the obligation to make the payment pursuant to Section 7.3(a)(ii) or
(iii). Each of the parties hereto acknowledges that the amount to be paid pursuant to this Section 7.3(a) represents liquidated damages and not a penalty.

     (b) In addition, if the Company terminates this Agreement pursuant to
Section 7.1(c)(i)(A) or if Parent terminates this Agreement pursuant to Section 7.1(d)(ii), the Company shall reimburse Parent, Purchaser and their affiliates (not later than five (5) Business Days after submission to the Company of written statements therefor) for all out-of-pocket fees and expenses actually incurred by any of them in connection with the Offer and the Merger and the completion of the transactions contemplated hereby (including, without limitation, fees and costs payable to investment bankers and their legal counsel and to legal counsel, accountants and financial printers engaged by Parent, Purchaser or their affiliates); provided, however, that the Company will not be liable hereunder for any fees and expenses in excess of $2,000,000.00; provided further that in no event shall the amounts paid pursuant to this Section 7.3(b) and the amounts paid pursuant to Section 7.3(a) exceed an aggregate of $5,000,000.00.

     (c) Except as specifically provided in this Section 7.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE 8

                                 MISCELLANEOUS

     SECTION 8.1. Amendment. This Agreement may be amended by action taken by the Company, Parent and Purchaser at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement, including the Company Disclosure Schedule and the other attachments hereto, may be amended only by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.2. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto; or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

     SECTION 8.3. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the earlier of the Effective Time or a termination of this Agreement. This Section 8.3 shall not limit any covenant or agreement of the parties hereto that by its terms requires performance after the Effective Time.

     SECTION 8.4. Entire Agreement. This Agreement, including the Company Disclosure Schedule and the other attachments hereto, and the Confidentiality Agreement referred to in Section 5.3(b) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof.

     SECTION 8.5. Binding Effect; Assignability. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment will relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 8.6. Validity. This Agreement will be severable, and the invalidity or unenforceability of any term or provision hereof will not affect the validity or enforceability of this Agreement or of any other term or provision hereof, so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Furthermore, in lieu of any invalid or unenforceable term or provision, the parties hereto intend that there be added as a part of this Agreement a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

     SECTION 8.7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by delivery via a nationally-recognized overnight delivery service to each other party as follows:

        if to Parent or Purchaser:        Church & Dwight Co., Inc.
                                          409 N. Harrison Street
                                          Princeton, New Jersey 08543
                                          Attention: Robert A. Davies III
                                          Facsimile: (609) 497-7177

             with a copy to:              Gibson, Dunn & Crutcher LLP
                                          4 Park Plaza
                                          Irvine, California 92614
                                          Attention: Ronald S. Beard, Esq.
                                          Facsimile: (949) 451-4220

        if to the Company to:             USA Detergents, Inc.
                                          1735 Jersey Avenue
                                          North Brunswick, New Jersey 08902
                                          Attention: Uri Evan
                                          Facsimile: (732) 246-7733

             with a copy to:              Fulbright & Jaworski L.L.P.
                                          666 Fifth Avenue
                                          New York, New York 10103
                                          Attention: Sheldon G. Nussbaum, Esq.
                                          Facsimile: (212) 318-3400

or to such other address or facsimile as the person to whom notice is given may hereinafter furnish to the others in writing in the manner set forth above.

     SECTION 8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     SECTION 8.9. Construction. The captions and titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted. The phrase "made available" in this Agreement means that the information referred to has been made available if requested by the party to whom such information is to be made available. No disclosure made on any schedule hereto will be deemed to be an admission or representation as to the relative materiality of the item so disclosed.

     SECTION 8.10. Certain Definitions.

     (a) "Affiliate" means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person.

     (b) "Business Day" means any day other than a day on which the New York Stock Exchange is closed.

     (c) "Capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.

     (d) "Knowledge" or "known" means, with respect to any matter in question, the knowledge that is actually, or should reasonably be, known by an executive officer of the Company, Parent or their respective subsidiaries, as the case may be.

     (e) "Material Adverse Effect" means, with respect to any party, any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that (i) is materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of such party and its subsidiaries, taken as whole or
(ii) impairs the ability of such party to complete the transactions contemplated hereby; provided, however, that none of the following shall be deemed, in of themselves, to constitute a Material Adverse Effect: (v) any change in the market price or trading volume of the capital stock of such party after the date hereof; (w) changes, events or occurrences in the United States securities markets which are not specific to such party or its subsidiaries; (x) any adverse changes, events, developments or effects arising from or relating to general business or economic conditions which are not specific to such party or its subsidiaries; (y) any failure by such party or its subsidiaries to meet internal forecasts or projections or published revenue or earnings predictions for any period ending (or for which revenue or earnings are released) on or after the date hereof; or (z) any adverse change, event, development or effect arising from or relating to any change in United States generally accepted accounting principles.

     (f) "Subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.11. Obligation of Parent. Whenever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action.

     SECTION 8.12. Specific Performance. The parties hereto acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement by either party or its directors, officers, employees, agents or affiliated companies, and that, in addition to all other remedies, any non-breaching party hereunder will be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach. The parties hereto shall waive, and cause its directors, officers, employees, agents and affiliated companies to waive, any requirements for the securing or posting of bond in connection with such remedy.

     SECTION 8.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument. Signatures transmitted electronically or by facsimile will be deemed original signatures; provided that the party delivering such electronic or facsimile signature shall deliver to the other an original signature page as soon thereafter as practicable.

 [The remainder of this page has been intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                          PARENT:

                                          Church & Dwight Co., Inc.,
                                          a Delaware corporation

                                          By: /s/ ROBERT A. DAVIES, III
                                            ------------------------------------

                                          Name: Robert A. Davies, III

                                          Title: Chairman and Chief Executive
                                                 Officer

                                          PURCHASER:

                                          US Acquisition Corp.,
                                          a Delaware corporation

                                          By: /s/ ROBERT A. DAVIES, III
                                            ------------------------------------

                                          Name: Robert A. Davies, III

                                          Title: Chairman and Chief Executive
                                                 Officer

                                          THE COMPANY:

                                          USA Detergents, Inc.,
                                          a Delaware corporation

                                          By: /s/ URI EVAN
                                            ------------------------------------

                                          Name: Uri Evan

                                          Title: Chairman and Chief Executive
                                                 Officer

                                    ANNEX I

                            CONDITIONS OF THE OFFER

     The capitalized terms used in this Annex I but not otherwise defined herein have the meanings ascribed to them in the Agreement and Plan of Merger (the "Agreement") to which this Annex I is attached.

     Notwithstanding any other provision of the Offer or the Agreement, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer (subject to the provisions of this Agreement), and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered shares after termination of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, if (i) the Minimum Condition has not been satisfied; (ii) any applicable waiting period under the HSR Act or similar statutes or regulations of foreign jurisdictions has not expired or terminated;
(iii) any applicable approval under ISRA has not been obtained by the Company from NJDEP in accordance with Section 5.11 of the Agreement; or (iv) at any time after the date of this Agreement and before the Expiration Date, any of the following events have occurred and are continuing:

          (a) There has been instituted or pending any action, suit or proceeding, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other Governmental Entity which directly or indirectly (i) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the completion of the Offer, the Merger or the other transactions contemplated by the Agreement, (ii) renders Purchaser unable to accept for payment, pay for or purchase some or all of the Shares or (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; or

          (b) (i) The representations and warranties of the Company contained in the Agreement are not true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company) at the date hereof and as of the completion of the Offer with the same effect as if made at and as of the completion of the Offer (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification); or

          (ii) The Company has failed to perform, in any material respect, its covenants and obligations contained in the Agreement, which failure to perform has not been cured within the earlier of (A) ten (10) Business Days after Parent or Purchaser gives written notice thereof to the Company or
     (B) the Expiration Date (or such later date upon which the Offer shall expire in accordance with Section 1.1(b) of the Agreement); or

          (iii) There has occurred since the date of the Agreement any events or changes which constitute a Material Adverse Effect on the Company; or

          (c) All other necessary consents and approvals from Governmental Entities have not been obtained on terms and conditions reasonably satisfactory to Parent;

which, with respect to any of the foregoing clauses (a), (b) or (c), in the good faith judgment of Parent or Purchaser, and regardless of the circumstances giving rise to such conditions, and provided that Parent and Purchaser have performed all of their respective obligations, if any, under the Agreement which relate to such condition, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares; or

          (d) (i) A tender offer or exchange offer for fifteen percent (15%) or more of the outstanding Shares is commenced, and the Company's Board of Directors, within ten (10) Business Days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; or

          (ii) Any Third Party has entered into a definitive agreement or agreement in principle with the Company with respect to a Third Party Acquisition; or

          (e) The Company's Board of Directors has withdrawn, or modified or changed in a manner adverse to Parent and Purchaser (including by amendment of the Schedule 14D-9), its recommendation of this Agreement, the Offer or the Merger, or recommended another proposal or offer, or the Company's Board of Directors has resolved to do any of the foregoing; or

          (f) This Agreement has been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If the Offer is terminated pursuant to any of the foregoing provisions, Parent and Purchaser shall cause all tendered Shares shall be returned by the Exchange Agent to the tendering stockholders.

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of April 10, 2001 (the "Amendment No. 1"), is entered into by and among CHURCH & DWIGHT CO., INC., a Delaware corporation ("Parent"), US ACQUISITION CORP., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Parent, and USA DETERGENTS, INC., a Delaware corporation (the "Company"), with respect to that certain Agreement and Plan of Merger, dated as of March 30, 2001 (the "Agreement"), by and among Parent, Purchaser and the Company.

     NOW, THEREFORE, the Company, Parent and Purchaser hereby agree to amend the first sentence of Section 1.1(b) of the Agreement in its entirety as follows:

          (b) The Offer will initially be scheduled to expire twenty-five (25) Business Days following the commencement thereof (the initial "Expiration Date," and any expiration date established pursuant to an authorized extension of the Offer, as so extended, also an "Expiration Date").

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first written above.

                                          PARENT:

                                          Church & Dwight Co., Inc.
                                          a Delaware corporation

                                          By: /s/ ROBERT A. DAVIES, III
                                            ------------------------------------
                                          Name: Robert A. Davies, III
                                          Title: Chairman and Chief Executive
                                                 Officer

                                          PURCHASER:

                                          US Acquisition Corp.,
                                          a Delaware corporation

                                          By: /s/ ROBERT A. DAVIES, III
                                            ------------------------------------
                                          Name: Robert A. Davies, III
                                          Title: Chairman and Chief Executive
                                                 Officer

                                          THE COMPANY:

                                          USA Detergents, Inc.,
                                          a Delaware corporation

                                          By: /s/ URI EVAN
                                            ------------------------------------
                                          Name: Uri Evan
                                          Title: Chairman and Chief Executive
                                                 Officer

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                          MELLON INVESTOR SERVICES LLC

             By Mail:                       By Hand:               By Overnight Delivery:

    Reorganization Department            Reorganization           Reorganization Department
                                           Department
          P.O. Box 3301             120 Broadway, 13th Floor         85 Challenger Road
South Hackensack, New Jersey 07606  New York, New York 10271         Mail Stop -- Reorg
                                                              Ridgefield Park, New Jersey 07660

          By Facsimile Transmission:                 Confirmation Receipt of Facsimile
       (For Eligible Institutions Only)                      by Telephone Only:

                (201) 296-4293                                 (201) 296-4860

     Questions and requests for information may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                         New York, New York 10005-4495
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 628-8528